Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

RESACA EXPLOITATION, INC.

RESACA ACQUISITION SUB, INC.

and

CANO PETROLEUM, INC.

Dated September 29, 2009

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time of the Merger	1
1.3	Tax Treatment	2

ARTICLE II THE SURVIVING CORPORATION		2
2.1	Certificate of Incorporation	2
2.2	Bylaws	2
2.3	Directors and Officers	2

ARTICLE III CONVERSION OF SHARES		2
3.1	Conversion of Capital Stock	2
3.2	Stock Options; Restricted Stock	4
3.3	Surrender and Payment	5
3.4	No Fractional Shares	7
3.5	Target Dissenting Shares	7
3.6	Closing	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGET		8
4.1	Organization and Qualification	8
4.2	Capitalization	10
4.3	Authority	11
4.4	Consents and Approvals; No Violation	11
4.5	Target SEC Reports	12
4.6	Financial Statements	13
4.7	Absence of Undisclosed Liabilities; Liabilities as of Year End	13
4.8	Absence of Certain Changes	14
4.9	Taxes	14
4.10	Litigation	15
4.11	Employee Benefit Plans; ERISA	16
4.12	Environmental Liability	22
4.13	Compliance with Applicable Laws	23
4.14	Insurance	24
4.15	Labor Matters; Employees	24
4.16	Reserve Reports	26
4.17	Permits	26
4.18	Material Contracts	27
4.19	Required Stockholder Vote	28
4.20	Proxy/Prospectus; Registration Statement	28
4.21	Intellectual Property	28
4.22	Hedging	29
4.23	Brokers	29
4.24	Tax-Free Reorganization	29
4.25	Fairness Opinion	29
4.26	Takeover Laws	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29
5.1	Organization and Qualification	30
5.2	Capitalization	31
5.3	Authority	32
5.4	Consents and Approvals; No Violation	33
5.5	Parent AIM Reports	34
5.6	Parent Financial Statements	34
5.7	Absence of Undisclosed Liabilities	35
5.8	Absence of Certain Changes	35
5.9	Taxes	35
5.10	Litigation	37
5.11	Employee Benefit Plans; ERISA	37
5.12	Environmental Liability	43
5.13	Compliance with Applicable Laws	44
5.14	Insurance	44
5.15	Labor Matters; Employees	44
5.16	Reserve Reports	46
5.17	Permits	46
5.18	Material Contracts	46
5.19	Required Stockholder Vote	47
5.20	Proxy/Prospectus; Registration Statement	47
5.21	Intellectual Property	48
5.22	Hedging	48
5.23	Brokers	48
5.24	Tax Matters	48
5.25	Takeover Laws	48

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER		49
6.1	Conduct of Business by Target Pending the Merger	49
6.2	Conduct of Business by Parent Pending the Merger	52

ARTICLE VII ADDITIONAL AGREEMENTS		53
7.1	Access and Information	53
7.2	Target Acquisition Proposals	55
7.3	Parent Acquisition Proposals	59
7.4	Directors’ and Officers’ Indemnification and Insurance	63
7.5	Further Assurances	66
7.6	Expenses	66
7.7	Cooperation	66
7.8	Publicity	66
7.9	Additional Actions	67
7.10	Filings	67
7.11	Consents	67
7.12	Certain Parent Board Approvals	67
7.13	Parent Board of Directors	67
7.14	Stockholders’ Meetings	68

7.15	Preparation of the Proxy/Prospectus and Registration Statement	68
7.16	Stock Exchange Listing	70
7.17	Employee Matters	70
7.18	Notice of Certain Events	72
7.19	Site Inspections	72
7.20	Affiliate Agreements; Tax Treatment	73
7.21	Stockholder Litigation	73
7.22	Parent Restructure	73

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		73
8.1	Conditions to the Obligation of Each Party	73
8.2	Conditions to the Obligations of Parent	74
8.3	Conditions to the Obligations of Target	75

ARTICLE IX SURVIVAL		76
9.1	Survival of Representations and Warranties	76
9.2	Survival of Covenants and Agreements	76

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		76
10.1	Termination	76
10.2	Effect of Termination	79
10.3	Termination Fees	79

ARTICLE XI MISCELLANEOUS		82
11.1	Notices	82
11.2	Severability	83
11.3	Assignment	83
11.4	Interpretation	84
11.5	Counterparts	84
11.6	Entire Agreement	84
11.7	Governing Law	84
11.8	Submission to Jurisdiction	84
11.9	Attorneys’ Fees	84
11.10	No Third Party Beneficiaries	84
11.11	Disclosure Schedules	84
11.12	Amendments and Supplements	85
11.13	Extensions, Waivers, Etc.	85
11.14	Specific Performance	85

INDEX OF DEFINED TERMS

Term	Section
Administaff Agreement	4.11(a)
Administaff Plans	4.11(b)
Affiliated Group	4.24
Agreement	Preamble
AIM	3.4
AIM Rules	5.5(b)
Ancillary Agreements	4.3
Assessment	7.19
Audit	4.9(f)
Average Closing Price	3.4
Book-Entry Shares	3.3(a)
Business Day	3.3(b)
Business Employees	7.17(b)
Closing	3.6
Closing Date	3.6
COBRA	4.11(g)
Code	Preamble
Common Conversion Consideration	3.1(b)
Confidentiality Agreement	7.1
Corporate Records	4.1(b)
Customary Post-Closing Consents	4.4(b)
D&O Insurance	7.4(a)(ii)
DGCL	1.1
Director Nominees	7.13(a)
Effective Time	1.2
Enforceability Exception	4.3
Environmental Laws	4.12(a)
ERISA	4.11(b)
Exchange Act	4.4(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)
Expenses	7.6(b)
Foreign Plan	4.11(k)
GAAP	4.6
Governmental Authority	3.3(c)
Hazardous Substances	4.12(b)
Hein	7.15(b)
HSR Act	4.4(b)
Hydrocarbons	4.16(a)
Inspected Party	7.19
Inspecting Party	7.19
Intellectual Property	4.21
Knowledge of Parent	5.2(c)
Knowledge of Target	4.2(c)
Liens	4.2(b)
Merger	Preamble
Merger Consideration	3.1(b)
Merger Sub	Preamble
Nomad	5.2(c)
Oil and Gas Interests	4.16(a)
Parent	Preamble
Parent Acquisition Agreement	7.3(c)(iii)
Parent Acquisition Proposal	7.3(b)(i)
Parent Acquisition Proposal Recommendation	7.3(c)(ii)
Parent Adverse Recommendation Change	7.3(c)(i)
Parent AIM Reports	5.11(a)
Parent Benefit Plans	5.11(a)
Parent Breach	10.1(c)
Parent Common Shares	3.1(b)
Parent Disclosure Schedule	5.1(a)
Parent Employees	5.11(a)
Parent Engagement Letters	5.23
Parent ERISA Affiliate	5.11(a)
Parent Indemnified Liabilities	7.4(b)(i)
Parent Indemnified Party	7.4(b)(i)
Parent Material Adverse Effect	5.1(f)
Parent Material Contracts	5.18(a)
Parent Meeting	7.14(b)
Parent Options	5.11(a)
Parent Parties	Preamble
Parent Preferred Shares	5.11(a)
Parent Reserve Report	5.16(a)
Parent Revised Offer	7.2(e)(ii)
Parent Restricted Shares	3.2(d)
Parent Series A Shares	5.2(a)
Parent Stockholders’ Approval	5.19
Parent Superior Proposal	7.3(b)(ii)
Parent Takeover	10.3(b)(i)
Parent Termination Fee	10.3(a)(iii)
Parties	Preamble
Party	Preamble
PBGC	4.11(e)(v)
PBCs	4.12(e)
Permits	4.17
Person	3.3(c)
Post-Closing Plans	7.17(c)
Pre-Closing Plans	7.17(d)
Preferred Conversion Consideration	3.1(d)
Proceeding	7.4(a)(i)
Proxy/Prospectus	4.20
Readmission Document	7.15(a)
Registration Statement	4.20
Sarbanes-Oxley Act	4.5(b)
SEC	4.5(a)
Securities Act	4.4(b)
Series D Certificate	4.19
Series D CD Amendment	4.19
Series D Stock	3.1(d)
Stock Certificates	3.3(a)
Subsidiary	4.1(f)

v

Term	Section
Surviving Corporation	1.1
Target	Preamble
Target Acquisition Agreement	7.2(c)(iii)
Target Acquisition Proposal	7.2(b)(i)
Target Acquisition Proposal Recommendation	7.2(c)(ii)
Target Adverse Recommendation Change	7.2(c)(i)
Target Benefit Plans	4.11(b)
Target Breach	10.1(d)
Target Common Shares	3.1(a)
Target Disclosure Schedule	4.1(a)
Target Dissenting Shareholders	3.5
Target Dissenting Shares	3.5
Target Employees	7.17(a)
Target Engagement Letters	4.23
Target ERISA Affiliate	4.11(b)
Target Financial Statements	4.6
Target Indemnified Liabilities	7.4(a)(i)
Target Indemnified Party	7.4(a)(i)
Target Material Adverse Effect	4.1(f)
Target Material Contracts	4.18(a)
Target Meeting	7.14(a)
Target Option	3.2(a)
Target Permits	4.12(d)
Target Preferred Shares	4.2(a)
Target Reserve Report	4.16(a)
Target Restricted Shares	3.2(b)
Target Revised Offer	7.3(e)(ii)
Target SEC Reports	4.5(a)
Target Shares	4.2(a)
Target Stockholders’ Approval	4.19
Target Stock Plans	3.2(a)
Target Superior Proposal	7.2(b)(ii)
Target Takeover	10.3(a)(ii)
Target Termination Fee	10.3(a)(i)
Tax Authority	4.9(f)
Tax Returns	4.9(f)
Taxes	4.9(f)
TBOC	7.4(b)(i)
Termination Date	10.1(b)
Transactions	3.6
UHY	7.15(c)
WARN Act	4.15(b)

EXHIBITS

Certificate of Incorporation of Surviving Corporation	Exhibit 2.1
Bylaws of Surviving Corporation	Exhibit 2.2
Directors and Officers of Surviving Corporation	Exhibit 2.3
Form of Orderly Marketing Deed	Exhibit 3.2(b)
Certificate of Designations of Parent Series A Shares	Exhibit 5.2
Form of Target Tax Certificate	Exhibit 8.2(c)
Form of Separation Agreement	Exhibit 8.2(h)(i)
Form of Parent Tax Certificate	Exhibit 8.3(c)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated September 29, 2009, by and among Resaca Exploitation, Inc., a Texas corporation (“Parent”), Resaca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and, together with Parent, the “Parent Parties”), and Cano Petroleum, Inc., a Delaware corporation (“Target”).  Parent, Merger Sub and Target are each a “party” and together are “parties” to this Agreement.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Target deem it advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into Target (the “Merger”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1                      The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall merge with and into Target, and the separate corporate existence of Merger Sub shall thereupon cease and Target shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).  The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Merger Sub.

1.2                      Effective Time of the Merger.  The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger.  The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.6.

1.3                      Tax Treatment.  It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

ARTICLE II

THE SURVIVING CORPORATION

2.1                      Certificate of Incorporation.  The Certificate of Incorporation of Target in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in the form attached hereto as Exhibit 2.1, which shall be annexed to the Certificate of Merger at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware, until thereafter amended in accordance with the terms thereof and the DGCL.

2.2                      Bylaws.  The Bylaws of Target as in effect immediately prior to the Effective Time shall be amended to read in their entirety as set forth in the form attached hereto as Exhibit 2.2, until thereafter amended in accordance with their terms and as provided by the Surviving Corporation’s Certificate of Incorporation and such Bylaws and the DGCL.

2.3                      Directors and Officers.  At and after the Effective Time, the individuals listed on Exhibit 2.3 shall be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws and the DGCL.  This Section 2.3 shall not alter Parent’s obligations under Section 7.13.

ARTICLE III

CONVERSION OF SHARES

3.1                      Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a)           All shares of Common Stock of Target, par value $0.0001 per share (“Target Common Shares”), that are held by Target as treasury shares shall be canceled and cease to be outstanding and no cash, Parent capital stock or other consideration shall be delivered in exchange therefor.

(b)           Subject to Sections 3.2(b) and 3.3(f), each issued and outstanding Target Common Share (other than Target Common Shares treated in accordance with Section 3.1(a)) shall be converted into the right to receive 2.100 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Shares”) (the” Common Conversion Consideration”).  All such Target Common Shares, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and each holder of any such Target Common Share shall cease to have any rights with respect thereto, except the right to receive, without interest, upon the surrender of such Target Common Shares in accordance with Section 3.3: (x) certificates representing whole Parent Common Shares or whole Parent Common Shares represented by book-entry in accordance with Section 3.3(a), (y) any unpaid dividends and other distributions under Section 3.3(f), and (z) cash in lieu of fractional Parent Common Shares under Section 3.4.  Notwithstanding the foregoing, if between the date hereof and the Effective Time, the Parent Common Shares or Target Common Shares are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(c)           The Merger shall not affect any Parent Common Shares issued and outstanding immediately prior to the Effective Time.

(d)           Subject to Section 3.3(f), each issued and outstanding share of Target’s Series D Convertible Preferred Stock, no par value per share (the “Series D Stock”), shall be converted into the right to receive one (1) validly issued, fully paid and nonassessable Parent Series A Share (the “Preferred Conversion Consideration”, and collectively with the Common Conversion Consideration, the “Merger Consideration”).  All such shares of Series D Stock, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and each holder of any such shares of Series D Stock shall cease to have any rights with respect thereto, except the right to receive, without interest, upon the surrender of such shares of Series D Stock in accordance with Section 3.3: (x) certificates representing whole Parent Series A Shares or whole Parent Series A Shares represented by book-entry in accordance with Section 3.3(a) and (y) any unpaid dividends and other distributions under Section 3.3(f).  Notwithstanding the foregoing, if between the date hereof and the Effective Time, the shares of the Series D Stock are changed into a different number of shares or a different class, because of any stock dividend (other than a payment-in-kind distribution in accordance with the Series D Certificate), subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio related to the Preferred Conversion Consideration above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(e)           All Parent Common Shares issued upon the surrender of Target Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Common Shares, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of Target Common Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Target Common Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(f)            All Parent Series A Shares issued upon the surrender of shares of Series D Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Series D Stock, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Series D Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, shares of Series D Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.2                      Stock Options; Restricted Stock.

(a)           Each option to purchase Target Common Shares (each, a “Target Option”) granted under the employee and director stock plans and agreements of Target (the “Target Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time and in accordance with its terms, automatically and without any action on the part of the holders thereof, be converted into a vested Parent Option, on the same terms and conditions (except as provided in this Section 3.2) as were applicable under such Target Option immediately prior to the Effective Time, to purchase that number of Parent Common Shares equal to the product of (i) the total number of Target Common Shares subject to such Target Option and (ii) the Exchange Ratio, rounded down to the nearest whole number of Parent Common Shares; provided that, in the event of rounding down of any fractional Parent Common Shares, Parent shall pay an amount in cash (without interest) in accordance with Section 3.2(a).  The per-share exercise price for the Parent Common Shares issuable upon exercise of such Parent Options will be equal to the quotient determined by dividing (A) the exercise price per share of the Target Common Shares at which the Target Options were exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding to the resulting per-share exercise price up to the nearest whole cent.  Notwithstanding the foregoing, (x) in no event shall the per-share exercise price be less than the par value of Parent Common Shares, and (y) in any event the exercise price, the number of Parent Common Shares purchasable pursuant to such Target Option and the terms and conditions of exercise of such Target Option shall be determined in accordance with the requirements of Section 424(a) of the Code and in a manner that does not cause any Target Option to be deferred compensation subject to Section 409A of the Code.  Prior to Closing, (1) Parent will take all corporate actions necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Target Options assumed by Parent under this Section 3.2(a) and (2) Target shall pass such resolutions as necessary to approve the terms of this Section 3.2(a).

(b)           Each award of restricted Target Common Shares granted under a Target Stock Plan that is outstanding immediately prior to the Effective Time (the “Target Restricted Shares”) shall, as of the Effective Time and in accordance with its terms, automatically and without any action on the part of the holders thereof, vest and be converted, on the same terms and conditions (except as provided in this Section 3.2(b)) as were applicable under such Target Restricted Shares immediately prior to the Effective Time, into a number of Parent Common Shares equal to the product of (i) the total number of Target Common Shares subject to such grant of Target Restricted Shares and (ii) the Exchange Ratio; provided that, in lieu of any fractional Parent Common Shares, Parent shall pay an amount in cash (without interest) in accordance with Section 3.4.  Prior to the Closing Date, Target shall take all action necessary to ensure that each holder of Target Restricted Shares that will be converted into the right to receive Parent Common Shares executes an Orderly Marketing Deed, substantially in the form attached hereto as Exhibit 3.2(b).

(c)           As soon as practicable after the Effective Time, Parent will file with the Securities and Exchange Commission a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Parent Common Shares subject to stock options and the restricted Parent Common Shares and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for as long as such options remain outstanding.

(d)           Prior to the Closing Date, Parent’s Board of Directors shall take all action necessary to declare that the Transactions shall not constitute a “change in control” with respect to (i) the options to purchase Parent Common Shares (the “Parent Options”) and (ii) the outstanding awards of restricted stock issued by Parent pursuant to Parent’s stock incentive or other equity award plans (the “Parent Restricted Shares”).  In connection with the Transactions, Parent’s Board of Directors shall not exercise any suspension or other remedial measures that may be available to it under Section 8 of the Bylaws of Parent.

3.3                      Surrender and Payment.

(a)           Prior to the Effective Time, Parent shall authorize one (1) or more transfer agent(s) reasonably acceptable to Target to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the Merger.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Target Shares, for exchange in accordance with this Section 3.3 through the Exchange Agent, (i) certificates representing the Parent Common Shares and Parent Series A Shares issuable pursuant to Section 3.1 in exchange for outstanding Target Common Shares and shares of Series D Stock, respectively; (ii) cash, Parent Common Shares and Parent Series A Shares sufficient to pay any unpaid dividends and other distributions due under Section 3.3(f); and (iii) cash funds sufficient to pay cash in lieu of fractional Parent Common Shares in accordance with Section 3.4 (such Parent Common Shares, Parent Series A Shares, together with any dividends or distributions with respect thereto and such cash in lieu of fractional Parent Common Shares, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the appropriate Merger Consideration in exchange for surrendered certificates that immediately prior to the Effective Time represented Target Common Shares and shares of Series D Stock (the “Stock Certificates”) or Target Common Shares and shares of Series D Stock represented by book-entry (“Book-Entry Shares”) pursuant to Section 3.1 out of the Exchange Fund.  Except as contemplated by Section 3.3(d), the Exchange Fund shall not be used for any other purpose.

(b)           Promptly but in any event within five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Stock Certificates or Book-Entry Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, and which shall be in a form reasonably acceptable to Target), and instructions for use in effecting the surrender of Stock Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment therefor in accordance herewith.  The Exchange Agent shall also provide for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger Consideration.  No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Stock Certificate or Book-Entry Shares for the benefit of the holder of such Stock Certificate or Book-Entry Shares.  “Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

(c)           If any portion of the Merger Consideration is to be issued or paid to a Person other than the registered holder of Target Common Shares or shares of Series D Stock represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable.  For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a “Governmental Authority”).

(d)           Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares and Series D Stock one (1) year after the Effective Time shall be returned to Parent and any such holder who has not exchanged such holder’s Stock Certificates or Book-Entry Shares in accordance with this Section 3.3 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws), as a general creditor thereof, to exchange such Stock Certificates or Book-Entry Shares or to pay amounts to which such holder is entitled pursuant to Section 3.1.  Notwithstanding the foregoing, none of Parent, Target or the Surviving Corporation shall be liable to any holder of Stock Certificates or Book-Entry Shares for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)           If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

(f)            No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares or Parent Series A Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate or Book-Entry Shares with respect to the Parent Common Shares or Parent Series A Shares that such holder has the right to receive and no cash payment in lieu of fractional shares shall be paid to a holder pursuant to Section 3.4 until the holder of record of such Stock Certificate or Book-Entry Shares has surrendered such Stock Certificate or Book-Entry Shares in accordance with Section 3.3.  Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate or Book-Entry Shares, the record holder of the certificate or certificates representing the Parent Common Shares or Parent Series A Shares issued in exchange therefor shall be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to Parent Common Shares or Parent Series A Shares; and (ii) if the payment date for any dividend or distribution with a record date after the Effective Time with respect to Parent Common Shares or Parent Series A Shares has not occurred prior to the surrender of such Stock Certificate or Book-Entry Shares, at the appropriate payment date therefor, the amount of dividends or other distributions with respect to Parent Common Shares or Parent Series A Shares with a record date after the Effective Time but prior to the surrender of such Stock Certificate or Book-Entry Shares and a payment date subsequent to the surrender of such Stock Certificate or Book-Entry Shares.

3.4                      No Fractional Shares.  No fractional Parent Common Shares shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  In lieu of any fractional interest, each holder of Target Common Shares immediately prior to the Effective Time who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Stock Certificates or Book-Entry Shares for exchange pursuant to Section 3.3 shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all Target Common Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the Average Closing Price.  The “Average Closing Price” shall mean the average (rounded to the nearest second decimal place) of the daily closing prices for the Parent Common Shares for the fifteen (15) consecutive full trading days on which such shares are actually traded on the AIM Market of the London Stock Exchange (the “AIM”) (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) ending at the close of trading on the trading day prior to the Closing Date.

3.5                      Target Dissenting Shares.  Target Dissenting Shares shall not be converted into or represent the right to receive any Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Section 262 of the DGCL.  At the Effective Time, any Target Dissenting Stockholder shall not thereafter be entitled to vote or exercise any other rights of a stockholder except the right to receive payment for such Target Dissenting Stockholder’s Target Dissenting Shares in accordance with Section 262 of the DGCL.  If a Target Dissenting Stockholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Section 262 of the DGCL, the Target Common Shares and/or shares of Series D Stock held by such holder shall cease to be Target Dissenting Shares and shall entitle such holder to receive the Merger Consideration in respect of such shares as provided in Section 3.1(b), and promptly following the occurrence of such event and upon the surrender of the Stock Certificate(s) representing such shares or as proper for Book Entry Shares, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to such holder the Merger Consideration in respect of such shares.  Target shall comply with those provisions of Section 262 of the DGCL which are required to be performed by Target prior to the Effective Time to the reasonable satisfaction of Parent.  Target shall give Parent (i) prompt notice of any written demands to exercise dissenter’s rights and (ii) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the DGCL.  Target shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to demands for fair value under the DGCL or offer to settle or settle any such claims.  For purposes of this Agreement, (i) “Target Dissenting Shares” means any Target Common Shares and shares of Series D Stock held by a Target Dissenting Stockholder as of the Effective Time and (ii) “Target Dissenting Stockholders” means any holder of Target

Common Shares and/or shares of Series D Stock who does not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such stockholder’s shares pursuant to, and otherwise complies in all respects with, the provisions of Section 262 of the DGCL.

3.6                      Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at 12:00 noon, local time, on the second Business Day following the date on which all of the conditions set forth in Article VIII are satisfied or waived, at the offices of Haynes and Boone, LLP, located at One Houston Center, 1221 McKinney Street, Suite 2100, Houston, Texas 77010, or at such other date and time as Parent and Target shall agree (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to the Parent Parties as follows:

4.1                      Organization and Qualification.

(a)           Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure schedule delivered by Target to Parent contemporaneously with the execution hereof (the “Target Disclosure Schedule”), which include each jurisdiction in which the character of Target’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined below).  Target has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted.  Target has made available to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, and Target’s Certificate of Incorporation and Bylaws as made available are in full force and effect.  Target is not in default in any respect in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws.

(b)           The minute books of Target contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof) and stockholders (“Corporate Records”).  Copies of such Corporate Records of Target have been heretofore made available to Parent or Parent’s counsel.

(c)           The stock, warrant and option ownership and transfer records of Target contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of Target.  Copies of such records of Target have been heretofore made available to Parent or Parent’s counsel.

(d)           Section 4.1(d) of the Target Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Target and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof.  Except for Target’s Subsidiaries, Target does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person, other than equity interests held for investment that are not, in the aggregate, material to Target (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of Target and Target’s Subsidiaries, taken as a whole, and that do not entail any material liabilities).  Each of Target’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(d) of the Target Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect.  Each of Target’s Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted.  Target has made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws (or similar organizational documents) of each of Target’s Subsidiaries, each as amended to date, and the Certificate of Incorporation and Bylaws (or similar organizational documents) as made available are in full force and effect.  No Subsidiary of Target is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents).  Other than Target’s Subsidiaries, Target does not beneficially own or control, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(e)           Complete and correct copies of the corporate, partnership or limited liability company records of each of Target’s Subsidiaries have been heretofore made available to Parent or Parent’s counsel.

(f)            For purposes of this Agreement, (i) a “Target Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Target and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following alone or in combination be deemed, in and of itself, to constitute or be taken into account in determining a Target Material Adverse Effect:  any event, circumstance, change or effect that results from (a) changes affecting the national or regional economy generally or the oil and gas industry generally (provided that Target is not disproportionately affected by such changes), (b) changes in the market price of oil or natural gas, (c) the public announcement or pending nature of the Transactions, (d) compliance with the terms of, or taking any action required by, this Agreement, (e) change in the price or trading volume of the Target Common Shares or the Parent Common Shares, (f) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism or (g) any change in the accounting requirements or principles imposed on Target or its business by GAAP or any change in applicable law after the date hereof; and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of

Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one (1) or more of its subsidiaries, or by such party and one (1) or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

4.2                      Capitalization.

(a)           The authorized capital stock of Target consists of 100,000,000 Target Common Shares, and 5,000,000 preferred shares (the “Target Preferred Shares” and together with the Target Common Shares, the “Target Shares”) of which (i) 600 shares have been designated as Target Series A Convertible Preferred Stock, no par value per share; (b) 8,000 shares have been designated as Target Series B Convertible Preferred Stock, no par value per share; (c) 8,000 shares have been designated as Target Series C Convertible Preferred Stock, no par value per share; and (d) 49,116 have been designated as the Series D Stock.  As of the date hereof, Target has (i) 47,273,224 Target Common Shares issued (of which 45,570,147 are outstanding and 1,703,077 are held by Target in treasury), (ii) 23,849 shares of the Series D Stock issued and outstanding (which number does not include 3,416 additional shares of Series D Stock to be issued as of September 28, 2009 in accordance with the terms of the Series D Certificate as a paid-in-kind distribution), (iii) 386,669 Target Restricted Shares issued and outstanding, and (iv) outstanding Target Options to acquire 1,395,463 Target Common Shares under stock option plans or agreements of Target (of which Target Options to purchase an aggregate of 1,020,372 shares of Target Common Shares are exercisable).  There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Target’s stockholders, whether together or as a separate class, on any matters on which Target’s stockholders may vote.  All the outstanding Target Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights.  Except as set forth above or in Section 4.2(a) of the Target Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.  There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement, arrangement or other understanding to which Target is a party or by which Target is bound with respect to any equity security of any class of Target.

(b)           Except as set forth in Section 4.2(b) of the Target Disclosure Schedule, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Target Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Target Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Target or any Target Subsidiary is or may be bound to issue additional shares of capital stock of any Target Subsidiary or securities convertible into or exchangeable or exercisable for any such shares.  Except as set forth in Section 4.2(b) of the Target Disclosure Schedule, all of such shares Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”).

(c)           Target Common Shares are listed on the NYSE Amex under the symbol “CFW.”  No action or proceeding is pending or, to the knowledge of Target, threatened against Target by the NYSE Amex or any other Governmental Authority regulating issuers on NYSE Amex with respect to Target or Target Common Shares.  For purposes of this Agreement, phrases such as “knowledge of Target” and similar terms mean the current knowledge, after due inquiry, of any Vice President (including the corporate officer with responsibility for human resources and employee benefits) or the President, Chief Executive Officer or Chairman of Target.

4.3                      Authority. Target has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements (the “Ancillary Agreements”) to which Target is or will be a party and, subject to obtaining the Target Stockholders’ Approval, to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Stockholders’ Approval.  This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4                      Consents and Approvals; No Violation.  The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Target of its obligations hereunder will not:

(a)           subject to receipt of the Target Stockholders’ Approval, conflict with any provision of Target’s Certificate of Incorporation or Bylaws, as amended, or the Certificate of Incorporation or Bylaws (or other similar organizational documents) of any of Target’s Subsidiaries;

(b)           subject to obtaining the Target Stockholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby

(“Customary Post-Closing Consents”) or (ii) except as set forth in Section 4.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c)           except as set forth in Section 4.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target, or any of its Subsidiaries, is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (A) result in a Target Material Adverse Effect, (B) materially impair the ability of Target or any of its Subsidiaries to perform their obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(d)           except as set forth in Section 4.4(d) of the Target Disclosure Schedule,  violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any of its Subsidiaries;

(e)           except as set forth in Section 4.4(e) of the Target Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or material properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their properties or assets is bound; or

(f)            except as set forth in Section 4.4(f) of the Target Disclosure Schedule, result in any holder of any securities of Target being entitled to appraisal, dissenters’ or similar rights.

4.5                      Target SEC Reports.

(a)           Target has filed with the Securities and Exchange Commission (the “SEC”), and has heretofore made available to Parent, true and complete copies of, each form, registration statement, report, schedule, proxy, announcement or information statement and other document (including exhibits and amendments thereto), including its annual reports to stockholders incorporated by reference in certain of such reports, required to be filed by it with the SEC since January 1, 2004 under the Securities Act or the Exchange Act (collectively, the “Target SEC Reports”).  As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement.

(b)           The Chief Executive Officer and Chief Financial Officer of Target have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as amended, and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Target nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.  Except as set forth in Section 4.6 of the Target Disclosure Schedule, Target maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Target and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing Target’s SEC filings and other public disclosures, and Target is otherwise in substantial compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing standards of the NYSE Amex.

4.6                      Financial Statements.  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three (3) fiscal years ended June 30, 2007, 2008 and 2009 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2008, December 31, 2008 and March 31, 2009 (collectively, the “Target Financial Statements”) have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

4.7                      Absence of Undisclosed Liabilities; Liabilities as of Year End.  Except (a) as set forth in Section 4.7 of the Target Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2009, neither Target nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Target Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not reflected.

4.8                      Absence of Certain Changes.  Except as set forth in Section 4.8 of the Target Disclosure Schedule or as contemplated by this Agreement, since June 30, 2009 (a) Target and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Target Material Adverse Effect, (c) there has not been any declaration, setting aside for payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Target.

4.9                      Taxes.          Except as otherwise disclosed in Section 4.9 of the Target Disclosure Schedule and for matters that would not have a Target Material Adverse Effect:

(a)           Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date.  As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Target or any other information required to be shown thereon.  In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law.  An extension of time within which to file a Tax Return has not been requested or granted.

(b)           Target and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.  Target and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           No Audit (as defined below) by a Tax Authority (as defined below) is pending or to the knowledge of Target, threatened, with respect to any Tax Returns filed by, or Taxes due from, Target or any Subsidiary.  No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited.  No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or, to the knowledge of Target, threatened, against Target or any of its Subsidiaries.

There are no liens for Taxes upon the assets of Target or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d)           Neither Target nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e)           Prior to the date hereof, Target and its Subsidiaries have disclosed and provided or made available to Parent true and complete copies of, all material Tax sharing, Tax indemnity, or similar agreements to which Target or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

(f)            In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(g)           Except for the group of which Target is currently a member, Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h)           Target has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(i)            None of the Target or any of its Subsidiaries has a liability for Taxes of any Person (other than Target and its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j)            Neither Target nor any of its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

4.10                    Litigation.  Except as disclosed in Section 4.10 of the Target Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Target’s knowledge, threatened against or directly affecting Target, any Subsidiaries of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Target Material Adverse Effect, if adversely determined.  Except as disclosed in Section 4.10 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of

Target or such Subsidiary nor, to the knowledge of Target, is Target, any Subsidiary or any officer, director or employee of Target or any of its Subsidiaries under investigation by any Governmental Authority.  Except as disclosed in Section 4.10 of the Target Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets, properties, employees or former employees.  Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

4.11                    Employee Benefit Plans; ERISA.

(a)         Target has entered into a Client Service Agreement with Administaff Companies II, L.P. or its affiliate (the “Administaff Agreement”) under which Administaff Companies II, L.P. (or its affiliate) and Target are co-employers of the individuals performing services for Target and its Subsidiaries. Pursuant to the Administaff Agreement, Administaff Companies II, L.P. or its affiliate is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the individuals performing services for Target and its Subsidiaries.  Target has complied in all material respects with its responsibilities under the Administaff Agreement.

(b)        Section 4.11(b) of the Target Disclosure Schedule lists as of the date of this Agreement all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements, including, without limitation, any employment or service agreements (except for offer letters providing for at will employment that do not provide for severance, acceleration or post termination benefits and other at will arrangements that may be terminated without notice by and at no expense or liability to Target, any Target Subsidiary, or any Target ERISA Affiliate), severance, short-term and long-term disability, paid leave, vacation pay, consulting or other compensation agreements, deferred compensation, bonus, long-term incentive programs in the form of restricted stock grants, stock option grants or other equity or phantom equity, supplemental unemployment, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, employee or former employee loans in excess of $10,000, expatriate benefits, retiree medical and life insurance (1) maintained or sponsored by Administaff Companies II, L.P. or an affiliate thereof for the benefit of one (1) or more employees (or their eligible dependents) of Target, any of its Subsidiaries or any Target ERISA Affiliate (the “Administaff Plans”) or (2) maintained or sponsored by Target or any of its Subsidiaries or any Target ERISA Affiliate or to which Target or any of its Subsidiaries or any Target ERISA Affiliate contributes or is obligated to contribute, other than the Administaff Plans (the “Target Benefit Plans”).  A “Target ERISA Affiliate” is any trade or business, whether or not incorporated, which together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

(c)         Target has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any Person who was, at any time since such date, an officer or director of the Target.

(d)        Prior to the date of this Agreement, Target has made available to Parent a true, correct and complete copy of each of the Target Benefit Plans (and all amendments thereto) and any related plan documents (including adoption agreements, vendor Contracts and administrative services agreements, trust documents, insurance policies or contracts including policies relating to fiduciary liability insurance, bonds required by ERISA, other authorizing documents, employee booklets, summary plan descriptions, registration statements and prospectuses, investment policy statements, and summaries of material modifications and any material employee communications relating thereto) and has, with respect to each Target Benefit Plan that is subject to ERISA reporting requirements, made available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years (including all audits, financial statements, schedules and attachments thereto) and all notices that were given to Target or a Target Benefit Plan by the Internal Revenue Service, Department of Labor, or other Governmental Authority or entity concerning any Target Benefit Plan.

Each of Target and each Target Subsidiary has made available to Parent a true, correct and complete list of the names of all current officers, directors, and consultants of Target and each Target Subsidiary showing each such Person’s name, position, location, and rate of annual remuneration.

Each of Target and each Target Subsidiary has made available to Parent true, correct and complete copies of each of the following:

(i)            all forms of employment offer letters,

(ii)           all forms of employment agreements and severance agreements,

(iii)          all forms of services agreements and forms of agreements with current and former consultants and/or advisory board members,

(iv)          all forms of confidentiality, non-competition, non-solicitation and/or invention or similar agreements by and between current and former employees, consultants and/or others (and a true, correct and complete list of employees, consultants and/or others not subject thereto),

(v)           all management organization chart(s),

(vi)          all agreements and/or insurance policies providing for the indemnification of any officers or directors,

(vii)         Target’s standard severance policy,

(viii)        a summary of outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants,

(ix)           a schedule of bonus commitments made to employees, and

(x)            all written personnel policies.

(e)         With respect to each Target Benefit Plan and, and to the knowledge of Target, with respect to each Administaff Plan:

(i)            if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification (or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer), and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter to adversely affect such qualification or exemption;

(ii)           each such plan has been administered in all material respects in compliance with its terms and applicable law (including ERISA and the Code);

(iii)          neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA;

(iv)          no suit, administrative proceeding, action or other litigation is pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened against Target or any Target ERISA Affiliate, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor;

(v)           there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the thirty (30) day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”);

(vi)          all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Section 412 of the Code) with respect to individuals performing services for Target and its Subsidiaries and, to the extent required by GAAP, all amounts have been accrued for the current plan year and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice;

(vii)         no notice of intent to terminate any Target Benefit Plan, or any Administaff Plan, has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate any Target Benefit Plan or any Administaff Plan;

(viii)        Target has made available to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination letter, advisory letter or opinion letter issued with respect to each Target Benefit Plan and Administaff Plan;

(ix)           Target, each Target Subsidiary and each Target ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or in violation by any other party to, such plan;

(x)            with respect to each such plan intended to include a Code Section 401(k) arrangement, Target and each Target Subsidiary and Target ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor;

(xi)           each Target Benefit Plan may be terminated on a prospective basis with any notice required by such plan without any continuing liability for benefits other than benefits accrued to the date of such termination and each Administaff Plan may be terminated with respect to individuals performing services for Target and its Subsidiaries on a prospective basis with any notice required by such plan without any continuing liability for benefits other than benefits accrued to the date of such termination;

(xii)          all contributions made or required to be made by Target or any Target ERISA Affiliate under any Target Benefit Plan or any Administaff Plan, meet the requirements (if any) for deductibility under the Code; and

(xiii)         all individuals (i) who, pursuant to the terms of any Target Benefit Plan, are entitled to participate in any Target Benefit Plan, are currently participating in such Target Benefit Plan or have been offered an opportunity to do so; and (ii) performing services for Target and its Subsidiaries who, pursuant to the terms of any Administaff Plan, are entitled to participate in any Administaff Plan, are currently participating in such Administaff Plan or have been offered an opportunity to do so.

With respect to the Target Benefit Plans and the Administaff Plans, neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code.

(f)            Neither Target nor any Target Subsidiary or Target ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.  There has been no termination or partial termination of any Target Benefit Plan within the meaning of

Section 411(d)(3) of the Code.  Neither Target nor any Target ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target or any Target Subsidiary could be subject to any liability, lien or encumbrance with respect to any Target Benefit Plan or, to the knowledge of Target, any Administaff Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

Except as provided in Section 4.11(f) of the Target Disclosure Schedule, neither Target nor any Target Subsidiary nor any Target ERISA Affiliate sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(g)           Except as set forth in Section 4.11(g) of the Target Disclosure Schedule, no present or former employees of Target or any Target Subsidiary are covered by any agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state law) or any similar benefits.

(h)           Except as set forth in Section 4.11(h) of the Target Disclosure Schedule, the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax under Sections 4999 of the Code or non-deductible to Target under Section 280G or 162(m) of the Code.  Section 4.11(h) of the Target Disclosure Schedule lists each Person who Target reasonably believes is, with respect to Target, any Target Subsidiary and/or any Target ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) determined as of the date hereof.

(i)            Except as disclosed in Section 4.11(i) of the Target Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will:

(i)            result in any payment (including severance, supplemental unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary other than accrued payments;

(ii)           materially increase or otherwise enhance any benefits otherwise payable to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary by Target or any Target Subsidiary;

(iii)          result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code;

(iv)          increase the amount of compensation due to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary; or

(v)           result in the forgiveness in whole or in part of any outstanding loans made by Target or any Target Subsidiary to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary.

(j)            With respect to each Target Benefit Plan subject to ERISA as either an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Benefit Plan and, with respect to each Administaff Plan subject to ERISA as either an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, to the knowledge of Target, there has been prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and there has been properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Administaff Plan.

(k)           Each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Section 4.11(k) of the Target Disclosure Schedule except for plans maintained by Governmental Authorities.  As regards each Foreign Plan: (i) such Foreign Plan is in compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan; (ii) the Target, each Target Subsidiary, and each Target ERISA Affiliate has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan; and (iii) such Foreign Plan has been administered in accordance with its terms and applicable law and regulations.

(l)            Section 4.11(l) of the Company Disclosure Schedule lists as of the date of this Agreement each employee of Target or any Target Subsidiary who is absent from work or not fully available to perform work according to his or her regular schedule because of a physical or mental impairment or other approved leave and also lists, with respect to each such employee, the basis of such leave and the anticipated date of return to full service.  Section 4.11(l) of the Company Disclosure Schedule also lists as of the date of this Agreement each employee or former employee of Target or any Target Subsidiary who has applied for within the previous six (6) months or who is receiving short-term-disability, long-term-disability or similar benefits.

(m)          Each Target Benefit Plan and, to the knowledge of Target, each Administaff Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (i) was operated from January 1, 2005 through December 31, 2008 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and the Treasury Regulations issued pursuant to Section 409A of the Code, (ii) has been operated since January 1, 2009 in compliance with Section 409A of the Code and the final Treasury Regulations issued pursuant to Section 409A of the Code, and (iii) no nonqualified deferred compensation plan that is grandfathered pursuant to Section 409A of the Code has been “materially modified” (within the meaning of the applicable guidance issued pursuant to Section 409A of the Code) at any time after October 3, 2004.

(n)           Attached as Section 4.11(n) of the Target Disclosure Schedule is (i) a summary or copy of Target’s severance policy, (ii) a severance package table which lists the maximum amount of all cash amounts that may be paid to Target’s employees as a result of or in connection with a severance from employment, and (iii) a list of employees of Target with written employment agreements, written letter agreements or agreements covered by resolution of the Target’s Board of Directors addressing specific employees.

(o)           Except as set forth in Section 4.11(o) of the Target Disclosure Schedule, no employee, independent contractor, or director of Target, any Target Subsidiary, or any Target ERISA Affiliate is eligible to receive, based on the actions of Target, any Target Subsidiary, or any Target ERISA Affiliate prior to the Effective Time, any bonus or other payment that is calculated by reference to, or otherwise based upon, the financial results or performance of Target, any Target Subsidiary, or any Target ERISA Affiliate for all or any portion of the fiscal year ending June 30, 2010.

4.12                    Environmental Liability. Except as set forth in Section 4.12 of the Target Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Target Material Adverse Effect:

(a)           The businesses of Target and its Subsidiaries have been and are operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, and their respective state statute counterparts each as amended and currently in effect (together, “Environmental Laws”).

(b)           Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Target’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c)           Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target or any of its Subsidiaries of, or responsibility or liability of Target or any of its Subsidiaries under any Environmental Law.  There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d)           Target and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Target and its Subsidiaries as currently conducted (“Target Permits”); there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e)           Without in any way limiting the generality of the foregoing, (i) to Target’s knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) to Target’s knowledge, no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in material compliance with Environmental Laws.

(f)            No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.

4.13                    Compliance with Applicable Laws.

(a)           Target and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect; provided, however, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

(b)           Neither Target, any Subsidiary of Target, nor, to the knowledge of Target, any director, officer, agent, employee or other person acting on behalf of Target or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

4.14                    Insurance. Section 4.14 of the Target Disclosure Schedule lists each insurance policy of Target and its Subsidiaries currently in effect.  Target has made available to Parent a true, complete and correct copy of each such policy and the binder therefor.  With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or, to Target’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Target Material Adverse Effect.  Section 4.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target or its Subsidiaries.  To Target’s knowledge, the insurance policies listed in Section 4.14 of the Target Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Target and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Target and its Subsidiaries.

4.15                    Labor Matters; Employees.

(a)           Except as set forth in Section 4.15 of the Target Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage, lockout or other similar labor controversy actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five (5) years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to, bound by, or negotiating any collective bargaining or similar agreement with any labor organization (as that term is defined in the National Labor Relations Act, as amended), or work rules or practices with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization, none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and neither Target nor any of its Subsidiaries have experienced any union organizational campaigns, petitions, or other unionization activities within the past three (3) years, (iv) Target and its Subsidiaries have each at all times within the past three (3) years been in material compliance with all applicable laws respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint or any union representation question or certification petition against Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency and there have been no such charges, complaints, questions or petitions within the past three (3) years, (vi) there are no pending or, to the knowledge of Target, threatened legal, arbitral or administrative suits, actions, investigations, charges, complaints, demands or other proceedings of any kind and in any forum by or on behalf of any current or former employee of Target or any of its Subsidiaries, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any applicable law respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, there have been no such proceedings within the past three (3) years, nor are there any grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure concerning Target or any of its Subsidiaries, (vii) there is no current or, to the knowledge of Target, threatened legal, arbitral or administrative suits, actions, investigations or other proceedings of any kind and in any forum in which any current or former director, officer, employee or agent of Target or any of its Subsidiaries is or may be entitled to indemnification, (viii) Target and all of its Subsidiaries have timely paid or made provision for payment of, and has properly accrued for in its or their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment, (ix) no current or former employee or person claiming to be or have been an employee of Target or any of its Subsidiaries has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of Target or any of its Subsidiaries, (x) neither Target nor any of its Subsidiaries is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee, (xi) neither Target nor any of its Subsidiaries has, and none are required by applicable law to have, an affirmative action plan, (xii) Target and its Subsidiaries have complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days, (xiii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (xiv) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual or other workplace harassment complaints or demand letters or threatened claims.

(b)           Within the past four (4) years, under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), none of Target or any of its

Subsidiaries has effectuated or experienced (i) a “plant closing” (as defined in the WARN Act), or (ii) a “mass layoff” (as defined in the WARN Act), nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.

4.16                    Reserve Reports.

(a)           All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Target or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Target or its Subsidiaries) supplied to Miller and Lents, Ltd. by or on behalf of Target and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Target in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Target and its Subsidiaries as of July 1, 2009 and prepared by such engineering firms (the “Target Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) true and correct in all material respects and Target has no knowledge of any material errors in such information that existed at the time of such issuance, except as set forth in Section 4.16(a) of the Target Disclosure Schedule.  For this Agreement “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.  Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Target Reserve Report that would have a Target Material Adverse Effect.

(b)           Set forth in Section 4.16(b) of the Target Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Target Reserve Report that have been disposed of prior to the date hereof.

4.17                    Permits. Target and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (“Permits”) required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Target Material Adverse Effect; provided, however, that no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12(a).

4.18                    Material Contracts.

(a)           Set forth in Section 4.18(a) of the Target Disclosure Schedule or the Target SEC Reports filed and publicly available prior to the date hereof is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target (collectively, the “Target Material Contracts”).

(b)           Except as set forth in Section 4.18(a) or 4.18(b) of the Target Disclosure Schedule or the Target SEC Reports, the Oil and Gas Interests of Target and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $200,000 in the aggregate.  In addition, (A) all Target Material Contracts are the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Target Material Contract contains any provision that prevents Target or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Target and its Subsidiaries in accordance with historical practices.

(c)           As of the date hereof, except as set forth in Section 4.18(c) of the Target Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2008, (i) there are no outstanding calls for payments in excess of $200,000 that are due or that Target or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Target or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d)           Except as set forth in Section 4.18(d) of the Target Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Target and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Target and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

(e)           Except as set forth in Section 4.18(e) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any contract or agreement of employment or to provide consulting, contractor or personal services that cannot be terminated at will without notice by and at no expense or liability to the Target and its Subsidiaries.

4.19                    Required Stockholder Vote.  The only votes of the holders of any class or series of Target’s capital stock that shall be necessary to consummate the Transactions are the affirmative vote (in person or by proxy, or, in the case of the Target Preferred Shares, by written consent) of (a) the holders of a majority of the Target Preferred Shares, voting as a single class, in favor of an amendment (the “Series D CD Amendment”) to the Certificate of Designations, Rights and Preferences of the Series D Convertible Preferred Stock of Cano Petroleum, Inc., dated August 31, 2006, as amended (the “Series D Certificate”), in form and substance reasonably satisfactory to Parent and Target (which approval of the Series D CD Amendment shall not be unreasonably withheld by either Parent or Target) and in favor of the adoption of the Agreement; and (b) the holders of a majority of the Target Common Shares, voting as a single class, in favor of the Series D CD Amendment and in favor of the adoption of this Agreement (collectively, the “Target Stockholders’ Approval”).

4.20                    Proxy/Prospectus; Registration Statement.  None of the information to be supplied by Target for inclusion in (a) the joint proxy statement relating to the Target Meeting and the Parent Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which Target Common Shares will be converted) (the “Proxy/Prospectus”) to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”)  to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.21                    Intellectual Property. Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of Target and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Target Material Adverse Effect.  No Person has notified either Target or any of its Subsidiaries in writing and Target does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Target and its Subsidiaries that could have a Target Material Adverse Effect, and, to Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property.  No claims are pending or, to Target’s knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

4.22                    Hedging. Section 4.22 of the Target Disclosure Schedule sets forth for the periods shown obligations of Target and each of its Subsidiaries (and their respective counterparties) for the delivery of Hydrocarbons attributable to any of the properties of Target or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth in Section 4.22 of the Target Disclosure Schedule, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

4.23                    Brokers. No broker, finder or investment banker (other than RBC Capital Markets Corporation, the fees and expenses of which will be paid by Target) is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries.  True and correct copies of all agreements and engagement letters currently in effect with RBC Capital Markets Corporation (the “Target Engagement Letters”) have been provided to Target.

4.24                    Tax-Free Reorganization. Neither Target nor, to the knowledge of Target, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.25                    Fairness Opinion. Target’s Board of Directors has received an opinion from RBC Capital Markets Corporation to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Target Common Shares.

4.26                    Takeover Laws. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Target is applicable to the Merger or the other transactions contemplated hereby.  The action of the Board of Directors of Target in approving this Agreement (and the Transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the Transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

5.1                      Organization and Qualification.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the “Parent Disclosure Schedule”), which include each jurisdiction in which the character of Parent’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below).  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the Parent Disclosure Schedule, which include each jurisdiction in which the character of Merger Sub’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below).  Each Parent Party has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted.  Each Parent Party has made available to Target a complete and correct copy of its Certificate of Incorporation and Bylaws (or other similar organizational documents), each as amended to date, and Parent’s and Merger Sub’s Certificate of Incorporation and Bylaws (or other similar organizational documents) as made available are in full force and effect.  Neither Parent nor Merger Sub is in default in any respect in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws (or other similar organizational documents).  Merger Sub is a direct, wholly owned subsidiary of Parent formed solely for the purpose of effecting the Merger and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

(b)           The minute books of Parent and Merger Sub contain true, complete and accurate Corporate Records.  Copies of such Corporate Records of Parent and Merger Sub have been heretofore made available to Target or Target’s counsel.

(c)           The stock, warrant and option ownership and transfer records of Parent and Merger Sub contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of Parent and Merger Sub.  Copies of such records of Parent and Merger Sub have been heretofore made available to Target or Target’s counsel.

(d)           Section 5.1(d) of the Parent Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Parent (other than Merger Sub) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof.  Except for Parent’s Subsidiaries, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person, other than equity interests held for investment that are not, in the aggregate, material to Parent (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of Parent and Parent’s Subsidiaries, taken as a whole, and that do not entail any material liabilities). Each of Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(d) of the Parent Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect.  Each of Parent’s Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted.  Parent has made available to Target a complete and correct copy of the Certificate of Incorporation and Bylaws (or similar organizational documents) of each of Parent’s Subsidiaries, each as amended to date, and the Certificate of Incorporation and Bylaws (or similar organizational documents) as made available are in full force and effect.  No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws (or similar organizational documents).  Other than Parent’s Subsidiaries, Parent does not beneficially own or control, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(e)           Complete and correct copies of the corporate, partnership or limited liability company records of each of Parent’s Subsidiaries have been heretofore made available to Target or Target’s counsel.

(f)            For purposes of this Agreement, a “Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Parent and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following alone or in combination be deemed, in and of itself, to constitute or be taken into account in determining a Parent Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the national or regional economy generally or the oil and gas industry generally (provided that Parent is not disproportionately affected by such changes), (ii) changes in the market price of oil or natural gas, (iii) the public announcement or pending nature of the Transactions, (iv) compliance with the terms of, or taking any action required by, this Agreement, (v) change in the price or trading volume of the Target Common Shares or the Parent Common Shares, (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism or (vii) any change in the accounting requirements or principles imposed on Parent or its business by GAAP or any change in applicable law after the date hereof.

5.2                      Capitalization.

(a)           The authorized capital stock of Parent consists of 230,000,000 Parent Common Shares, and 20,000,000 shares of preferred stock of Parent, par value $0.01 per share (“Parent Preferred Shares”).  A Certificate of Designations, Rights and Preferences of the Series A Convertible Preferred Stock, par value $0.01 per share, of Parent (the “Parent Series A Shares”) will be filed with the Secretary of State of the State of Texas prior to the Closing and will be substantially in the form attached as Exhibit 5.2 unless otherwise agreed by the Parent and Target.  As of the date hereof, Parent has (i) 96,947,494 Parent Common Shares issued and outstanding, (ii) no Parent Common Shares in treasury, (iii) no Parent Preferred Shares outstanding, (iv) outstanding Parent Options to acquire 2,151,787 Parent Common Shares under stock option plans or agreements of Parent (of which Parent Options to purchase an aggregate of 568,929 shares of Parent Common Shares are exercisable as of the date hereof) and (v) 2,737,010 Parent Restricted Shares issued and outstanding.  There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Parent’s stockholders, whether together or as a separate class, on any matters on which Parent’s stockholders may vote.  All of the outstanding Parent Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights.  Except as set forth above or in Section 5.2(a)(i) of the Parent Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.  Except as set forth in Section 5.2(a)(ii) of the Parent Disclosure Schedule there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement, arrangement or other understanding to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

(b)           Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue additional shares of capital stock of any Parent Subsidiary or securities convertible into or exchangeable or exercisable for any such shares.  Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, all of such shares Parent owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

(c)           Parent Common Shares are listed on the AIM under the symbols “RSOX” and “RSX.”  No action or proceeding is pending or, to the knowledge of Parent, threatened against Parent by the AIM or any other Governmental Authority regulating issuers on AIM with respect to Parent, the Parent Common Shares or, solely with respect to the Nomad’s engagement with Parent as its nominated advisor, the Nomad.  For purposes of this Agreement, phrases such as “knowledge of Parent” and similar terms mean the current knowledge, after due inquiry, of any Vice President (including the corporate officer with responsibility for human resources and employee benefits) or the President, Chief Executive Officer or Chairman of Parent.  For purposes of this Agreement, the “Nomad” means the Parent’s nominated advisor Seymour Pierce Limited.

5.3                      Authority.  Each of Parent and, solely with respect to this Agreement, Merger Sub, has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, subject to obtaining the Parent

Stockholders’ Approval to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by each Parent Party’s Board of Directors, and no other corporate proceedings on the part of either Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions, other than the Parent Stockholders’ Approval and approval of the sole stockholder of Merger Sub.  This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each Parent Party enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

5.4                      Consents and Approvals; No Violation.  The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Parent Party of its obligations hereunder will not:

(a)           subject to receipt of the Parent Stockholders’ Approval, conflict with any provision of the Certificate of Formation or Bylaws, as amended, of Parent or the Certificates of Incorporation or Bylaws (or other similar organizational documents) of any of Parent’s Subsidiaries;

(b)           subject to obtaining the Parent Stockholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, the publication of the Readmission Document to be compiled in accordance with the provisions of the AIM Rules and the notification of the Merger in accordance with the AIM Rules and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Parent Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c)           except as set forth in Section 5.4(c) of the Parent Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (A) result in a Parent Material Adverse Effect, (B) materially impair the ability of Parent or any of its

Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(d)           violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

(e)           result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries (other than Target and its Subsidiaries after the Effective Time) under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound; or

(f)            result in any holder of any securities of Parent being entitled to appraisal, dissenters’ or similar rights.

5.5                      Parent AIM Reports.

(a)           Parent has filed with the AIM, and has heretofore made available to Target, true and complete copies of, each form, admission document, report, schedule, proxy, announcement or information statement and other document (including exhibits and amendments thereto), including its annual reports to stockholders incorporated by reference in certain of such reports, required to be filed by it or publicly announced with the AIM in connection with and since its admission to the AIM on July 17, 2008 (collectively, the “Parent AIM Reports”).  As of the respective dates the Parent AIM Reports were filed or, if any such Parent AIM Reports were amended, as of the date such amendment was filed, each Parent AIM Report, including any financial statements or schedules included therein, (i) complied in all material respects with the applicable rules and regulations of the AIM, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No event since the date of the last Parent AIM Report has occurred that would require Parent to file a report with the AIM other than the execution of this Agreement.

(b)           The Chief Executive Officer and Chief Financial Officer of Parent will make in the Registration Statement to be filed by Parent with the SEC in connection with Merger, all certifications (without qualification or exceptions to the matters certified) required by, and will be able to make such certifications (without qualification or exception to the matters certified) as of the Closing Date as if required to be made as of such date pursuant to, the Sarbanes Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.  Parent has in place sufficient procedures, resources and controls to enable it to comply with the AIM Rules.  Parent seeks the advice and guidance from the Nomad regarding the compliance by Parent with the AIM Rules whenever it considers it appropriate and it takes any such advice and guidance into account.  As used herein, “AIM Rules” means the rules issued by the London Stock Exchange governing companies applying for or with a class of shares admitted to AIM.

5.6                      Parent Financial Statements.  Each of the audited consolidated financial statements for Parent for the years ended June 30, 2007 and 2008, and when issued the audited consolidated financial statements for Parent for the year ended June 30, 2009, and the unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) for the six (6) month period ended December 31, 2008 have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7                      Absence of Undisclosed Liabilities.  Except (a) as set forth in Section 5.7 of the Parent Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2009, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries or the notes thereto which are not reflected.

5.8                      Absence of Certain Changes.  Except as set forth in Section 5.8 of the Parent Disclosure Schedule or as contemplated by this Agreement, since June 30, 2009 (a) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Parent.

5.9                      Taxes.  Except as otherwise disclosed in Section 5.9 of the Parent Disclosure Schedule and for matters that would not have a Parent Material Adverse Effect:

(a)           Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date.  As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Parent or any other information required to be shown thereon.  In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law.  An extension of time within which to file a Tax Return has not been requested or granted.

(b)           Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.  Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           No Audit by a Tax Authority is pending or, to the knowledge of Parent, threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary.  No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited.  No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries.  There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d)           Neither Parent nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e)           Prior to the date hereof, Parent and its Subsidiaries have disclosed, and provided or made available to Target true and complete copies of, all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(f)            Except as set forth in Section 5.9 of the Parent Disclosure Schedule, and except for the group of which Parent is currently a member and any group affiliated with Resaca Exploitation, Inc., Parent has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(g)           Parent has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h)           None of the Parent or any of its Subsidiaries has a liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)            None of the Parent or any of its Subsidiaries has a liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by control or otherwise.

(j)            Neither Parent nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another Person, in a transaction that also purported or intended to be governed in whole or in part by Code Sections 355 and 361.  Any transaction described in Section 5.9 of the Parent Disclosure Schedule that were purported or intended to be governed by Code Section 355 and 361 will not result in the recognition of a gain by the Parent as a result of the Merger.

5.10                    Litigation.  Except as otherwise disclosed in Section 5.10 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened against or directly affecting Parent, any Subsidiaries of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined.  Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary or any officer, director or employee of Parent or any of its Subsidiaries under investigation by any Governmental Authority.  Except as disclosed in Section 5.10 of the Parent Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets, properties, employees or former employees.  Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

5.11                    Employee Benefit Plans; ERISA.

(a)           Section 5.11(a) of the Parent Disclosure Schedule lists as of the date of this Agreement all “employee benefit plans,” as defined in Section 3(3) ERISA, and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements, including, without limitation, any employment or service agreements (except for offer letters providing for at will employment that do not provide for severance, acceleration or post termination benefits and other at will arrangements that may be terminated without notice by and at no expense or liability to Parent, any Parent Subsidiary, or any Parent ERISA Affiliate), severance, short-term and long-term disability, paid leave, vacation pay, consulting or other compensation agreements, deferred compensation, bonus, long-term incentive programs in the form of restricted stock grants, stock option grants or other equity or phantom equity, supplemental unemployment, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, employee or former employee loans in excess of $10,000, expatriate benefits, retiree medical and life insurance maintained by Parent or any of its Subsidiaries or any Parent ERISA Affiliate or to which Parent or any of its Subsidiaries or any Parent ERISA Affiliate contributes or is obligated to contribute (all of the foregoing described, collectively, but exclusive of any Foreign Plan, the “Parent Benefit Plans”). A “Parent ERISA Affiliate” is any trade or business, whether or not incorporated, which together with Parent would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

(b)           Parent has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any Person who was, at any time since such date, an officer or director of the Parent.

(c)           Prior to the date of this Agreement, Parent has made available to Target a true, correct and complete copy of each of the Parent Benefit Plans (and all amendments thereto) and any related plan documents (including adoption agreements, vendor Contracts and administrative services agreements, trust documents, insurance policies or contracts including policies relating to fiduciary liability insurance, bonds required by ERISA, other authorizing documents, employee booklets, summary plan descriptions, registration statements and prospectuses, investment policy statements, and summaries of material modifications and any material employee communications relating thereto) and has, with respect to each Parent Benefit Plan that is subject to ERISA reporting requirements, made available to Target true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years (including all audits, financial statements, schedules and attachments thereto) and all notices that were given to Parent or a Parent Benefit Plan by the Internal Revenue Service, Department of Labor, or other Governmental Authority concerning any Parent Benefit Plan.

Each of Parent and each Parent Subsidiary has made available to Target a true, correct and complete list of the names of all current officers, directors and consultants of Parent and each Parent Subsidiary showing each such Person’s name, position, location and rate of annual remuneration.

Each of Parent and each Parent Subsidiary has made available to Target true, correct and complete copies of each of the following:

(i)            all forms of employment offer letters,

(ii)           all forms of employment agreements and severance agreements,

(iii)          all forms of services agreements and forms of agreements with current and former consultants and/or advisory board members,

(iv)          all forms of confidentiality, non-competition, non-solicitation and/or invention or similar agreements by and between current and former employees, consultants and/or others (and a true, correct and complete list of employees, consultants and/or others not subject thereto),

(v)           all management organization chart(s),

(vi)          all agreements and/or insurance policies providing for the indemnification of any officers or directors,

(vii)         Parent’s standard severance policy,

(viii)        a summary of outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants,

(ix)           a schedule of bonus commitments made to employees, and

(x)            all written personnel policies.

(d)        With respect to each Parent Benefit Plan:

(i)            if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification (or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer), and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption;

(ii)           each such plan has been administered in all material respects in compliance with its terms and applicable law (including ERISA and the Code);

(iii)          neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA;

(iv)          no suit, administrative proceeding, action or other litigation is pending or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened against Parent or any Parent ERISA Affiliate, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor;

(v)           there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the thirty (30) day notice requirement of ERISA has not been waived by the PBGC;

(vi)          all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Section 412 of the Code) and, to the extent required by GAAP, all amounts have been accrued for the current plan year and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice;

(vii)         no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan;

(viii)        Parent has made available to Target a true, correct and complete copy of the most recent Internal Revenue Service determination letter, advisory letter or opinion letter issued with respect to such Parent Benefit Plan;

(ix)           Parent, each Parent Subsidiary and each Parent ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or in violation by any other party to, such Parent Benefit Plan;

(x)            with respect to each such plan intended to include a Code Section 401(k) arrangement, Parent and each Parent Subsidiary and Parent ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor;

(xi)           such plan may be terminated on a prospective basis with any notice required by such plan without any continuing liability for benefits other than benefits accrued to the date of such termination;

(xii)          all contributions made or required to be made under any Parent Benefit Plan meet the requirements (if any) for deductibility under the Code; and

(xiii)         all individuals who, pursuant to the terms of any Parent Benefit Plan, are entitled to participate in any Parent Benefit Plan, are currently participating in such Parent Benefit Plan or have been offered an opportunity to do so.

With respect to the Parent Benefit Plans, neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code.

(e)           Neither Parent nor any Parent Subsidiary or Parent ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.  There has been no termination or partial termination of any Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code.  Neither Parent nor any Parent ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

No event has occurred with respect to Parent or a Parent ERISA Affiliate in connection with which Parent or any Parent Subsidiary could be subject to any liability, lien or encumbrance with respect to any Parent Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Parent ERISA Affiliate under ERISA or the

Code, except for regular contributions and benefit payments in the ordinary course of plan business.

Except as provided in Section 5.11(e) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(f)            Except as set forth in Section 5.11(f) of the Parent Disclosure Schedule, no present or former employees of Parent or any Parent Subsidiary are covered by any agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (other than as required under COBRA or applicable state law) or any similar benefits.

(g)           Except as set forth in Section 5.11(g) of the Parent Disclosure Schedule, the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax under Sections 4999 of the Code or non-deductible to Parent under Section 280G or 162(m) of the Code.  Section 5.11(g) of the Parent Disclosure Schedule lists each Person who Parent reasonably believes is, with respect to Parent, any Parent Subsidiary and/or any Parent ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) determined as of the date hereof.

(h)           Except as disclosed in Section 5.11(h) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will:

(i)            result in any payment (including severance, supplemental unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary other than accrued payments;

(ii)           materially increase or otherwise enhance any benefits otherwise payable to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary by Parent or any Parent Subsidiary;

(iii)          result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code;

(iv)          increase the amount of compensation due to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary; or

(v)           result in the forgiveness in whole or in part of any outstanding loans made by Parent or any Parent Subsidiary to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary.

(i)            With respect to each Parent Benefit Plan subject to ERISA as either an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Benefit Plan.

(j)            Each Foreign Plan is listed in Section 5.11(j) of the Parent Disclosure Schedule except for plans maintained by Governmental Authorities.  As regards each Foreign Plan: (i) such Foreign Plan is in compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan; (ii) the Parent, each Parent Subsidiary, and each Parent ERISA Affiliate has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan; and (iii) such Foreign Plan has been administered in accordance with its terms and applicable law and regulations.

(k)           Section 5.11(k) of the Parent Disclosure Schedule lists as of the date of this Agreement each employee of Parent or any Parent Subsidiary who is absent from work or not fully available to perform work according to his or her regular schedule because of a physical or mental impairment or other approved leave and also lists, with respect to each such employee, the basis of such leave and the anticipated date of return to full service.  Section 5.11(k) of the Parent Disclosure Schedule also lists as of the date of this Agreement each employee or former employee of Parent or any Parent Subsidiary who has applied for within the previous six (6) months, who has indicated an intent to apply for, or who is receiving short-term-disability, long-term-disability, or similar benefits.

(l)            Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (i) was operated from January 1, 2005 through December 31, 2008 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and the Treasury Regulations issued pursuant to Section 409A of the Code, (ii) has been operated since January 1, 2009 in compliance with Section 409A of the Code and the final Treasury Regulations issued pursuant to Section 409A of the Code, and (iii) no nonqualified deferred compensation plan that is grandfathered pursuant to Section 409A of the Code has been “materially modified” (within the meaning of the applicable guidance issued pursuant to Section 409A of the Code) at any time after October 3, 2004.

(m)          Attached as Section 5.11(m) of the Parent Disclosure Schedule is (i)  a summary or copy of Parent’s severance policy, (ii) a severance package table which lists the maximum amount of all cash amounts that may be paid to Parent’s employees as a result of or in connection with a severance from employment, and (iii) a list of employees of Parent with written employment agreements, written letter agreements or agreements covered by resolution of the Parent’s Board of Directors addressing specific employees.

5.12                    Environmental Liability.  Except as set forth in Section 5.12 of the Parent Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Parent Material Adverse Effect:

(a)           The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b)           Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to Parent’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c)           Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under any Environmental Law.  There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d)           Parent and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Parent and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e)           Without in any way limiting the generality of the foregoing, (i) to Parent’s knowledge, all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) to Parent’s knowledge, no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with Environmental Laws.

(f)            No claims have been asserted or, to Parent’s knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to

Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries.

5.13                    Compliance with Applicable Laws.

(a)           Parent and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Parent nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect; provided, however, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

(b)           Neither Parent, any Subsidiary of Parent, nor, to the knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

5.14                    Insurance.  Section 5.14 of the Parent Disclosure Schedule lists each insurance policy of Parent and its Subsidiaries currently in effect.  Parent has made available to Target a true, complete and correct copy of each such policy or the binder therefor.  With respect to each such insurance policy or binder none of Parent, any of its Subsidiaries or, to Parent’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Parent Material Adverse Effect.  Section 5.14 of the Parent Disclosure Schedule describes any self-insurance arrangements affecting Parent or its Subsidiaries.  To Parent’s knowledge, the insurance policies listed in Section 5.14 of the Parent Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Parent and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Parent and its Subsidiaries.

5.15                    Labor Matters; Employees.

(a)           Except as set forth in Section 5.15 of the Parent Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage, lockout or other similar labor controversy actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, during the past five (5) years, there has not been any such action, (ii) none of Parent or any of its Subsidiaries is a party to, bound by, or negotiating any collective bargaining or similar agreement with any labor organization (as that term is defined in the National Labor Relations Act, as amended), or work rules or practices with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (iii) none of the employees of Parent or any of its Subsidiaries are represented by any labor organization, none of Parent or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and neither Parent nor any of its Subsidiaries have experienced any union organizational campaigns, petitions, or other unionization activities within the past three (3) years, (iv) Parent and its Subsidiaries have each at all times within the past three (3) years been in material compliance with all applicable laws respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint or any union representation question or certification petition against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency and there have been no such charges, complaints, questions or petitions within the past three (3) years, (vi) there are no pending or, to the knowledge of Parent, threatened legal, arbitral or administrative suits, actions, investigations, charges, complaints, demands or other proceedings of any kind and in any forum by or on behalf of any current or former employee of Parent or any of its Subsidiaries, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any applicable law respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, there have been no such proceedings within the past three (3) years, nor are there any grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure concerning Parent or any of its Subsidiaries, (vii) there is no current or, to the knowledge of Parent, threatened legal, arbitral or administrative suits, actions, investigations or other proceedings of any kind and in any forum in which any current or former director, officer, employee or agent of Parent or any of its Subsidiaries is or may be entitled to indemnification, (viii) Parent and all of its Subsidiaries have timely paid or made provision for payment of, and has properly accrued for in its or their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment, (ix) no current or former employee or person claiming to be or have been an employee of Parent or any of its Subsidiaries has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of Parent or any of its Subsidiaries, (x) neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee, (xi) neither Parent nor any of its Subsidiaries has, and none are required by applicable law to have, an affirmative action plan, (xii) Parent and its Subsidiaries have complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days, (xiii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to

Parent or any of its Subsidiaries, and (xiv) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual or other workplace harassment complaints or demand letters or threatened claims.

(b)           Within the past four (4) years, under the WARN Act, none of Parent or any of its Subsidiaries has effectuated or experienced (i) a “plant closing” (as defined in the WARN Act), or (ii) a “mass layoff” (as defined in the WARN Act), nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.

5.16                    Reserve Reports.

(a)           All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent or its Subsidiaries) supplied to Williamson Petroleum Consultants, Inc. and Haas Petroleum Engineering Services, Inc. by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Parent in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Parent and its Subsidiaries as of July 1, 2009 and prepared by such engineering firm (the “Parent Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Parent Reserve Report) true and correct in all material respects and Parent has no knowledge of any material errors in such information that existed at the time of such issuance except as set forth in Section 5.16(a) of the Parent Disclosure Schedule.  Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Parent Reserve Report that would have a Parent Material Adverse Effect.

(b)           Set forth in Section 5.16(b) of the Parent Disclosure Schedule or the Parent AIM Reports is a list of all material Oil and Gas Interests that were included in the Parent Reserve Report that have been disposed of prior to the date hereof.

5.17                    Permits.  Parent and its Subsidiaries hold all of the Permits required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided, however, that no representation or warranty in this Section 5.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 5.11(a).

5.18                    Material Contracts.

(a)           Set forth in Section 5.18(a) of the Parent Disclosure Schedule or the Parent AIM Reports is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Parent or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration

Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Parent (collectively, the “Parent Material Contracts”).

(b)           Except as set forth in Section 5.18(a) or 5.18(b) of the Parent Disclosure Schedule or the Parent AIM Reports filed and publicly available prior to the date hereof, the Oil and Gas Interests of Parent and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $200,000 in the aggregate.  In addition, (A) all Parent Material Contracts are the valid and legally binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Parent is not in material breach or default with respect to, and to the knowledge of Parent, no other party to any Parent Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Parent Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Parent AIM Reports filed and publicly available prior to the date hereof no Parent Material Contract contains any provision that prevents Parent or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Parent and its Subsidiaries in accordance with historical practices.

(c)           As of the date hereof, except as set forth in Section 5.18(c) of the Parent Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2008, (i) there are no outstanding calls for payments in excess of $200,000 that are due or that Parent or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Parent or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d)           Except as set forth in Section 5.18(d) of the Parent Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Parent and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Parent and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases or unit agreements).

5.19                    Required Stockholder Vote.  The only vote of the holders of any class or series of Parent’s capital stock that shall be necessary to consummate the Transactions is the approval by a majority of the votes cast by the holders of the Parent Common Shares (the “Parent Stockholders’ Approval”).

5.20                    Proxy/Prospectus; Registration Statement.  None of the information to be supplied by Parent and, with respect to clause (c) only, its directors for inclusion in (a) the Proxy/Prospectus to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, or (c) the Readmission Document to be compiled in accordance with the AIM Rules, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the

Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21                    Intellectual Property.  Parent or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Parent and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Parent Material Adverse Effect.  No Person has notified either Parent or any of its Subsidiaries in writing and Parent does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and its Subsidiaries that could have a Parent Material Adverse Effect, and, to Parent’s knowledge, no Person is infringing on any right of Parent or any of its Subsidiaries with respect to any such Intellectual Property.  No claims are pending or, to Parent’s knowledge, threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

5.22                    Hedging.  Section 5.22 of the Parent Disclosure Schedule sets forth for the periods shown obligations of Parent and each of its Subsidiaries (and their respective counterparties) for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth in Section 5.22 of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

5.23                    Brokers.  No broker, finder or investment banker (other than SMH Capital, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.  True and correct copies of all agreements and engagement letters currently in effect with SMH Capital (the “Parent Engagement Letters”) have been provided to Target.

5.24                    Tax Matters.  Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

5.25                    Takeover Laws.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Parent is applicable to the Merger or the other transactions contemplated hereby.  The action of the Board of Directors of Parent in approving this Agreement (and the Transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the Transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1                      Conduct of Business by Target Pending the Merger.  From the date hereof until the Effective Time, except as Parent otherwise agrees in writing, as set forth in Section 6.1 of the Target Disclosure Schedule, or as otherwise contemplated by this Agreement, Target shall conduct its business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement.  Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           Target shall not adopt or propose any change to its Certificate of Incorporation or Bylaws (or similar organizational documents);

(b)           Target shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned Subsidiaries and regular quarterly dividends with respect to the Series D Stock) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, other than intercompany acquisitions of stock;

(c)           Target shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate, or enter a new line of business or commence business operations in any country in which Target is not operating as of the date hereof;

(d)           Except as set forth in Section 6.1(d) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to Parent and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate (other than sales of Hydrocarbons in the ordinary course of business);

(e)           Target shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 4.9 of the Target Disclosure Schedule;

(f)            Except as otherwise permitted by this Agreement and the terms of any refinancing of indebtedness in connection with the Transactions, or as set forth in Section 6.1(f) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, (i) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target Disclosure Schedule), (ii) enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, (iii) incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements or any refinancing thereof (except as set forth in Section 6.1(f) of the Target Disclosure Schedule), (iv) fail to make any required contribution to any Target Benefit Plan, (v) increase compensation or bonuses (except for compensation or bonuses as set forth in Section 6.1(f) of the Target Disclosure Schedule) or increase other benefits payable to (except for payments pursuant to 401(k) plans), or, except as required by applicable law, modify or amend any employment agreements or severance agreements with, any executive officer or former employee or (vi) enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

(g)           Target shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by Target or any of its Subsidiaries except for any such change required by GAAP;

(h)           Target shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) or other layoff without in good faith attempting to comply with the WARN Act and any similar state law or regulation requiring notice to employees before layoffs;

(i)            Target shall not amend or otherwise change the terms of the Target Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Target;

(j)            Except for expenditures set forth in Section 6.1(j) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $1,000,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate;

(k)           Target and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective oil and gas leases;

(l)            Target shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Target’s current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three (3) months;

(m)          Target shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, vacation pay, employment or retention agreement, consulting agreement, or other similar plan, program, agreement,  or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Target or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, except for employment offers to “at-will” employees whose aggregate annual compensation is less than $100,000, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary is required to pay as contributions thereto, (vi) take any action which would result in the inclusion in gross income of deferred compensation under Section 409A of the Code or (vii) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

(n)           Target shall not, and shall not permit any of its Subsidiaries to, (i) approve an increase in salary for any Target Employees or (ii) without Parent’s prior written consent (which consent shall not be unreasonably withheld), terminate any Target Employee entitled to any severance payment upon such termination;

(o)           Target shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

(p)           Target shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $500,000, other than pursuant to agreements or commitments existing on the date hereof;

(q)           Target shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(r)            Target shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

6.2           Conduct of Business by Parent Pending the Merger. From the date hereof until the Effective Time, except as Target otherwise agrees in writing, as set forth in Section 6.2 of the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, Parent shall conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement.  Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Target’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     Parent shall not adopt or propose any change to its Certificate of Formation or Bylaws (or similar organizational documents);

(b)     Parent shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent or its subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries), or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, other than intercompany acquisitions of stock;

(c)     Parent shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate, or enter a new line of business or commence business operations in any country in which Parent is not operating as of the date hereof;

(d)     Except as set forth in Section 6.2 of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to Target and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate (other than sales of Hydrocarbons in the ordinary course of business);

(e)     Parent shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 5.9 of the Parent Disclosure Schedule;

(f)      Except as otherwise permitted by this Agreement and the terms of any refinancing of indebtedness in connection with the Transactions, Parent shall not, and shall not permit any of its Subsidiaries to, (i) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise), (ii) enter into any amendment of any term of any outstanding security of Parent or of any of its Subsidiaries, (iii) incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements or any refinancing thereof (except as set forth in Section 6.2 of the Parent Disclosure Schedule), (iv) fail to make any required contribution to any Parent Benefit Plan, (v) increase compensation or bonuses (except for compensation or bonuses as set forth in

Section 6.2 of the Parent Disclosure Schedule) or increase other benefits payable to (except for payments pursuant to 401(k) plans), or, except as required by applicable law, modify or amend any employment agreements or severance agreements with, any executive officer or former employee or (vi) enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

(g)     Parent shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by GAAP;

(h)     Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) or other layoff without in good faith attempting to comply with the WARN Act and any similar state law or regulation requiring notice to employees before layoffs;

(i)      Parent shall not amend or otherwise change the terms of the Parent Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Parent;

(j)      Except as set forth in Section 6.2 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $1,000,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate;

(k)     Parent and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective oil and gas leases;

(l)      Parent shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Parent’s current policies, or (ii) enter into any fixed price commodity sales agreements with a duration of more than three (3) months;

(m)    Parent shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Parent or any Subsidiary, or amendments required by law to preserve the qualified status of a Parent Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, vacation pay, employment or retention agreement, consulting agreement, or other similar plan, program, agreement,  or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Parent or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, except for employment offers to “at-will” employees whose aggregate annual compensation is less than $100,000, (ii) engage in any transaction (either acting alone or in conjunction with any Parent Benefit Plan or trust created thereunder) in connection with which Parent or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Parent Benefit Plan in a manner, or take any other action with respect to any Parent Benefit Plan, that could result in the liability of Parent or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Parent Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Parent Benefit Plan, any agreement relating thereto or applicable law, Parent or any Subsidiary is required to pay as contributions thereto, (vi) take any action which would result in the inclusion in gross income of deferred compensation under Section 409A of the Code or (vii) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Parent Benefit Plan provided;

(n)     Parent shall not, and shall not permit any of its Subsidiaries to, (i) approve an increase in salary for any Parent Employees or (ii) without Target’s prior written consent (which consent shall not be unreasonably withheld), terminate any Parent Employee entitled to any severance payment upon such termination;

(o)     Parent shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

(p)     Parent shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $500,000, other than pursuant to agreements or commitments existing on the date hereof;

(q)     Parent shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(r)      Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Access and Information. Unless otherwise prohibited by applicable law, the parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.  Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.  Notwithstanding the foregoing, the Confidentiality Agreement, dated March 13, 2009, by and between Parent and Target (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement.

7.2           Target Acquisition Proposals.

(a)     From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Target and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other agents not to, directly or indirectly,

(i)           take any action to solicit, initiate or encourage any Target Acquisition Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Target Acquisition Proposal,

(ii)          approve or recommend entry into any agreement with respect to a Target Acquisition Proposal, or

(iii)         engage or participate in discussions or negotiations with, or disclose any nonpublic information relating to Target or its Subsidiaries, respectively, or furnish to any Person any information with respect to, or otherwise take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Target Acquisition Proposal, or cooperate in any way with a Target Acquisition Proposal.

Nothing contained in this Section 7.2 shall prohibit Target and its Board of Directors from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, (y) waiving, or agreeing to waive, any provision of any stand-still or similar agreement in effect on the date hereof to allow a Person to make a Target Acquisition Proposal, so long as simultaneously with such waiver, such parties become subject to stand-still provisions at least as restrictive as those in the Confidentiality Agreement, or (z) prior to obtaining the Target Stockholders’ Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has submitted an unsolicited bona fide written Target Acquisition Proposal made not in violation of this Agreement or any standstill agreement if, and only to the extent that (with respect to this Section 7.2 only):

(i)           such unsolicited bona fide written Target Acquisition Proposal is made by a third party that Target’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Target Acquisition Proposal;

(ii)          Target’s Board of Directors, after duly consulting with Target’s outside legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties imposed by applicable law;

(iii)         contemporaneously with furnishing such information to, or entering into discussions with, such Person, Target enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreement (and containing additional provisions that expressly permit Target to comply with the provisions of this Section 7.2); and

(iv)        Target’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Target Acquisition Proposal is reasonably likely to result in a Target Superior Proposal.

(b)     For purposes of this Agreement:

(i)           The term “Target Acquisition Proposal” means any inquiry, offer or proposal for, or any indication of interest from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent ten percent (10%) or more of the total revenue, operating income, EBITDA or assets of Target and the Target Subsidiaries, taken as a whole, or (B) ten percent (10%) or more of the outstanding shares of Target Common Shares or capital stock of, or other equity or voting interests in, any of the Target Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.  Other than as provided in this Section 7.2, Target shall not waive any provisions of a confidentiality agreement entered into with a Person who has indicated a willingness to make an unsolicited bona fide Target Acquisition Proposal without Parent’s prior written consent.

(ii)          The term “Target Superior Proposal” means a bona fide written Target Acquisition Proposal made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and Target, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of Target Common Shares or all or substantially all the assets of Target and the Target Subsidiaries, taken as a whole, (by merger or otherwise) for consideration consisting of cash, securities and/or other property that Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Target Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Target Acquisition Proposal, and Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Target Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Target Common Shares than the Transactions.

(c)     Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Target Stockholders’ Approval, nothing in this Agreement shall prevent Target or the Target Board of Directors from, subject to compliance by Target with this Section 7.2:

(i)           withdrawing, amending or modifying in a manner adverse to Parent, or publicly proposing to withdraw, amend or modify in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Target Board of Directors or any committee thereof (as the case may be) of this Agreement, the Merger or the Transactions (the actions referred to in this clause (i) collectively referred to herein as a “Target Adverse Recommendation Change”),

(ii)          recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Target Acquisition Proposal (the actions referred to in this clause (ii) being collectively referred to herein as a “Target Acquisition Proposal Recommendation”), or

(iii)         entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Target Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.2(a)(iii)) (each, a “Target Acquisition Agreement”);

provided, however, that

(iv)        in the case of a Target Adverse Recommendation Change not involving a Target Acquisition Proposal, the Target Board of Directors, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Target under applicable law;

(v)         in the case of a Target Adverse Recommendation Change involving a Target Acquisition Proposal, a Target Acquisition Proposal Recommendation or any entry into a Target Acquisition Agreement, the Target Board of Directors, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Target Acquisition Proposal or Target Acquisition Agreement constitutes a Target Superior Proposal; and

(vi)        in the case of entry into a Target Acquisition Agreement, Target concurrently terminates this Agreement pursuant to and after complying with the provisions of Article X and Section 7.2.

For the avoidance of doubt, the parties acknowledge and agree that a Target Adverse Recommendation Change may or may not involve a Target Acquisition Proposal.

(d)     If Target or any officer, director, employee, attorney, investment banker or other agent of Target or any Target Subsidiary receives a request for information from a Person who has made an unsolicited bona fide written Target Acquisition Proposal, and Target is permitted to provide such Person with information pursuant to this Section 7.2, Target will provide written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and Target will use commercially reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provide Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Parent pursuant to this clause (d), which confidentiality agreement shall be subject to Parent’s disclosure obligations arising under applicable law or securities exchange regulations.

(e)     Notwithstanding anything herein to the contrary, the Target Board of Directors shall not (1) make a Target Acquisition Recommendation Change, (2) make a Target Acquisition Proposal Recommendation or (3) enter into any Target Acquisition Agreement relating to a Target Acquisition Proposal, unless:

(i)           Target complies with Section 7.2(c) and Section 7.2(d); and

(ii)          in the case of a Target Acquisition Proposal, promptly upon a determination by the Target Board of Directors that a Target Acquisition Proposal constitutes a Target Superior Proposal, Target immediately notifies, in writing, Parent of such determination and describes in reasonable detail the material terms and conditions of such Target Superior Proposal and the identity of the Person making such Target Superior Proposal.  Parent shall have five (5) Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Target may proceed with this Agreement (a “Parent Revised Offer”).  During such five (5) Business Day period, Target and its financial and legal advisors shall negotiate in good faith with Parent to enable Parent to submit a Parent Revised Proposal and may not terminate this Agreement in accordance with Article X.  Any amendment to the price or any other material term of a Target Superior Proposal shall require a new written notice from Target to Parent and an additional three (3) Business Day period within which Parent may negotiate a Parent Revised Offer.

(f)      All notices to be given by the Parties under this Section 7.2 shall be given by facsimile in accordance with Section 11.1 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

(g)     Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any officer, director, employee, attorney, investment banker or other agent of Target or any Target Subsidiary, whether or not such person is purporting to act on behalf of Target or any Target Subsidiary or otherwise, shall be a breach of this Section 7.2 by Target.

7.3           Parent Acquisition Proposals. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other agents not to, directly or indirectly,

(i)           take any action to solicit, initiate or encourage any Parent Acquisition Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Parent Acquisition Proposal,

(ii)          approve or recommend entry into any agreement with respect to a Parent Acquisition Proposal, or

(iii)         engage or participate in discussions or negotiations with, or disclose any nonpublic information relating to Parent or its Subsidiaries, respectively, or furnish to any Person any information with respect to, or otherwise take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, or cooperate in any way with a Parent Acquisition Proposal.

Nothing contained in this Section 7.3 shall prohibit Parent and its Board of Directors from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, (y) waiving, or agreeing to waive, any provision of any stand-still or similar agreement in effect on the date hereof to allow a Person to make a Parent Acquisition Proposal, so long as simultaneously with such waiver, such parties become subject to stand-still provisions at least as restrictive as those in the Confidentiality Agreement, or (z) prior to obtaining the Parent Stockholders’ Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has submitted an unsolicited bona fide written Parent Acquisition Proposal made not in violation of this Agreement or any standstill agreement if, and only to the extent that (with respect to this Section 7.3 only):

(iv)        such unsolicited bona fide written Parent Acquisition Proposal is made by a third party that Parent’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Parent Acquisition Proposal;

(v)         Parent’s Board of Directors, after duly consulting with Parent’s outside legal counsel, determines in good faith that such action is necessary for Parent’s Board of Directors to comply with its fiduciary duties imposed by applicable law;

(vi)        contemporaneously with furnishing such information to, or entering into discussions with, such Person, Parent enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreement (and containing additional provisions that expressly permit Parent to comply with the provisions of this Section 7.3); and

(vii)       Parent’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Acquisition Proposal is reasonably likely to result in a Parent Superior Proposal.

(b)     For purposes of this Agreement:

(i)           The term “Parent Acquisition Proposal” means any inquiry, offer or proposal for, or any indication of interest from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent ten percent (10%) or more of the total revenue, operating income, EBITDA or assets of Parent and the Parent Subsidiaries, taken as a whole, or (B)  ten percent (10%) or more of the outstanding shares of Parent Common Shares or capital stock of, or other equity or voting interests in, any of the Parent Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.  Other than as provided in this Section 7.3, Parent shall not waive any provisions of a confidentiality agreement entered into with a Person who has indicated a willingness to make an unsolicited bona fide Parent Acquisition Proposal without Parent’s prior written consent.

(ii)          The term “Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and Parent, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of Parent Common Shares or all or substantially all the assets of Parent and the Parent Subsidiaries, taken as a whole, (by merger or otherwise) for consideration consisting of cash, securities and/or other property that Parent’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Parent Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Parent Acquisition Proposal, and Parent’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Parent Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Parent Common Shares than the Transactions.

(c)     Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Parent Stockholders’ Approval, nothing in this Agreement shall prevent Parent or the Parent Board of Directors from, subject to compliance by Parent with this Section 7.3:

(i)           withdrawing, amending or modifying in a manner adverse to Target, or publicly proposing to withdraw, amend or modify in a manner adverse to Target, the approval, recommendation or declaration of advisability by the Parent Board or any committee thereof (as the case may be) of this Agreement, the Merger or the transactions contemplated thereby (the actions referred to in this clause (i) collectively referred to herein as a “Parent Adverse Recommendation Change”),

(ii)          recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Parent Acquisition Proposal (the actions referred to in this clause (ii) being collectively referred to herein as a “Parent Acquisition Proposal Recommendation”), or

(iii)         entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Parent Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.3(a)(iii)) (each, a “Parent Acquisition Agreement”);

provided, however, that

(iv)        in the case of a Parent Adverse Recommendation Change not involving a Parent Acquisition Proposal, the Parent Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable law;

(v)         in the case of a Parent Adverse Recommendation Change involving a Parent Acquisition Proposal, a Parent Acquisition Proposal Recommendation or any entry into a Parent Acquisition Agreement, the Parent Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Parent Acquisition Proposal or Parent Acquisition Agreement constitutes a Parent Superior Proposal; and

(vi)        in the case of entry into a Parent Acquisition Agreement, Parent concurrently terminates this Agreement pursuant to and after complying with the provisions of Article X and Section 7.3.

For the avoidance of doubt, the Parties acknowledge and agree that a Parent Adverse Recommendation Change may or may not involve a Parent Acquisition Proposal.

(d)     If Parent or any officer, director, employee, attorney, investment banker or other agent of Parent or any Parent Subsidiary receives a request for information from a Person who has made an unsolicited bona fide written Parent Acquisition Proposal, and Parent is permitted to provide such Person with information pursuant to this Section 7.3, Parent will provide written notice to Target to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and Parent will use commercially reasonable efforts to keep Target informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provide Target copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Target agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Target pursuant to this clause (d), which confidentiality agreement shall be subject to Target’s disclosure obligations arising under applicable law or securities exchange regulations.

(e)     Notwithstanding anything herein to the contrary, the Parent Board of Directors shall not (1) make a Parent Acquisition Recommendation Change, (2) make a Parent Acquisition Proposal Recommendation or (3) enter into any Parent Acquisition Agreement relating to a Parent Acquisition Proposal, unless:

(i)           Parent complies with Section 7.3(c) and Section 7.3(d); and

(ii)          in the case of a Parent Acquisition Proposal, promptly upon a determination by the Parent Board that a Parent Acquisition Proposal constitutes a Parent Superior Proposal, Parent immediately notifies, in writing, Target of such determination and describes in reasonable detail the material terms and conditions of such Parent Superior Proposal and the identity of the Person making such Parent Superior Proposal.  Target shall have five (5) Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Parent may proceed with this Agreement (a “Target Revised Offer”).  During such five (5) Business Day period, Parent and its financial and legal advisors shall negotiate in good faith with Target to enable Target to submit a Target Revised Proposal and may not terminate this Agreement in accordance with Article X.  Any amendment to the price or any other material term of a Parent Superior Proposal shall require a new written notice from Parent to Target and an additional three (3) Business Day period within which Target may negotiate a Target Revised Offer.

(f)            All notices to be given by the Parties under this Section 7.3 shall be given by facsimile in accordance with Section 11.1 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

(g)           Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.3 by any officer, director, employee, attorney, investment banker or other agent of Parent or any Parent Subsidiary, whether or not such person is purporting to act on behalf of Parent or any Parent Subsidiary or otherwise, shall be a breach of this Section 7.3 by Parent.

7.4                   Directors’ and Officers’ Indemnification and Insurance.

(a)           Directors and Officers of Target.

(i)            For six (6) years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Target or, any Subsidiary (each a “Target Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Target Indemnified Party because the Target Indemnified Party is or was a director or officer of Target pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Target Indemnified Liabilities”) to the full extent permitted under Delaware law or the Surviving Corporation’s Certificate of Incorporation and Bylaws.  If a Target Indemnified Party makes or asserts any claim for Target Indemnified Liabilities, any determination required to be made with respect to whether a Target Indemnified Party’s conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Target Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Target Indemnified Party.  If any claim or claims are brought against any Target Indemnified Party (whether arising before or after the Effective Time), such Target Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Corporation (if selected after the Effective Time).

(ii)           The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Target Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL, subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Target Indemnified Party to repay such amount if it shall ultimately be determined that such Target Indemnified Party is not entitled to be indemnified by the Surviving Corporation.

(iii)          The Surviving Corporation shall maintain Target’s existing traditional and Side A officers’ and directors’ liability insurance policies (“D&O Insurance”), including existing excess layers, with the purchase of tail coverage for a period of at least six (6) years after the Effective Time for the purpose of providing coverage for claims made during the six (6) year period for wrongful acts (as defined by the existing D&O Insurance policies) committed prior to the Effective Time; provided, that, if possible, the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the insureds under the existing D&O Insurance policies so long as any such substitution does not result in gaps or lapses in coverage; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such tail coverage for six (6) years shall not exceed $2,000,000, and in the event that the cost of such coverage exceeds that amount, the Surviving Corporation shall purchase only as much tail coverage for six (6) years as possible for the amount of $2,000,000.

(iv)          In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.4(a).

(v)           The obligations of the Surviving Corporation under this Section 7.4(a) shall survive the consummation of this Merger and shall not be terminated or modified in such a manner as to adversely affect any Target Indemnified Party to whom this Section 7.4(a) applies for a period of six (6) years from the Effective Time without the consent of each affected Target Indemnified Party (it being expressly agreed that the Target Indemnified Parties to whom this Section 7.4(a) applies shall be third-party beneficiaries of this Section 7.4(a).

(b)           Directors and Officers of Parent.

(i)            For six (6) years after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Parent or, any Subsidiary (each an “Parent Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any proceeding against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Parent Indemnified Party because the Parent Indemnified Party is or was a director or officer of Parent pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Parent Indemnified Liabilities”) to the full extent permitted under Texas law or Parent’s Certificate of Formation and Bylaws.  If a Parent Indemnified Party makes or asserts any claim for Parent Indemnified Liabilities, any determination required to be made with respect to whether a Parent Indemnified Party’s conduct complies with the standards set forth under the Texas Business Organizations Code (the “TBOC”) shall be made by independent counsel mutually acceptable to Parent and the Parent Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Parent Indemnified Party.  If any claim or claims are brought against any Parent Indemnified Party (whether arising before or after the Effective Time), such Parent Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Parent.

(ii)           Parent shall promptly advance all reasonable out-of-pocket expenses of each Parent Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the TBOC, subject to the receipt by Parent of an undertaking by or on behalf of such Parent Indemnified Party to repay such amount if it shall ultimately be determined that such Parent Indemnified Party is not entitled to be indemnified by Parent.

(iii)          Parent shall maintain its existing traditional and Side A D&O Insurance policies, including existing excess layers, with the purchase of tail coverage for a period of at least six (6) years after the Effective Time for the purpose of providing coverage for claims made during the six (6) year period for wrongful acts (as defined by the existing D&O Insurance policies) committed prior to the Effective Time; provided, that , if possible, Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the insureds under the existing D&O Insurance policies so long as any such substitution does not result in gaps or lapses in coverage; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such tail coverage for six (6) years shall not exceed $2,000,000, and in the event that the cost of such coverage exceeds that amount, Parent shall purchase only as much tail coverage for six (6) years as possible for the amount of $2,000,000.

(iv)          In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.4(b).

(v)           The obligations of Parent under this Section 7.4(b) shall survive the consummation of this Merger and shall not be terminated or modified in such a manner as to adversely affect any Parent Indemnified Party to whom this Section 7.4(b) applies for a period of six (6) years from the Effective Time without the consent of each affected Parent Indemnified Party (it being expressly agreed that the Parent Indemnified Parties to whom this Section 7.4(b) applies shall be third-party beneficiaries of this Section 7.4(b).

7.5                   Further Assurances. Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions.  The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions.  The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others.  Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

7.6                   Expenses.

(a)           Except as provided in Sections 7.19 and 10.3(a), the parties shall bear, pro rata, all Expenses (as defined below) that they incur, such that Target pays an aggregate of fifty percent (50%) of such Expenses, and Parent pays an aggregate of fifty percent (50%) of such Expenses.  In no event will Parent pay any expenses of Target shareholders.

(b)           “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses incurred by a party or on its behalf in connection with or related to the preparation, printing, filing and mailing of the Registration Statement, the Proxy/Prospectus, the solicitation of stockholder approvals and requisite HSR filings (subject to reasonable documentation).  Expenses shall exclude all fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to any party hereto and its affiliates incurred by such party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution or performance of this Agreement.

7.7                   Cooperation.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one (1) or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.8                   Publicity.  Neither Target, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consent of the other party, except as may be required by law or by any listing agreement with the NYSE Amex and the AIM, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to any release or other announcement.

7.9                   Additional Actions.  Subject to the terms and conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Stockholders’ Approval and the Parent Stockholders’ Approval.  Parent shall cause the Merger Sub to perform its covenants and agreements under this Agreement and any Ancillary Agreement to which Merger Sub is a party.

7.10                 Filings.  Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

7.11                 Consents.  Each of Parent and Target shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

7.12                 Certain Parent Board Approvals.  Prior to the Closing Date, Parent and Target, and their respective Boards of Directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required to cause any dispositions of Target Shares (including derivative securities with respect to Target Common Shares) or acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

7.13                 Parent Board of Directors.

(a)           Parent shall use its best efforts to cause (i) three (3) members of Target’s Board of Directors to be elected as members of Parent’s Board of Directors by Parent’s existing Board of Directors simultaneous with Closing, subject to applicable law, which directors shall be acceptable to Parent’s Board of Directors in its sole discretion (collectively, “Director Nominees”); and (ii) Richard Kelly Plato of Parent’s Board of Directors to tender his letter of resignation to be effective simultaneous with the Closing.  One of the Director Nominees will become a Class I Director of Parent, one of the Director Nominees will fill the vacancy created by the resignation of R. Kelly Plato as a Class II Director of Parent, and one of the Director Nominees will become a Class III Director of Parent, in each case as designated by Target.  Subject to applicable law, each Director Nominee shall serve as a Class I, Class II or Class III Director for a term expiring as follows: (i) for Class I Directors, at Parent’s 2012 annual meeting of stockholders, (ii) for Class II Directors, at Parent’s 2010 annual meeting of stockholders and (iii) for Class III Directors, at Parent’s 2011 annual meeting of stockholders, each as following the Effective Time and until his successor is duly elected and qualified.  If at any time prior to the Effective Time, any Director Nominee shall be unable to serve as a director at the Effective

Time, Target’s Board of Directors or nominating committee shall nominate another individual who is a member of Target’s Board of Directors and is reasonably acceptable to Parent to serve in such individual’s place.  Parent shall take such action, including amending its Certificate of Formation and/or Bylaws, as required to cause the number of directors constituting Parent’s Board of Directors immediately after the Effective Time to be increased as necessary to reflect the addition of the Director Nominees.

(b)           The composition of the committees of Parent’s Board of Directors immediately following the Effective Time (including the respective chairmen thereof) shall be as designated at or immediately following the Effective Time in the sole discretion of Parent’s Board of Directors, provided that during the one (1) year period following the Closing, each committee shall consist of four (4) directors, at least two (2) of whom will be directors who served on Target’s Board of Directors before the Closing.

7.14                 Stockholders’ Meetings.

(a)           Target shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its stockholders (the “Target Meeting”) for the purpose of securing the Target Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its Certificate of Incorporation and Bylaws, which Proxy/Prospectus shall contain the recommendation of the Target Board of Directors that its stockholders approve this Agreement, (iii) subject to Section 7.2 and Article X, recommend approval of the Merger and this Agreement through its board of directors, (iv) subject to Section 7.2 and Article X, use commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Target Stockholders’ Approval, and (v) cooperate and consult with Parent with respect to each of the foregoing matters.

(b)           Parent shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its stockholders (the “Parent Meeting”) for the purpose of securing the Parent Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its Certificate of Incorporation and Bylaws, which Proxy/Prospectus shall contain the recommendation of the Parent Board of Directors that its stockholders approve this Agreement, (iii) subject to Section 7.3 and Article X, recommend approval of the Merger and this Agreement through its board of directors, (iv) subject to Section 7.3 and Article X, use commercially reasonable efforts to solicit from its stockholders proxies to secure the Parent Stockholders’ Approval, and (v) cooperate and consult with Target with respect to each of the foregoing matters.

7.15                 Preparation of the Proxy/Prospectus and Registration Statement.

(a)           Parent and Target shall promptly (i) prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use commercially reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus and (ii) prepare and publish an admission document in relation to Parent and Target (the “Readmission Document”) which shall be compiled in accordance with the AIM Rules and Parent and Target shall furnish all relevant information required to publish the Readmission Document, procure the acceptance of responsibility of any director or proposed director of Parent in connection with the Readmission Document, the engagement of any competent person in accordance with the AIM Rules and the engagement of any other adviser that may be required so that Parent may be approved and re-admitted to the AIM.  At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent shall have provided to Target a copy of the Registration Statement containing the Proxy/Prospectus at least ten (10) days prior to any filing thereof and any supplement or amendment at least two (2) days prior to any filing thereof.  Subject to the foregoing sentence, Parent and Target shall jointly determine the date that the Registration Statement is filed with the SEC and the date that Parent shall be re-admitted to listing on AIM.  Parent and Target shall use commercially reasonable efforts (i) to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (ii) use commercially reasonable efforts to achieve the intended date for re-admission to listing on AIM including instructing Parent’s nominated adviser to file such necessary notices with AIM as may be required to effect Parent’s listing on AIM.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws or AIM Rules in connection with the issuance of Parent Common Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action.  Promptly after the effectiveness of the Registration Statement and the completion of the Readmission Document, Parent and Target shall cause the Proxy/Prospectus and the Readmission Document to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus and Readmission Document have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable.  If at any time prior to the Effective Time, the officers and directors of Parent or Target discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Proxy/Prospectus or the Readmission Document not misleading, then such party shall immediately notify the other party of such misstatements or omissions.  Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b)           Following receipt by UHY LLP (“UHY”), Parent’s independent auditors, of an appropriate request from Target pursuant to SAS No. 72, Parent shall use commercially reasonable efforts to cause to be delivered to Target a letter of Hein, dated a date within two (2) Business Days before the effective date of the Registration Statement and the date of the publication of the Readmission Document, and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for “cold comfort” and “working capital” and other required letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus and the Readmission Document.

(c)           Following receipt by Hein & Associates, L.L.P. (“Hein”), Target’s independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, Target shall use commercially reasonable efforts to cause to be delivered to Parent a letter of UHY, dated a date within two (2) Business Days before the effective date of the Registration Statement and the date of the publication of the Readmission Document, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for “cold comfort” and   “working capital” and other required letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus and the Readmission Document.

7.16                 Stock Exchange Listing.  Parent shall use commercially reasonable efforts to cause the Parent Common Shares to be issued in the Merger and to be issued upon the exercise of options to purchase Parent Common Shares to be approved and admitted for listing on the NYSE Amex and the AIM.

7.17                 Employee Matters.

(a)           Target has heretofore furnished to Parent a listing of all current employees co-employed by Target, its Subsidiaries and Administaff, Inc. or its affiliates, including each employee’s (i) name, (ii) title, position or written job description, (iii) current rate of annual remuneration and any incentive compensation arrangements, commissions, or fringe or other material benefits, whether payable in cash or in kind, and accrued but unused vacation, sick, or other paid leave and the rate at which paid leave is accrued, (iv) the location where such employee generally performs services, (v) the date such employee was employed by Target or a Subsidiary of Target, (vi) status as exempt/non-exempt, (vii) initial date of hire, seniority or service credit date if different from initial date of hire, (viii) status (whether active or on leave of absence and, if on a leave, the type of leave), and (ix) bonuses for the current fiscal year and the most recently completed fiscal year (the “Target Employees”).

(b)           Parent has heretofore furnished to Target a listing of all current employees of Parent and its Subsidiaries, including each employee’s (i) name, (ii) title, position or written job description, (iii) current rate of annual remuneration and any incentive compensation arrangements, commissions, or fringe or other material benefits, whether payable in cash or in kind, and accrued but unused vacation, sick, or other paid leave and the rate at which paid leave is accrued, (iv) the location where such employee generally performs services, (v) the date such employee was employed by Parent or a Subsidiary of Parent, (vi) status as exempt/non-exempt, (vii) initial date of hire, seniority or service credit date if different from initial date of hire, (viii) status (whether active or on leave of absence and, if on a leave, the type of leave), and (ix) bonuses for the current fiscal year and the most recently completed fiscal year (the “Parent Employees”). The Target Employees and the Parent Employees are referred to herein collectively as the “Business Employees.”

(c)           After the Effective Time, Parent shall (or shall cause the Surviving Corporation to) (i) continue in effect the Target Benefit Plans (except as provided in this Section

7.17) and the Administaff Plans as in effect immediately prior to the Effective Time, and the Administaff Agreement (or a substantially similar agreement with Administaff Companies II, L.P. or its affiliate) or (ii) provide or cause to be provided substantially similar benefit plans and arrangements to those benefit plans and arrangements provided to the Business Employees immediately prior to the Effective Time either through an agreement with a professional employer organization other than Administaff Companies II, L.P. or through benefit plans and arrangements sponsored and maintained by Parent or a Subsidiary (the plans described in (i) and (ii) are referred to herein as the “Post-Closing Plans”).

(d)           For all purposes (including for purposes of vesting, eligibility, accrual of benefits and level of benefits) under the Post-Closing Plans providing benefits to any Target Employees after the Effective Time, each Target Employee shall be credited for his or her years of service with Target and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Target Employee was entitled, before the Effective Time, to credit for such service under any similar Target Benefit Plan or Administaff Plan; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan.  In addition, and without limiting the generality of the foregoing, Parent shall take commercially reasonable efforts to provide that (x) each Target Employee shall be immediately eligible to participate, without any waiting time, in any and all Post-Closing Plans to the extent coverage under such Post-Closing Plan is comparable to a Target Benefit Plan or Administaff Plan in which such Target Employee participated immediately before the Effective Time (such plans, collectively, the “Pre-Closing Plans”) and (y) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to any Target Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under comparable plans of Target or its Subsidiaries or the Administaff Plan in which such employee participated immediately prior to the Effective time, and Parent shall cause any eligible expenses incurred by such employee and his or her dependents during the portion of the plan year of the Pre-Closing Plans ending on the date of such employee’s participation in the corresponding Post-Closing Plan begins to be taken into account under such Post-Closing Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

(e)           Notwithstanding anything to the contrary in this Section 7.17(e), the parties expressly acknowledge and agree that (i) the Business Employees are not intended beneficiaries of this Agreement and this Agreement is not intended to create a contract between Parent (or any of its subsidiaries), the Surviving Corporation, Target, or any Target Subsidiary, on the one hand, and any Business Employee, on the other hand, and no Business Employee may rely on this Agreement as a basis for any breach of contract claim against Parent (or any of its subsidiaries), the Surviving Corporation, Target, or any of the Target Subsidiaries; (ii) nothing in this Agreement shall be deemed or construed to require Parent (or any of its subsidiaries), the Surviving Corporation, Target, or any of the Target Subsidiaries to continue to employ any particular Business Employee for any period after Closing; (iii) nothing in this Agreement shall be deemed or construed to limit Parent’s (or any of its subsidiary’s), or the Surviving Corporation’s right to terminate the employment of any Business Employee during any period after Closing; (iv) nothing in this Agreement shall be deemed or construed to limit Parent’s (or any of its subsidiary’s), or the Surviving Corporation’s right to terminate or amend any benefit plan or arrangement covering any Business Employee on or after the Closing Date or to provide any benefit other than through agreement with a professional employer organization; and (v) nothing in this Agreement shall modify or amend any Target Benefit Plan, Administaff Plan, Parent Benefit Plan or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such plan or other agreement, plan, program, or document.

(f)            Parent shall (or shall cause the Surviving Corporation to) recognize accrued but unused paid vacation, earned time off, and sick leave accrued by a Business Employee as of the Closing Date.  Prior to the Closing Date, Target shall confirm in writing to Parent and Parent shall confirm in writing to Target and Parent and Target shall confirm to their respective Business Employees the amount of accrued and unpaid days of vacation, earned time off, and sick leave applicable to such Business Employees.

(g)           Target and Parent shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 7.17.

7.18                 Notice of Certain Events.  Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:

(a)           any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b)           any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12, or which relate to the consummation of the Transactions;

(d)           any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e)           any Target Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

7.19                 Site Inspections.  Target and its Subsidiaries shall deliver to Parent at least thirty (30) days prior to the Closing all environmental documents, reports, assessments and Target Permits regarding the properties owned, used or leased by Target and its Subsidiaries.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each party may undertake (at that party’s sole cost and expense) a reasonable environmental and operational assessment or assessments (an “Assessment”) of the other party’s operations, business and/or properties that are the subject of this Agreement.  An Assessment may include a review of permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing.  An Assessment will not include any soil borings, groundwater or any other “Phase II” testing without the consent of the party whose operations, business or property is the subject of such Assessment (the “Inspected Party”) (such consent not to be unreasonably withheld, conditioned or delayed).  Before conducting an Assessment, the party intending to conduct such Assessment (the “Inspecting Party”) shall confer with the Inspected Party regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to (i) avoid interference with the Inspected Party’s operations or business; (ii) require Inspecting Party’s representatives responsible for performing the Assessment to maintain insurance coverage as required by the Inspected Party; (iii) keep the Inspected Party’s property free and clear of any liens arising out of any entry onto or inspection of the subject property; and (iv) provide indemnification by the Inspecting Party in favor of the Inspected Party to indemnify the Inspected Party from the Inspecting Party’s negligence in conducting such Assessment.  The Inspected Party shall cooperate in good faith with the Inspecting Party’s effort to conduct an Assessment.

7.20                 Tax Treatment.  Each party shall use commercially reasonable efforts to cause the Merger to qualify, and shall not take, and shall use commercially reasonable efforts to prevent any subsidiary of such party from taking, any actions which would prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

7.21                 Stockholder Litigation.  Each of Parent and Target shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or Target, as applicable, and its directors relating to the Transactions.

7.22                 Parent Restructure.  Not less than one (1) day prior to the Closing, Parent shall take any and all actions necessary (including filing with the Secretary of State of the State of Texas a Certificate of Amendment to the Certificate of Formation of Parent) to increase the authorized number of Parent Common Shares to a sufficient amount of Parent Common Shares to (i) accomplish the Transactions, (ii) fulfill contractual obligations of Parent and (iii) provide for additional issuances of capital stock of Parent as approved by its Board of Directors, which amount shall not be less than 250,000,000 shares.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1                   Conditions to the Obligation of Each Party.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)           The Target Stockholders’ Approval and the Parent Stockholders’ Approval must have been obtained.

(b)           No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(c)           The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(d)           Each of Target and Parent must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

(e)           The Parent Common Shares to be issued in the Merger and to be issued upon the exercise of options to purchase Parent Common Shares must have been approved and admitted for listing on the NYSE Amex.

(f)            Any applicable waiting period under the HSR Act must have expired or been terminated.

(g)           Prior to or simultaneous with the Effective Time, all indebtedness under Parent’s credit facilities shall have been repaid or refinanced, or Parent shall have received consent under such credit facilities to enter into this Agreement.

(h)           Prior to or simultaneous with the Effective Time, all indebtedness under Target’s credit facility shall have been repaid or refinanced, or Target shall have received consent under such credit facility to enter into this Agreement.

8.2                   Conditions to the Obligations of Parent.  The obligation of Parent to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Target must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Target contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Target Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Parent must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Target as to the satisfaction of this condition.

(b)           From the date hereof through the Effective Time, there must not have occurred any change, event, circumstance, condition, development or occurrence with respect to

Target or its financial condition, business or operations that would constitute a Target Material Adverse Effect.

(c)           Target must have delivered to its counsel, Parent and Parent’s counsel a certificate, signed on behalf of Target by a duly authorized officer of Target, substantially in the form attached hereto as Exhibit 8.2(c), certifying the representations necessary for counsel to Target to opine that the Merger will qualify as a reorganization under Section 368(a) of the Code.

(d)           Each consent, waiver and approval set forth in Sections 4.4(b) and 4.4(c) of the Target Disclosure Schedule must have been obtained, and Target must have provided Parent and Parent’s counsel with copies thereof.

(e)           Parent must have received a “cold comfort” letter from Hein in the form contemplated by Section 7.15(b).

(f)            The aggregate number of Target Dissenting Shares shall not exceed one percent (1%) of the total number of shares of Target Common Shares issued and outstanding as of the record date for the Target Meeting and entitled to vote on the proposed Merger as such meeting.

(g)           Target must have terminated any and all performance bonus plans.

(h)           (i) Each of S. Jeffrey Johnson and Benjamin Daitch must have (A) resigned their positions as directors and/or officers of Target and its Subsidiaries, (B) executed and not revoked in any way separation agreements and releases with Target in the form attached hereto as Exhibit 8.2(h)(i), and (C) executed and not revoked in any way any additional documents required to be executed by them on or before Closing under the terms of such separation agreements and releases; and (ii) Parent must have received the resignations of all of the directors and officers of Target and its Subsidiaries except for such officers of the Surviving Corporation listed on Exhibit 2.3.

(i)            Parent must have been approved and re-admitted for listing on AIM.

8.3                   Conditions to the Obligations of Target.  The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Parent must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Parent Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Target must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent as to the satisfaction of this condition.

(b)           From the date hereof through the Effective Time, there must not have occurred any change, event, circumstance, condition, development or occurrence with respect to Parent or its financial condition, business or operations that would constitute a Parent Material Adverse Effect.

(c)           Parent must have delivered to its counsel, Target and Target’s counsel a certificate, substantially in the form attached hereto as Exhibit 8.3(c), signed on behalf of Parent by a duly authorized officer of Parent, certifying the representations necessary for counsel to opine that the Merger will qualify as a reorganization under Section 368(a) of the Code.

(d)           Target shall have received an opinion from Thompson & Knight LLP, tax counsel to Target, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Target and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub, Target or others reasonably requested by such counsel.

(e)           Each consent, waiver and approval set forth in Sections 5.4(b) and 5.4(c) of the Parent Disclosure Schedule must have been obtained, and Parent must have provided Target and Target’s counsel with copies thereof.

(f)            Target must have received a “cold comfort” letter from UHY in the form contemplated by Section 7.15(c).

(g)           The D&O Insurance tail coverage as described in Section 7.4(a)(iii) shall have been obtained and will be in effect upon Closing.

ARTICLE IX

SURVIVAL

9.1                   Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2                   Survival of Covenants and Agreements.  The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1                 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target or Parent:

(a)           by the mutual written consent of Parent and Target;

(b)           by either Parent or Target if the Effective Time has not occurred on or before February 28, 2010 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(c)           by Target, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by Parent of written notice of such breach (a “Parent Breach”);

(d)           by Parent, if there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by Target of written notice of such breach (a “Target Breach”);

(e)           by either Target or Parent, if any applicable law, rule or regulation that makes consummation of the Merger illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

(f)            by either Target or Parent, if either the Target Stockholders’ Approval or the Parent Stockholders’ Approval is not obtained upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement, including but not limited to Section 7.14, in any manner that shall have contributed to the failure to receive the Target Stockholders’ Approval and/or the Parent Stockholders’ Approval;

(g)           by Parent, if (i) Target’s Board of Directors shall have made a Target Adverse Recommendation Change or resolves to do the foregoing, Target’s Board of Directors shall have made a Target Acquisition Proposal Recommendation or resolves to do so, Target accepts a Target Acquisition Proposal or Target executes a Target Acquisition Agreement; (ii) a tender offer or exchange offer for outstanding shares of Target’s capital stock then representing thirty percent (30%) or more of the combined power to vote generally for the election of directors is commenced and Target’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Target shall have breached any of its obligations under or restrictions of Section 7.2;

(h)           by Target, if Target accepts a Target Superior Proposal; provided, however, that Target may not terminate this Agreement under this Section 10.1(h) unless (i) it pays the Target Termination Fee to Parent no later than one (1) Business Day after termination of this Agreement; and (ii) it has used commercially reasonable efforts to provide Parent with five (5) Business Days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Target Superior Proposal; provided further, that prior to any such termination, Target shall, and shall direct its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Target’s Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Parent proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Target Common Shares as the Target Superior Proposal; and provided that a Target Superior Proposal accepted by Target shall not be subject to any financing contingencies;

(i)            by Target, if (i) Parent’s Board of Directors shall have made a Parent Adverse Recommendation Change or resolves to do the foregoing, Parent’s Board of Directors shall have made a Parent Acquisition Proposal Recommendation or resolves to do so, Parent accepts a Parent Acquisition Proposal or Parent executes a Parent Acquisition Agreement; (ii) a tender offer or exchange offer for outstanding shares of Parent’s capital stock then representing thirty percent (30%) or more of the combined power to vote generally for the election of directors is commenced, and Parent’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Parent shall have breached any of its obligations under or restrictions of Section 7.3;

(j)            by Parent, if Parent accepts a Parent Superior Proposal; provided, however, that Parent may not terminate this Agreement under this Section 10.1(j) unless (i) it pays the Parent Termination Fee to Target no later than one (1) Business Day after termination of this Agreement; and (ii) it has used commercially reasonable efforts to provide Target with five (5) Business Days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Parent Superior Proposal; provided further, that prior to any such termination, Parent shall, and shall direct its respective financial and legal advisors to, negotiate in good faith with Target to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Parent’s Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Target proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Parent Common Shares as the Parent Superior Proposal; and provided that a Parent Superior Proposal accepted by Parent shall not be subject to any financing contingencies;

(k)           by Parent, if Target accepts a Target Superior Proposal;

(l)            by Target, if Parent accepts a Parent Superior Proposal;

(m)          by Target or Parent, at any time during the period starting on October 15, 2009 through and including October 31, 2009, if the holders of a majority of the outstanding shares of Series D Stock have not approved the Series D CD Amendment in a form and substance satisfactory to Parent and Target, which approval of Parent and Target shall not be unreasonably withheld;

(n)           by Parent if, in the good faith determination of Parent’s Board of Directors, it becomes reasonably apparent that (i) all indebtedness under Parent’s credit facilities will not be repaid or refinanced prior to or at Closing or Parent will not receive consent under such credit facilities to enter into this Agreement; or (ii) all indebtedness under Target’s credit facilities will not be repaid or refinanced prior to or at Closing or Target will not receive consent under such credit facilities to enter into this Agreement (other than through the failure of Parent to comply with its obligations under this Agreement); or

(o)           by Target if, in the good faith determination of Target’s Board of Directors, it becomes reasonably apparent that (i) all indebtedness under Parent’s credit facilities will not be repaid or refinanced prior to or at Closing or Parent will not receive consent under such credit facilities to enter into this Agreement; or (ii) all indebtedness under Target’s credit facilities will not be repaid or refinanced prior to or at Closing or Target will not receive consent under such credit facilities to enter into this Agreement (other than through the failure of Target to comply with its obligations under this Agreement).

10.2                 Effect of Termination.

(a)           If this Agreement is terminated and the Merger is abandoned under this Article X, all obligations of the parties shall terminate, except the parties’ obligations pursuant to this Article X and except for Sections 7.6, 7.8, Article XI and the last two (2) sentences of Section 7.1; provided however, that nothing herein shall relieve any party from liability for any breaches hereof.

(b)           In the event the termination of this Agreement results from the willful and material breach of any agreement or covenant herein, then Parent or Target, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.  However, no party hereto shall be entitled to recover from another party or its affiliates any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the Transactions contemplated hereby.  Each party on its own behalf and on behalf of its affiliates waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the Transactions contemplated hereby.

10.3                 Termination Fees.

(a)           Termination by Parent.

(i)            If Parent terminates this Agreement under (x) Section 10.1(b) (i.e., Effective Time has not occurred on or prior to Termination Date) at a time that a Target Breach exists; or (y) Section 10.1(d) (i.e., a Target Breach) and, in each case, within six (6) months after such termination of this Agreement:

(A)          transaction is consummated, which transaction, if offered or proposed, would constitute a Target Takeover; or

(B)           a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would, if consummated, constitute a Target Takeover is entered into;

then Target shall promptly (and no later than one (1) Business Day after the first to occur of any of clauses (A), (B) or (C) above) pay to Parent a termination fee of $3,500,000 in immediately available funds (the “Target Termination Fee”).  As used herein, “Target Takeover” means any direct or indirect acquisition by any Person or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent fifty percent (50%) or more of the total revenue, operating income, EBITDA or assets of Target and the Target Subsidiaries, taken as a whole; (B) fifty percent (50%) or more of the outstanding Target Common Shares or capital stock of, or other equity or voting interests in, any of the Target Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above; or (C) fifty percent (50%) or more of the outstanding shares of capital stock of Target then representing fifty (50%) or more of the combined power to vote generally for the election of directors; provided, however, that any offering or sale by Target of additional Target Common Shares in one or more public offerings shall not be considered a “Target Takeover.”

(ii)           If (x) Parent terminates this Agreement under Section 10.1(g) (i.e., a Target Adverse Recommendation Change, Target Acquisition Proposal Recommendation, failure to reject a tender or exchange offer or breach of Section 7.2) and, as of the date of termination, Target does not have the right to terminate this Agreement under Section 10.1(b), (c), (e) or (f) (provided Target shall not be considered to have the right to terminate the Agreement under Section 10.1(f) if Target Stockholders’ Approval is not obtained after Target makes a Target Adverse Recommendation Change or Target Acquisition Proposal Recommendation); or (y) Parent terminates this Agreement pursuant to Section 10.1(k) (i.e., a Target Superior Proposal), Target shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Parent the Target Termination Fee.

(iii)          If Parent terminates this Agreement under Section 10.1(j) (i.e., a Parent Superior Proposal), Parent shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Target a termination fee of $3,500,000 in immediately available funds (the “Parent Termination Fee”).

(b)           Termination by Target.

(i)            If Target terminates this Agreement under (x) Section 10.1(b) (i.e., Effective Time has not occurred on or prior to Termination Date) at a time that a Parent Breach exists; or (y) Section 10.1(c) (i.e., a Parent Breach), and in each case, within six (6) months after such termination of this Agreement:

(A)          a transaction is consummated, which transaction, if offered or proposed, would constitute a Parent Takeover; or

(B)           a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would, if consummated, constitute a Parent Takeover is entered into;

then Parent shall promptly (and no later than one (1) Business Day after the first to occur of any of clauses (A), (B) or (C) above) pay to Target the Parent Termination Fee.  As used herein, “Parent Takeover” means any direct or indirect acquisition by any Person or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent fifty percent (50%) or more of the total revenue, operating income, EBITDA or assets of Parent and the Parent Subsidiaries, taken as a whole; (B) fifty percent (50%) or more of the outstanding Parent Common Shares or capital stock of, or other equity or voting interests in, any of the Parent Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above; or (C) fifty percent (50%) or more of the outstanding shares of capital stock of Parent then representing fifty (50%) or more of the combined power to vote generally for the election of directors; provided, however, that any offering or sale by Parent of additional Parent Common Shares in one or more public offerings shall not be considered a “Parent Takeover.”

(ii)           If (x) Target terminates this Agreement under Section 10.1(i) (i.e., a Parent Adverse Recommendation Change, Parent Acquisition Proposal Recommendation, failure to reject a tender or exchange offer or breach of Section 7.3) and, as of the date of termination, Parent does not have the right to terminate this Agreement under Section 10.1(b), (d), (e) or (f) (provided Parent shall not be considered to have the right to terminate the Agreement under Section 10.1(b)(f) if Parent Stockholders’ Approval is not obtained after Parent makes a Parent Adverse Recommendation Change or Parent Acquisition Proposal Recommendation); or (y) Target terminates this Agreement pursuant to Section 10.1(l) (i.e., Parent Superior Proposal), Parent shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Target the Parent Termination Fee.

(iii)          If Target terminates this Agreement under Section 10.1(h) (i.e., a Target Superior Proposal), Target shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Parent the Target Termination Fee.

(c)           The parties acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.  Each of the parties hereto further acknowledges that neither the payment of the amounts by Parent specified in Section 10.3 nor the payment of the amounts by Target specified in Section 10.3 is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Target or Parent, as the case may be, in the circumstances in which such fees are payable and that do not involve a willful and material breach as described in Section 10.2 for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 10.3 and the specific performance remedies set forth in Section 11.14 shall be the sole and exclusive remedies of (A) Target and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Parent and Merger Sub only, in the case of a willful and material breach as described in Section 10.2, and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions except, with respect to Parent and Merger Sub only, in the case of a willful and material breach as described in Section 10.2; and (B) Parent and Merger Sub against Target and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Target and its Subsidiaries only, in the case of a willful and material breach as described in Section 10.2, and upon payment of such amount, none of Target and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions except, with respect to Target and its Subsidiaries only, a willful and material breach as described in Section 10.2.

ARTICLE XI

MISCELLANEOUS

11.1         Notices.  All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent or Merger Sub:

Resaca Exploitation, Inc.

1331 Lamar, Suite 1450

Houston, Texas 77010

Telephone: (713) 650-1246

Facsimile: (713) 655-1866

Attention:  Mary Lou Fry, Esq., General Counsel

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

One Houston Center

1221 McKinney Street, Suite 2100

Houston, Texas  77010

Telephone: (713) 547-2007

Facsimile: (713) 236-5540

Attention:  Bryce D. Linsenmayer, Esq. and Amy Moss, Esq.

To Target:

Cano Petroleum, Inc.

Burnett Plaza

801 Cherry St., Suite 3200

Fort Worth, Texas 76102

Telephone: (817) 698-0900

Facsimile:  (817) 334-0222

Attention:  Phillip B. Feiner, Esq., General Counsel

With a copy (which shall not constitute notice) to:

Thompson & Knight LLP

1722 Routh Street

Suite 1500

Dallas, Texas 75201-2533

Telephone: (214) 969-1303

Facsimile: (214) 999-1695

Attention: Arthur J. Wright, Esq.

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one (1) Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three (3) Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

11.2         Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

11.3         Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns;

provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

11.4         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5         Counterparts.  This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to each party.

11.6         Entire Agreement.  This Agreement, all documents contemplated herein or required hereby, and the Confidentiality Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

11.7         Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

11.8         Submission to Jurisdiction.  Each party to this Agreement submits to the exclusive jurisdiction of the courts of the State of Texas in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court.  Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court.  Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity.  Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

11.9         Attorneys’ Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.10       No Third Party Beneficiaries.  Except as provided in Section 7.4, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

11.11       Disclosure Schedules.  The disclosures made on any disclosure schedule, including the Target Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule.  The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

11.12       Amendments and Supplements.  At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Parent and Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Parent, or Target, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Parent, or Target, as applicable.

11.13       Extensions, Waivers, Etc.  At any time prior to the Effective Time, either party may extend the time for the performance of any of the obligations or acts of the other party;

(a)               extend the time for the performance of any of the obligations or acts of the other party;

(b)              waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)               subject to the proviso of Section 11.12, waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by Parent or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.14       Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RESACA EXPLOITATION, INC.

By:	/s/ Dennis Hammond
Dennis Hammond
President

RESACA ACQUISITION SUB, INC.

By:	/s/ Chris Work
Chris Work
Senior Vice President and Chief Financial Officer

AGREEMENT AND PLAN OF MERGER – SIGNATURE PAGE

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chairman and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER – SIGNATURE PAGE

Exhibit 2.1

Certificate of Incorporation of Surviving Corporation

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CANO PETROLEUM, INC.

Cano Petroleum, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that the following amendments to the Certificate of Incorporation have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

The Certificate of Incorporation of the Corporation is hereby amended by deleting such Certificate of Incorporation in its entirety and replacing it with the following:

CERTIFICATE OF INCORPORATION

OF

CANO PETROLEUM, INC.

First:  The name of the corporation is Cano Petroleum, Inc. (hereinafter referred to as the “Corporation”).

Second:  The address of the Corporation’s registered office in the State of Delaware is [3511 Silverside Road, Suite 103, Wilmington, Delaware 19810, in the County of New Castle.]  The name of the Corporation’s registered agent at such address is [Delaware Registry, Ltd.]

Third:  The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth:  The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise.  The holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one (1) vote.  Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

Fifth:  The name of the incorporator is Eric Boehnke, whose mailing address is Suite 2000 — 1066 West Hastings Street, Vancouver, British Columbia V6E 3X2.

Sixth:  The Corporation shall have perpetual existence.

Seventh:  The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.  Cumulative voting in the election of directors or otherwise is hereby expressly prohibited.  At each election for directors, each stockholder entitled to vote at such election shall be entitled to one (1) vote for each share of Common Stock owned by him.  No stockholder shall be entitled to cumulate his votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares owned by such stockholder shall equal, or to distribute such votes on the same principle among any number of such candidates.

Eighth:

(a)           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (i) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation or right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)           The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

Ninth:     All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

In furtherance and not in limitation of the foregoing provisions of this Article Ninth, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.

Tenth:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed this                        day of                               , 20                  .

CANO PETROLEUM, INC.

By:
Phillip Feiner
Vice President, General Counsel and
Corporate Secretary

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Exhibit 2.2

Bylaws of Surviving Corporation

THIRD AMENDED AND RESTATED

BYLAWS

OF

CANO PETROLEUM, INC.

Adopted as of [                , 200    ]

The Bylaws of Cano Petroleum, Inc. are hereby amended and restated in their entirety as follows:

ARTICLE I
OFFICES

SECTION 1.01.      Registered Office.  The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of its registered agent shall be [Delaware Registry Ltd.]

SECTION 1.02.      Other Offices.  The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

SECTION 2.01.      Place of Meeting.  All meetings of stockholders for the election of directors shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

SECTION 2.02.      Annual Meeting.  The annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

SECTION 2.03.      Voting List.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice, or if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 2.04.      Special Meeting.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board, if one is elected, or by the President of the corporation or by the Board of Directors or by written order of a majority of the directors and shall be called by the President or the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.  Such request shall state the purposes of the

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proposed meeting.  The Chairman of the Board or the President of the corporation or directors so calling, or the stockholders so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 2.05.      Notice of Meeting.  Written notice of the annual, and each special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, not less than ten (10) nor more than sixty (60) days before the meeting.

SECTION 2.06.      Quorum.  The holders of a majority of the shares of the corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation.  Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the holders of a majority of the shares of the corporation’s capital stock entitled to vote thereat, present in person or represented by proxy, whether or not a quorum is present, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 2.07.      Voting.  When a quorum is present at any meeting of the stockholders, the vote of the holders of a majority of the shares of the corporation’s capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the General Corporation Law of the State of Delaware (the “DGCL”), of the Certificate of Incorporation or of these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.  Every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder, bearing a date not more than three (3) years prior to voting, unless such instrument provides for a longer period, and filed with the Secretary of the corporation before, or at the time of, the meeting.  If such instrument shall designate two (2) or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one (1) be present, then such powers may be exercised by that one (1); or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he is of the proxies representing such shares.

SECTION 2.08.      Consent of Stockholders.  Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the statutes, the meeting and vote of stockholders may be dispensed with if all the stockholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken; or on the written consent of the holders of shares of the corporation’s capital stock having not less than the minimum percentage of the vote required by the DGCL for the proposed corporate action, and provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

SECTION 2.09.      Voting of Stock of Certain Holders.  Shares of the corporation’s capital stock standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the bylaws of such corporation may prescribe, or in the absence of such provision, as the Board

2

of Directors of such corporation may determine.  Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy.  Shares standing in the name of a guardian, conservator, or trustee may be voted by such fiduciary, either in person or by proxy, but no such fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary.  Shares standing in the name of a receiver may be voted by such receiver.  A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent the stock and vote thereon.

SECTION 2.10.      Treasury Stock.  The corporation shall not vote, directly or indirectly, shares of its own capital stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares of the corporation’s capital stock.

SECTION 2.11.      Fixing Record Date.  The Board of Directors may fix in advance a date, which shall not be more than sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, nor more than sixty (60) days preceding the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining a consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

ARTICLE III
BOARD OF DIRECTORS

SECTION 3.01.      Powers.  The business and affairs of the corporation shall be managed by its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by the DGCL or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

SECTION 3.02.      Number, Election and Term.  The number of directors that shall constitute the whole Board of Directors shall be not less than two (2) nor more than five (5).  Such number of directors shall from time to time be fixed and determined by the directors and shall be set forth in the notice of any meeting of stockholders held for the purpose of electing directors.  The directors shall be elected at the annual meeting of stockholders, except as provided in Section 3.03, and each director elected shall hold office until his successor shall be elected and shall qualify.  Directors need not be residents of Delaware or stockholders of the corporation.

SECTION 3.03.      Vacancies, Additional Directors, and Removal From Office.  If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly-created directorship; and a director so chosen shall hold office until the next election and until his successor shall be duly elected and shall

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qualify, unless sooner displaced.  Any director may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.

SECTION 3.04.      Regular Meeting.  A regular meeting of the Board of Directors shall be held each year, without other notice than this bylaw, at the place of, and immediately following, the annual meeting of stockholders; and other regular meetings of the Board of Directors shall be held each year, at such time and place as the Board of Directors may provide, by resolution, either within or without the State of Delaware, without other notice than such resolution.

SECTION 3.05.      Special Meeting.  A special meeting of the Board of Directors may be called by the Chairman of the Board, if one is elected, or by the President of the corporation and shall be called by the Secretary on the written request of any director.  The Chairman of the Board or President so calling, or the directors so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 3.06.      Notice of Special Meeting.  Notice of the place, date, and time of each special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone, facsimile or electronic transmission of the same not less than twenty-four (24) hours before the special meeting.  Any director may waive notice of any meeting.  The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, except that notice shall be given of any proposed amendment to the bylaws if it is to be adopted at any special meeting or with respect to any other matter where notice is required by statute.

SECTION 3.07.      Quorum.  A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the DGCL, by the Certificate of Incorporation or by these bylaws.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 3.08.      Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof as provided in Article IV of these bylaws, may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

SECTION 3.09.      Compensation.  Directors, as such, shall not be entitled to any stated salary for their services unless voted by the stockholders or the Board of Directors; but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors or any meeting of a committee of directors.  No provision of these bylaws shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

SECTION 3.10.      Participation in Meetings By Conference Telephone.  Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons

4

participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

ARTICLE IV
COMMITTEE OF DIRECTORS

SECTION 4.01.      Designation, Powers and Name.  The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one (1) or more committees, including, if they shall so determine, an Executive Committee, each such committee to consist of two (2) or more of the directors of the corporation.  The committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the corporation as may be provided in such resolution.  The committee may authorize the seal of the corporation to be affixed to all papers that may require it.  The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.  In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

SECTION 4.02.      Minutes.  Each committee of directors shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

SECTION 4.03.      Compensation.  Members of special or standing committees may be allowed compensation for attending committee meetings, if the Board of Directors shall so determine.

ARTICLE V
NOTICE

SECTION 5.01.      Methods of Giving Notice.  Whenever under the provisions of applicable provisions of the DGCL, the Certificate of Incorporation or these bylaws, notice is required to be given to any director, member of any committee or stockholder, such notice shall be in writing and delivered personally or mailed to such director, member, or stockholder or given orally, by telephone, facsimile or electronic mail.  If mailed, notice to a director, member of a committee, or stockholder shall be deemed to be given when deposited in the United States mail first class in a sealed envelope, with postage thereon prepaid, addressed, in the case of a stockholder, to the stockholder at the stockholder’s address as it appears on the records of the corporation or, in the case of a director or a member of a committee, to such person at his business address.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 5.02.      Waiver.  A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person.  Neither the business nor the purpose of any meeting need be specified in such a waiver.  Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

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ARTICLE VI
OFFICERS

SECTION 6.01.      Officers.  The officers of the corporation shall be a President, one or more Vice Presidents, any one or more of which may be designated Executive Vice President or Senior Vice President, a Secretary and a Treasurer.  The Board of Directors may appoint such other officers and agents, including a Chairman of the Board, Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers, in each case as the Board of Directors shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board.  Any two or more offices may be held by the same person.  The Chairman of the Board, if one is elected, shall be elected from among the directors.  With the foregoing exceptions, none of the other officers need be a director, and none of the officers need be a stockholder of the corporation.

SECTION 6.02.      Election and Term of Office.  The officers of the corporation shall be elected annually by the Board of Directors at its first regular meeting held after the annual meeting of stockholders or as soon thereafter as conveniently possible.  Each officer shall hold office until his successor shall have been chosen and shall have qualified or until his death or the effective date of his resignation or removal, or until he shall cease to be a director in the case of the Chairman.

SECTION 6.03.      Removal and Resignation.  Any officer or agent elected or appointed by the Board of Directors may be removed without cause by the affirmative vote of a majority of the Board of Directors whenever, in its judgment, the best interests of the corporation shall be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.  Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 6.04.      Vacancies.  Any vacancy occurring in any office of the corporation by death, resignation, removal, or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

SECTION 6.05.      Salaries.  The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors or pursuant to its direction; and no officer shall be prevented from receiving such salary by reason of his also being a director.

SECTION 6.06.      Chairman of the Board.  The Chairman of the Board, if one is elected, shall preside at all meetings of the Board of Directors or of the stockholders of the corporation.  The Chairman shall formulate and submit to the Board of Directors or the Executive Committee matters of general policy for the corporation and shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors or the Executive Committee.

SECTION 6.07.      President.  The President shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control the business and affairs of the corporation.  In the absence of the Chairman of the Board (if one is elected), the President shall preside at all meetings of the Board of Directors and of the stockholders.  He may also preside at any such meeting attended by the Chairman if he is so designated by the Chairman.  He shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board of Directors. The President shall keep the Board of Directors and the Executive Committee fully informed and shall consult them concerning the business of the corporation.  He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks,

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notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these bylaws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed.  He shall vote, or give a proxy to any other officer of the corporation to vote, all shares of stock of any other corporation standing in the name of the corporation and in general he shall perform all other duties normally incident to the office of President and such other duties as may be prescribed by the stockholders, the Board of Directors, or the Executive Committee from time to time.

SECTION 6.08.      Vice Presidents.  In the absence of the President, or in the event of his inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board) shall perform the duties and exercise the powers of the President.  Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation.  The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President, the Board of Directors or the Executive Committee.

SECTION 6.09.      Secretary.  The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; (b) see that all notices are duly given in accordance with the provisions of these bylaws and as required by law; (c) be custodian of the corporate records and of the seal of the corporation, and see that the seal of the corporation or a facsimile thereof is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (d) keep or cause to be kept a register of the post office address of each stockholder which shall be furnished by such stockholder; (e) sign with the President, or an Executive Vice President or Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties normally incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President, the Board of Directors or the Executive Committee.

SECTION 6.10.      Treasurer.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.  He shall (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever and deposit all such moneys in the name of the corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of Section 7.03 of these bylaws; (c) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of the stockholders, and at such other times as may be required by the Board of Directors, the President or the Executive Committee, a statement of financial condition of the corporation in such detail as may be required; and (d) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President, the Board of Directors or the Executive Committee.

SECTION 6.11.      Assistant Secretary and Treasurer.  The Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President, the Board of Directors, or the Executive Committee.  The Assistant Secretaries and Assistant Treasurers shall, in the absence of the Secretary or Treasurer, respectively, perform all functions and duties which such absent officers may delegate, but such delegation shall not relieve the absent officer from the responsibilities and liabilities of his office.  The Assistant Secretaries may sign, with the President or a Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the Board of Directors.  The

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Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.

ARTICLE VII
CONTRACTS, CHECKS AND DEPOSITS

SECTION 7.01.      Contracts.  Subject to the provisions of Section 6.01, the Board of Directors may authorize any officer, officers, agent, or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

SECTION 7.02.      Checks.  All checks, demands, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers or such agent or agents of the corporation, and in such manner, as shall be determined by the Board of Directors.

SECTION 7.03.      Deposits.  All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

ARTICLE VIII
CERTIFICATES OF STOCK

SECTION 8.01.      Issuance.  Each stockholder of this corporation shall be entitled to a certificate or certificates showing the number of shares of capital stock registered in his name on the books of the corporation.  The certificates shall be in such form as may be determined by the Board of Directors, shall be issued in numerical order and shall be entered in the books of the corporation as they are issued.  They shall exhibit the holder’s name and number of shares and shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary.  If any certificate is countersigned (1) by a transfer agent other than the corporation or any employee of the corporation, or (2) by a registrar other than the corporation or any employee of the corporation, any other signature on the certificate may be a facsimile.  If the corporation shall be authorized to issue more than one (1) class of stock or more than one (1) series of any class, the designations, preferences, and relative participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class of stock; provided that, except as otherwise provided by statute, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and rights.  All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in the case of a lost, stolen, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and with such indemnity, if any, to the corporation as the Board of Directors may prescribe.  Certificates shall not be issued representing fractional shares of stock.

SECTION 8.02.      Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new

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certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require (1) the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require, (2) such owner to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed, or (3) both.

SECTION 8.03.      Transfers.  Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.  Transfers of shares shall be made only on the books of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney and filed with the Secretary of the corporation or the Transfer Agent.

SECTION 8.04.      Registered Stockholders.  The corporation shall be entitled to treat the holder of record of any share or shares of the corporation’s capital stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE IX
DIVIDENDS

SECTION 9.01.      Declaration.  Dividends with respect to the shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law.  Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the Certificate of Incorporation.

SECTION 9.02.      Reserve.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X
INDEMNIFICATION

SECTION 10.01.                    Third Party Actions.  The corporation shall indemnify any director or officer of the corporation, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its

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equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 10.02.                    Actions by or in the Right of the Corporation.  The corporation shall indemnify any director or officer and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

SECTION 10.03.                    Mandatory Indemnification.  To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

SECTION 10.04.                    Determination of Conduct.  The determination that a director, officer, employee, or agent has met the applicable standard of conduct set forth in Sections 10.01 and 10.02 (unless indemnification is ordered by a court) shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

SECTION 10.05.                    Payment of Expenses in Advance.  Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

SECTION 10.06.                    Indemnity Not Exclusive.  The indemnification and advancement of expenses provided or granted hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any other bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

SECTION 10.07.                    Definitions.  For purposes of this Article X:

(a)           “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is

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or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

(b)           “other enterprises” shall include employee benefit plans;

(c)           “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

(d)           “serving at the request of the corporation” shall include any service as a director, officer, employee, or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and

(e)           a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article X.

SECTION 10.08.                    Continuation of Indemnity.  The indemnification and advancement of expenses provided or granted hereunder shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.  Any amendment, alteration or repeal of this Article X that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 10.09.                    Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE XI
MISCELLANEOUS

SECTION 11.01.                    Seal.  The corporate seal, if one is authorized by the Board of Directors, shall have inscribed thereon the name of the corporation, and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

SECTION 11.02.                    Books.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at the offices of the corporation, or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 11.03.                    Facsimile Signatures.  In addition to the provisions for use of facsimile  or electronic copy signatures elsewhere specifically authorized in these bylaws, facsimile or electronic copy signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

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SECTION 11.04.                    Reliance upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

SECTION 11.05.                    Fiscal Year.  The fiscal year of the corporation shall be as fixed by the Board of Directors.

SECTION 11.06.                    Time Periods.  In applying any provision of these bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE XII
AMENDMENT

These bylaws may be altered, amended, or repealed by a majority of the number of directors then constituting the Board of Directors at any regular meeting of the Board of Directors without prior notice, or at any special meeting of the Board of Directors if notice of such alteration, amendment, or repeal be contained in the notice of such special meeting.

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Exhibit 2.3

Directors and Officers of Surviving Corporation

Board of Directors

Dennis Hammond

J.P. Bryan

Officers

Chief Executive Officer — J.P. Bryan

President — Dennis Hammond

Executive Vice President — Engineering and Operations — Patrick McKinney

Senior Vice President and Chief Financial Officer — Chris Work

Vice President, General Counsel and Corporate Secretary — Phillip Feiner

Vice President and Chief Accounting Officer — Michael Ricketts

Exhibit 3.2(b)

Form of Orderly Marketing Deed

DATED      September 29, 2009

RESACA EXPLOITATION, INC. (1)

SEYMOUR PIERCE LIMITED (2)

ROYAL BANK OF CANADA EUROPE LIMITED (3)

and

S. JEFFREY JOHNSON  (4)

ORDERLY MARKETING DEED

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	CONDITION PRECEDENT	3

3.	ORDERLY MARKETING ARRANGEMENTS	3

4.	WARRANTIES AND REPRESENTATIONS	4

5.	ENTIRE AGREEMENT	4

6.	ASSIGNMENT	4

7.	ASSIGNMENT	4

8.	FURTHER ASSURANCE	4

9.	COUNTERPARTS AND EXECUTION	4

10.	INVALIDITY	5

11.	VARIATION OF TERMS	5

12.	NOTICES	5

13.	GOVERNING LAW AND JURISDICTION	6

14.	AGENT FOR SERVICE OF PROCESS	6

THIS DEED is made on	September 29, 2009

BETWEEN:

(1)           RESACA EXPLOITATION, INC. (a corporation registered in Texas), whose registered office is at 1331 Lamar, Suite 1450, Houston, Texas 77010, USA (the “Company”);

(2)           SEYMOUR PIERCE LIMITED (a company registered in England and Wales with registered number 2104188), whose registered office is at 20 Old Bailey, London EC4M 7EN (“Seymour Pierce”);

(3)           ROYAL BANK OF CANADA EUROPE LIMITED (incorporated in England and Wales with registered number 995939) whose registered office is at 71 Queen Victoria Street, London EC4V 4DE (“RBC”); and

(4)           S. Jeffrey Johnson, whose address is 8916 Estribo Circle, Benbrook, Texas 76126 (the “Covenantor”).

BACKGROUND:

(A)          The Enlarged Share Capital was admitted to trading on AIM on the Closing Date.  Seymour Pierce agreed to act as Nominated Adviser and Broker to the Company in connection with the application for Readmission and thereafter.

(B)           The Company and Cano Petroleum, Inc., a Delaware corporation, are parties to that certain Agreement and Plan of Merger, dated September 29, 2009 (the “Merger Agreement”); and

(C)           In connection with the transactions contemplated under the Merger Agreement, Seymour Pierce has requested that the Covenantor enters into this agreement.

IT IS AGREED THAT :

1.             DEFINITIONS AND INTERPRETATION

1.1           In this agreement the following words and expressions shall have the following meanings:

“Act” means the Companies Act 2006;

“Affiliates” means subsidiaries, holding companies and any subsidiaries of any such holding companies;

“AIM” means the AIM market operated by the London Stock Exchange;

“AIM Rules” means the rules published by the London Stock Exchange governing admission to AIM and the regulation of AIM companies as amended or re-issued from time to time;

“Brokers” means Seymour Pierce and RBC, appointed by the Company pursuant to rule 35 of the AIM Rules;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are open for business in the City of London;

“Closing Date” means the Closing Date as defined under the Merger Agreement;

“Disposal” includes any direct or indirect, unconditional or conditional, sale, grant of options over, assignment, transfer, charge, pledge, or other disposal or agreement to dispose of any Shares or any interest in Shares and “dispose” shall be construed accordingly;

“Enlarged Share Capital” means the Shares in issue as at Readmission;

“interest”, in relation to the Shares, shall have the meaning given to that term in section 820 of the Act and the term “interested” shall be construed accordingly;

“London Stock Exchange” means London Stock Exchange plc;

“NYSE Amex” means the American Stock Exchange, which is a part of the New York Stock Exchange Euronext;

“Nominated Adviser” means Seymour Pierce appointed by the Company pursuant to rule 1 of the AIM Rules and assuming the responsibilities set out in rule 39 of the AIM Rules;

“OM Shares” has the meaning given in clause 3;

“OM Specified Price” has the meaning given in clause 3;

“Orderly Marketing Period” means the period of 6 months from the end of the Closing Date;

“Readmission” means the readmission to trading on AIM of all of the Enlarged Share Capital in accordance with the AIM Rules, which took place on the Closing Date;

“Restricted Interests” has the meaning given in clause 2.1;

“Shares” means the common stock of the Company, par value US$0.01;

“U.S. Securities Act” means the United States Securities Act of 1933; and

“in compliance with U.S. Securities Laws” includes (i) outside of the United States in an offshore transaction in accordance with Rule 904 under the U.S. Securities Act; (ii) pursuant to another available exemption from registration under the U.S. Securities Act; or (iii) pursuant to an effective registration statement under the U.S. Securities Act, in each of cases (ii) or (iii) in accordance with any applicable securities laws of any state of the United States.

1.2           In this agreement unless otherwise specified, reference to:

(a)                                  “includes” and “including” shall mean including without limitation;

(b)                                 a “subsidiary undertaking” and “parent undertaking” are to be construed in accordance with section 1162 of the Act, a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of the Act and an “associated company” is to be construed in accordance with section 416 et seq of the Income and Corporation Taxes Act 1988;

(c)                                  a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each of Seymour Pierce and the Company;

(d)                                 a party means a party to this agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking which includes this agreement and, in the case of an individual, to his or her estate and personal representatives;

(e)                                  a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking or organisation (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)                                    a statute or statutory instrument or accounting standard or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been or may from time to time

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hereafter be amended, re-enacted or modified, save to the extent that any such amendment, re-enactment or modification which takes effect after the date of this agreement would impose any new or extended obligation or liability on, or otherwise adversely affect the rights of, any party;

(g)                                 “recitals”, “clauses” or “paragraphs” are to recitals, clauses and paragraphs of this agreement.  References to this agreement shall, unless the context otherwise requires, include references to the recitals;

(h)                                 writing shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(i)                                     words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(j)                                     the time of day is reference to time in London, England.

1.3           The index to and the headings in this agreement are for information only and are to be ignored in construing the same.

1.4           Any term, condition or provision of this agreement which is expressed to bind or which is given by more than one person shall, unless expressly stated to the contrary, bind them jointly and each of them severally.

1.5           All commissions, fees and expenses payable under or in connection with this agreement are stated exclusive of VAT (if any).

2.             CONDITION PRECEDENT

2.1           The obligations of the parties hereunder are conditional upon the closing of the transactions contemplated in the Merger Agreement.

2.2           If the condition set out in clause 2.1 is not fulfilled by 5:00 p.m. on 28 February 2010, this agreement shall cease and determine and no party shall have any claim against any other party for costs, damages, compensation or otherwise in respect of it.

3.             ORDERLY MARKETING ARRANGEMENTS

The Covenantor hereby undertakes with each of the Company, Seymour Pierce and RBC that, other than with the consent of the Company (such consent not to be unreasonably withheld) in respect of any Disposal of any of his interest in all or any Shares or warrants, options or other rights of whatsoever nature to subscribe for or convert or exchange any securities into, or otherwise acquire, any Shares (irrespective of whether such options or rights are conditional or contingent) which are, in each case, beneficially owned, held or controlled by him as of the Closing Date (the “Restricted Interests”) during the Orderly Marketing Period, he will instruct RBC to arrange for the Disposal of such shares (the “OM Shares”) at not less than the minimum price which he requests for such shares (the “OM Specified Price”) and if RBC fails to satisfy any of the following:

(a)                                  arrange for the Disposal of the OM Shares at a price not less than the OM Specified Price within 5 Business Days of RBC being instructed to do so;

(b)                                 provide best execution and competitive terms of disposal; or

(c)                                  offer a fee and commission competitive with those charged by other reputable brokers,

then the Covenantor shall be entitled to sell all or any of the OM Shares otherwise than through RBC provided that the OM Shares are not sold at a price less than the OM Specified Price

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Provided that the restrictions in this clause shall not apply to any disposal of an interest pursuant to a general, partial or tender offer that is made to all the shareholders of the Company (other than any shares that are held by the offeror or persons acting in concert with the offeror); or the execution of an irrevocable commitment to accept a general, partial or tender offer made to all the shareholders in the Company (other than any shares already held by the offeror or persons acting in concert with the offeror).

4.             WARRANTIES AND REPRESENTATIONS

The Covenantor warrants, represents and undertakes to the Company, Seymour Pierce and RBC that any Disposal made by it during the Orderly Marketing Period shall be in compliance with U.S. Securities Laws and any other applicable laws.

5.             ENTIRE AGREEMENT

5.1           Entire agreement

This agreement represents the whole and only agreement between the parties in relation to the way the Restricted Interests are to be dealt with from the date of this agreement up to and including the end of the Orderly Marketing Period and supersedes any previous agreement whether written or oral between all or any of the parties in relation to that subject matter.  Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this agreement.

5.2           No liability unless statement made fraudulently

No party shall have any liability or remedy in tort in respect of any representation, warranty or other statement (other than those contained in this agreement) being false, inaccurate or incomplete unless it was made fraudulently, wilfully or deliberately.

6.             ASSIGNMENT

This agreement, and the rights and obligations arising under it, shall not be assignable nor transferable without the prior written agreement of each of the other parties hereto (such agreement not to be unreasonably withheld or delayed).

7.             ASSIGNMENT

Except as otherwise expressly stated herein, nothing in this agreement shall confer any rights on any person (other than the parties hereto) pursuant to the Contracts (Rights of Third Parties) Act 1999.

8.             FURTHER ASSURANCE

At any time after the date of this agreement, the Covenantor shall, and shall use all reasonable endeavours to procure (to the extent that he can) that any necessary third party shall, execute such documents and do such acts and things as the Company, Seymour Pierce or RBC may reasonably require for the purpose of giving the Company, Seymour Pierce or RBC the full benefit of all the provisions of this agreement in relation to the obligations of the Covenantor.

9.             COUNTERPARTS AND EXECUTION

9.1           Any number of counterparts

This agreement may be executed in any number of counterparts and by the parties on separate counterparts but shall not be effective until each of the parties has executed at least one counterpart.

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9.2           Each counterpart an original

Each counterpart shall constitute an original of this agreement but all the counterparts shall together constitute but one and the same instrument.

9.3           Execution as a deed

The parties to this agreement have agreed to execute this agreement as a deed.

10.           INVALIDITY

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

11.           VARIATION OF TERMS

The provisions of the agreement may be varied from time to time by agreement of the parties, provided that no such variation shall be effective unless in writing and signed by or on behalf of each of the parties.

12.           NOTICES

12.1         Form of notices

All notices and other communications relating to this agreement:

(a)                                  shall be in English and in writing;

(b)                                 shall be delivered by hand or sent by post or fax;

(c)                                  shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked all as shown in clause 12.3;

(d)                                 shall take effect:

(i)                                     if delivered, upon delivery;

(ii)                                  if posted, at the earlier of the time of delivery and (if posted in the United Kingdom by first class registered post) 10:00 am on the second Business Day after posting or (if posted outside the United Kingdom by first class registered air mail post) 10:00 am on the fifth Business Day after posting; or

(e)                                  if sent by fax, when confirmation of its uninterrupted transmission has been recorded by the sender’s fax machine;

provided that if any communication would otherwise become effective on a non-Business Day or after 5:00 pm on a Business Day, it shall instead become effective at 10:00 am on the next Business Day and if it would otherwise become effective at before 9:00 am on a Business Day, it shall instead become effective at 10:00 am on that Business Day.

12.2         In this clause 12 reference to a “Business Day” shall mean a day, other than a Saturday, Sunday or public holiday, in the jurisdiction in which the recipient of a notice or other communication is located.

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12.3         Initial details of the parties

The initial details for the purposes of clause 12.1 are:

Party:	Resaca Exploitation, Inc.
Address:	1331 Lamar, Suite 1450, Houston, Texas 77010, USA
Fax Number:	+1 713 650 1246
Marked for the Attention of:	Chief Financial Officer

With a copy to:	King & Spalding International LLP
125 Old Broad Street, London, UK, EC2N 1AR
Fax Number:	+44 20 7551 7575
Marked for the Attention of:	Jonathan Martin

Party:	Seymour Pierce Limited
Address:	20 Old Bailey, London EC4M 7EN
Fax Number:	+44 207 107 8100
Marked for the Attention of:	Jonathan Wright

Party:	Royal Bank of Canada Europe Limited
Address:	71 Queen Victoria Street, London EC4V 4DE
Fax Number:	+44 207 029 7924
Marked for the Attention of:	Sarah Wharry

Party:	S. Jeffrey Johnson
Address:	8916 Estribo Circle, Benbrook, Texas 76126
Fax Number:

With a copy to:	Bird & Bird LLP
Address:	15 Fetter Lane, London, EC4A 1JP UK
Fax Number:	+44 20 7415 6111
Marked for the Attention of:	Simon McLeod

12.4         Notice to personal representatives

If any of the parties (being an individual) dies, then until receipt by the other parties of a certified copy of the grant of representation to the estate of the deceased, any notice or other communication addressed to the deceased or to his personal representatives and sent or delivered in accordance with clause 12.1 shall for all purposes be deemed sufficient service of that communication on the deceased and his personal representatives and shall be effectual as if the deceased were still living.

13.           GOVERNING LAW AND JURISDICTION

This agreement shall be governed by and interpreted in accordance with English law and the parties hereto submit to the exclusive jurisdiction of the English courts.

14.           AGENT FOR SERVICE OF PROCESS

The Company and the Covenantor each irrevocably appoints King & Spalding International LLP as its/his agent for service and agrees that any document to be served in relation to this

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agreement may be sufficiently and effectively served on it/him in connection with proceedings in England by service on King & Spalding International LLP (marked for the attention of Jonathan Martin) in accordance with the provisions of clause 12.  In the event of that agent (or any replacement agent) ceasing so to act, the Company and the Covenantor undertake to appoint another person resident in England as its/his agent for that purpose and to procure that notice of that appointment is given to the each of the other parties to this agreement in accordance with the provisions of clause 12.

[Signature page follows]

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IN WITNESS of which the parties have executed this document as a deed on the date set out above.

EXECUTED and DELIVERED as a DEED by	)
RESACA EXPLOITATION, INC	)
Authorised Signatory

In the presence of:

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED and DELIVERED as a DEED by	)
SEYMOUR PIERCE LIMITED	)
Director

In the presence of:

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

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EXECUTED and DELIVERED as a DEED by	)
ROYAL BANK OF CANADA EUROPE LIMITED	)
Authorised Signatory

In the presence of:

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED and DELIVERED as a DEED by	)
S. JEFFREY JOHNSON	)
Authorised Signatory

In the presence of:

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

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Exhibit 5.2

Certificate of Designations of Parent Series A Shares

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
RESACA EXPLOITATION, INC.

Resaca Exploitation, Inc. (the “Company”), a corporation organized and existing under the Texas Business Organization Code (the “TBOC”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Formation, of the Company, and pursuant to the TBOC, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, without par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Forty Nine Thousand One Hundred Sixteen (49,116) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 49,116 shares of Series A Convertible Preferred Stock (the “Preferred Shares”), without par value per share, which shall have the following powers, designations, preferences and other special rights:

(1)           Dividends.  The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable in cash on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below), which shall be cumulative.  Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  To the extent permitted by law, Dividends shall be payable (a) in arrears on the last day of each Calendar Quarter (each, an “Dividend Date”) with the first Dividend Date being [                 ], (b) on each Conversion Date thereafter by inclusion in the applicable Conversion Amount (as defined below) and (c) on the Maturity Date (as defined below) (each, a “Dividend Date”).  If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.  On each Dividend Date, if the Company does not have current or accumulated “earnings and profits” within the meaning of Sections 301 and 312 of the Internal Revenue Code of 1986, as amended, through such Dividend Date, the Company shall not withhold any amount of the applicable Dividend in respect of U.S. federal income tax.  Notwithstanding the foregoing, in the case of any Electing Holder the Company shall not pay any Dividends in cash on the Dividend Date but instead such Dividends shall be included in the calculation of such Holder’s Conversion Amount for purposes of any conversion or redemption hereunder.

(2)           Conversion of Preferred Shares.  Preferred Shares shall be convertible into shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.

(a)           Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)            “Additional Amount” means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/360) and (y) the Stated Value.

(ii)           “Adjusted Price” means, for any Dilutive Issuance, the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient of (1) the sum of (x) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (y) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (x) the Applicable Price multiplied by (y) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.

(iii)          “Allocation Percentage” means a fraction, the numerator of which is the number of Preferred Shares issued to a Holder on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued on the Initial Issuance Date.

(iv)          “AMEX” means the NYSE Amex.

(v)           “Approved Stock Plan” means any employee benefit plan currently existing or hereinafter created which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(vi)          “Asset Sale” means, in one transaction or a series of related transactions, (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business consistent with past practice, or (ii) the sale of Equity Interests in any of the Company’s Subsidiaries, which sale, lease conveyance or other disposition of assets or rights or sale of Equity Interests generates proceeds to the Company equal to or greater than $15,000,000; provided, however, that neither (A) a sale, lease, conveyance or other disposition of the Rich Valley Properties nor (B) any sale, lease, conveyance or other disposition of the Barnett Shale Properties made solely for the purpose of contributing such Barnett Shale Properties to a joint venture entity in which the Company, or one of its wholly-owned Subsidiaries, owns any Equity Interests thereof, shall be considered an Asset Sale for purposes of this Certificate of Designations.

(vii)         “Available Asset Sale Proceeds” means, for any Asset Sales, the difference between (i) the cash proceeds generated in such Asset Sale and (ii) the outstanding principal amount (including any interest thereon) of the Senior Debt; provided, however, that in the event of any Asset Sale relating to Barnett Shale Properties the Available Asset Sale

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Proceeds shall be equal to the difference between (A) the cash proceeds generated in such Asset Sale and (B) $15,000,000.

(viii)        “Barnett Shale Properties” means the stratigraphic equivalent of that certain interval described as 100’ above and 100’ below the interval seen between 3,450’ and 3,650’ on the Welex Spectral Density — Dual Spaced Neutron Log dated July 29, 1986 for the Hogtown Moore Unit #13-2 Well located in the George E. Moore Survey, Eastland County, Texas, as such stratigraphic equivalent underlies, comprises a portion of or is attributable to (i) the Desdemona Field Unit (being that certain unit covering 7,273 acres, more or less, situated in Eastland, Erath and Comanche Counties, Texas, as more particularly described in that certain Unit Agreement dated July 1, 1986, recorded in Volume 1089, pages 1-72 of the Deed Records of Eastland County, Texas, in Volume 51, pages 202-272 of the Oil & Gas Records of Erath County, Texas and in Volume 616, pages 43-115 of the Deed Records of Comanche County, Texas), as such may have been amended, modified or altered, and/or (ii) the Hogtown-Moore Unit (being that certain unit covering 2,675.5 acres, more or less, situated in Eastland and Erath Counties, Texas, as more particularly described in that certain Unit Agreement October 1, 1985 recorded in Volume 1000, page 226, et seq. of the Deed Records of Eastland County, Texas and in Volume 47, page 237, et seq. of the Oil & Gas Records of Erath County, Texas), as such may have been amended, modified or altered.

(ix)           “Bloomberg” means Bloomberg Financial Markets.

(x)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(xi)           “Calendar Quarter” means each of the following periods:  the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(xii)          “Cano” means Cano Petroleum, Inc.

(xiii)         “Capital Stock” means: (1)  in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;  (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation

3

that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(xiv)        “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(xv)         “Change of Control Redemption Premium” means 110%.

(xvi)        “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii).  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(xvii)       “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable

4

at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(xviii)      “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(xix)         “Conversion Price” means $0.9926, subject to adjustment as provided herein.

(xx)          “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xxi)         “Default Conversion Price” means as of any date of determination, the product of (A) 90% and (B) the lower of (1) the Conversion Price and (2) $          subject to adjustment as provided herein.

(xxii)        “Dividend Rate” means (i) 7.875% per annum and (ii) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, fifteen percent (15%) per annum.

(xxiii)       “Electing Holder” means any Holder of Preferred Shares that has irrevocably elected to “PIK” Dividends on each Dividend Date rather than receive cash on each such date.  The election to receive “PIK” Dividends shall be binding any subsequent assignee or transferee of such Holder’s Preferred Shares.

(xxiv)       “Eligible Market” means the NYSE, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(xxv)        “Equity Conditions” means:  (i) on each day during the period beginning six (6) months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement (as defined in the Registration Rights Agreement) filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on a Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more

5

than three (3) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such exchange or market have been commenced, threatened or pending either (A) in writing by such exchange or market, which has not been satisfied in favor of the Company or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Common Stock upon conversion of the Preferred Shares to the Holders on a timely basis as set forth in Section 2(d)(ii) hereof, respectively; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 7 hereof or the rules or regulations of the applicable Principal Market;; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vi) the Company shall have no knowledge of any fact that would cause (viii) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xxvi)       “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock.

(xxvii)      “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued in accordance with Section 2(f) hereof by the Company: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Preferred Shares; (iii) upon exercise of the [Warrants], (iv) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $50,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (v) in connection with any strategic acquisition or transaction whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital; (vi) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities

6

is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; and (vii) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii).

(xxviii)     “Fundamental Transaction” means that the Company shall (or in the case of clause (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of either the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(xxix)       “Indebtedness” [to come]

(xxx)        “Initial Issuance Date” means the “Closing Date” as defined under that certain Agreement and Plan of Merger dated September 29, 2009, by and among Resaca Exploitation, Inc., Resaca Acquisition Sub, Inc., and Cano Petroleum, Inc.

(xxxi)       “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

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(xxxii)      “Market Price” means, $0.7941, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.

(xxxiii)     “Maturity Date” means, with respect to a Preferred Share, September 6, 2012, unless extended pursuant to Section 2(d)(vii)(B).

(xxxiv)     “N” means (i) for any Non-Electing Holder, the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, and (ii) for any Electing Holder, the number of days from, but excluding, the last Conversion Date or Redemption Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no such Conversion Date or Redemption Date has occurred, in each case, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxxv)      “Non-Electing Holder” means any Holder of Preferred Shares that has irrevocably elected to receive Dividends paid in cash on each Dividend Date.  The election to receive cash Dividends shall be binding on any subsequent assignee or transferee of such Holder’s Preferred Shares.

(xxxvi)     “NYSE” means The New York Stock Exchange, Inc.

(xxxvii)    “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxxviii)   “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxxix)      “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xl)           “Principal Market” means NYSE Amex, or if the Common Stock is not traded on the Principal Market, an Eligible Market.

(xli)          “Redemption Date” means any Triggering Event Redemption Date, any Asset Sale Redemption Date and any Change of Control Redemption Date.

8

(xlii)         “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial Holders of the Preferred Shares dated as of the Subscription Date, as such agreement may be amended from time to time as provided in such agreement.

(xliii)        “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xliv)       “Rich Valley Properties” means those certain oil, gas and mineral leases, overriding royalty interests, mineral interests, agreements, all production attributable thereto, and all wells, equipment, pipelines, gathering lines, facilities and appurtenances, any of which of the foregoing are attributable to, used, obtained or intended for use in connection with the properties described as follows:

(A)          Sections 16, 21, 22, 23, 26, 27, 28, 29, 34, and 35, Township 26 North, Range 5 West, Grant County, Oklahoma;

(B)           Section 25, Township 26 North, Range 6 West, Grant County, Oklahoma;

(C)           Sections 8, 16, 19, 20, 21, 28, and 29, Township 25 North, Range 5 West, Grant County, Oklahoma;

(D)          Section 22, Township 23 North, Range 6 West, Garfield County, Oklahoma;

(E)           Sections 11 and 15, Township 20 North, Range 8 West, Garfield County, Oklahoma; and

(F)           Section 24, Township 20 North, Range 2 West, Noble County, Oklahoma.

(xlv)        “SEC” means the Securities and Exchange Commission.

(xlvi)       “Senior Debt” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any out-of-pocket costs, enforcement expenses (including out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) whether now or hereafter outstanding and payable by Company and/or its Subsidiaries under or in connection with the [senior secured credit facilities in place on the Initial Issuance Date].

(xlvii)      “Stated Value” means $1,000.

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(xlviii) “Subscription Date” means the “Closing Date” as defined under that certain Agreement and Plan of Merger dated September 29, 2009, by and among Resaca Exploitation, Inc., Resaca Acquisition Sub, Inc., and Cano Petroleum, Inc.

(xlix) “Subsidiaries” shall mean and refer to any entity of which the Company holds 51% or more of the capital securities .

(l) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(li) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(lii) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

(liii) “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(liv) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(lv) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing

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does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b)           Holder’s Conversion Right.  Subject to the provisions of Section 7 and Section 10, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c)           Conversion.  The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d)           Mechanics of Conversion.  The conversion of Preferred Shares shall be conducted in the following manner:

(i)            Holder’s Delivery Requirements.  To convert Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the

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form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

(ii)           Company’s Response.  Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii)          Dispute Resolution.  In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt of such Holder’s Conversion Notice or other date of determination.  If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the

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Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within two (2) Business Days submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant.  The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv)          Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)           Company’s Failure to Timely Convert.

(A)          Cash Damages.  If (x) (I) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice or (II) on any Company Delivery Date, the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s conversion, as applicable, of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii), then due to the uncertainty and difficulty of estimating a Holder’s damages for such delay and as a reasonable estimate of such Holder’s actual loss due to the delay and not as a penalty, the Company shall pay additional damages to such Holder for each day after the Share Delivery Date or the Company Delivery Date, as applicable, that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one and one half percent (1.5%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date or Company Delivery Date, as applicable, and to which such Holder is entitled as set forth in the applicable Conversion Notice or in any Company Conversion Notice and, in the event the Company has

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failed to deliver a Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date or Company Delivery Date, as applicable, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate.  If the Company fails to pay the additional damages set forth in this Section 2(d)(v)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice or in effect on the Company Delivery Date. In addition to the foregoing, if (i) on the Share Delivery Date or (ii) on any Company Delivery Date, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date or the Company Delivery Date, as applicable.

(B)           Void Conversion Notice; Adjustment of Conversion Price.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the

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sixth (6th) Trading Day after the Share Delivery Date or Company Delivery Date, as applicable, with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice or any applicable Company Conversion Notice, with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice or Company Conversion Notice; provided that the voiding of a Holder’s Conversion Notice or Company Conversion Notice, as applicable, shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.  Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice or voided Company Conversion Notice, as applicable, and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date or Company Delivery Date, as applicable, and ending on the date such Holder voided the Conversion Notice or Company Conversion Notice, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(C)           Conversion Failure.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date or the Company Delivery Date, as applicable, with respect to a conversion of Preferred Shares (a “Conversion Failure”), then the Holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.  Notwithstanding anything to the contrary in this Certificate of Designations, a Holder’s exclusive remedies for the Company’s failure to deliver shares of Common Stock on any Share Delivery Date or any Company Delivery Date shall be as set forth in Section 2(d)(v) and Section 3.

(vi)          Pro Rata Conversion; Disputes.  Subject to Section 10, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for

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conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

(vii)         Mandatory Redemption at Maturity.

(A)          If any Preferred Share remains outstanding on the Maturity Date, the Company shall redeem such Preferred Share for an amount in cash per Preferred Share (the “Maturity Date Redemption Price”) equal to the Conversion Amount by wire transfer of immediately available funds to an account designated in writing by such Holder.

(B)           If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (1) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (2) any Holder shall have the option to require the Company to convert any or all of such Holder’s Preferred Shares and for which the Maturity Date Redemption Price has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price by the Default Conversion Price.  If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (x) the conversion of such Preferred Shares would violate the provisions of Section 7 or (y) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing.

(C)           Other than as specifically permitted by this Certificate of Designations, the Company may not redeem any of the outstanding Preferred Shares and any unpaid Dividends thereon.

(viii)        Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company

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unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares.  The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  In connection with any transfer of all or any portion of Preferred Shares held by any Holder, such Holder may physically surrender the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate or certificates of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF.  THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(ix)           Conversion at the Company’s Election.  On any date (the “Conversion Election Date”), so long as (A) the Equity Conditions shall have been satisfied or waived in writing by the applicable Holder from and including the date of the Company Conversion Election Notice (as defined below) through and including the Company Election Conversion Date (as

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defined below) and (B) on any twenty (20) out of thirty (30) consecutive Trading Days immediately preceding the date of the Company Conversion Election Notice, the Weighted Average Price of the Common Stock exceeds 175% of the Conversion Price (as adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period), the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be converted (the “Company Conversion Election”) at the applicable Conversion Rate; provided, however, that the Company may not consummate more than one (1) Company Conversion in any thirty (30) Trading Day period.  The Company shall exercise its right to Company Conversion Election by providing each Holder written notice (“Company Conversion Notice”) by facsimile and overnight courier on the Conversion Election Date.  The date on which each of such Holders actually receives the Company Conversion Election Notice is referred to herein as the “Company Conversion Election Notice Date.”  If the Company elects to require conversion of some, but not all, of such Preferred Shares then outstanding, the Company shall require conversion of an amount from each Holder equal to the product of (I) the total number of Preferred Shares which the Company has elected to convert multiplied by (II) such Holder’s Allocation Percentage (such amount with respect to each Holder of such Preferred Shares being referred to herein as its “Pro Rata Conversion Amount”).  In the event that any initial Holder of the Preferred Shares shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Allocation Percentage.  The Company Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, (y) the date selected by the Company for conversion (the “Company Delivery Date”), which date shall be not less than twenty (20) Trading Days or more than sixty (60) Trading Days after the Company Conversion Election Notice Date, and (z) each Holder’s Pro Rata Conversion Amount.  Subject to the satisfaction of all the conditions of this Section 2(d)(ix), on the Company Election Conversion Date each Holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to such Holder’s Pro Rata Conversion Amount.  Notwithstanding the above, any Holder may convert such shares (including Preferred Shares selected for conversion hereunder which shall reduce such Holder’s Pro Rata Conversion Amount) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company Election Conversion Date.  If the Company fails to convert any Conversion Amount on the applicable Company Election Conversion Date, then each Holder shall be entitled to the remedies set forth in Section 2(d)(v).

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(e)           Taxes.

(i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed dividends, must be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Company is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the affected Holders promptly.

(ii) If a Tax Deduction is required by law to be made by the Company, subject to Section 2(e)(i) above, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction including a Tax Deduction applicable to additional sums payable pursuant to this Section 2(e)) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”).  As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iv) The obligations of the Company under this Section 2(e) shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

(f)            Adjustments to Conversion Price.  The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Issuance of Common Stock.  Subject to the immediately following sentence which relates to issuances occurring within the first nine months following the Initial Issuance Date, if and whenever after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 2(f)(i) is deemed to have issued or sold, any shares of Common Stock (including

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the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (“Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the Adjusted Price.  After the Initial Issuance Date and prior to the nine (9) month anniversary of the Initial Issuance Date, the “Applicable Price” with respect to any issuance or sale by the Company of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) shall be the Market Price; provided that, without the prior written consent of the Required Holders, during such nine (9) month period, the Company shall not issue Common Stock for which it receives proceeds (net of offering expenses, discounts and fees) of more than Thirty Million Dollars ($30,000,000) at a gross per share price below the Market Price.  For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A)          Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

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(B)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion,  exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

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(D)          Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt of such securities.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within ten (10) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E)           Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(g)           Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.  In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(h)           Additional Preferred Shares; Variable Securities; Dilutive Issuances.  For so long as any Preferred Shares are outstanding, the Company will not, without the prior written consent of the Required Holders, issue any Preferred

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Shares and the Company shall not issue any other securities that would cause a breach or default under this Certificate of Designations.  For so long as any Preferred Shares remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price with respect to the Common Stock into which any Preferred Shares are convertible.

(3)           Redemption at Option of Holders.

(a)           Triggering Event.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period;

(ii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(iii) the Company’s failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations, only if such failure continues for a period of at least five (5) Business Days;

(iv) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any

24

such other decree or order unstayed and in effect for a period of 60 consecutive days;

(v) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action; or

(vi) any event of default occurs with respect to any Indebtedness, and any applicable grace periods in such Indebtedness with respect to such event of default shall have expired; provided that if such event of default is waived by the holders of such Indebtedness prior to any Holder taking any action pursuant to this Certificate of Designations, no Triggering Event under this clause (vi) shall be deemed to have occurred.

(b)           Redemption Option Upon Triggering Event.  In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the greater of (i) 125% of the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the greater of the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event, the Closing Sale Price of the Common Stock on the day immediately following such Triggering Event and the Closing Sale Price of the Common Stock on the date the Holder delivers the Notice of Redemption at Option of Holder (the “Redemption Price”).

(c)           Mechanics of Redemption at Option of Holder.  Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder.  At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a

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Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(d)           Payment of Redemption Price.  Upon the Company’s receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Company shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Company’s receipt of such notice(s).  The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price (the “Triggering Event Redemption Date”) to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder.  To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.  The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section 3, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders.  Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e)           Void Redemption.  In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).  Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void

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Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f)            Disputes; Miscellaneous.  In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”.  A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice.  In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)           Other Rights of Holders.

(a)           Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on the Principal Market or an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation

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of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

(b)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c)           Asset Sales.

(i) Promptly after the occurrence of an Asset Sale, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Asset Sale Notice”) to each of the Holders.  At any time after the receipt of the Asset Sale Notice, a Holder may require the Company to redeem, with the Available Asset Sale Proceeds all or any portion of the Preferred Shares held by such Holder by delivering written notice thereof (the “Asset Sale Redemption Notice”) to the Company, which Asset Sale Redemption Notice shall indicate the number of such Preferred Shares such Holder is electing to redeem; provided that if the aggregate number amount of Preferred Shares to be redeemed from such Holder and the other Holders with the cash proceeds of an Asset Sale exceed the Available Asset Sale Proceeds for such Asset Sale, the Company shall redeem the Preferred Shares presented for redemption on a pro rata basis with such proceeds.  Each Preferred Share subject to redemption by the Company pursuant to this Section 8(e) shall be redeemed by the Company at a price equal to at a price per Preferred Share equal to the greater of (i) the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers an Asset Sale Redemption Notice and (B) the greater of the Closing Sale Price of the Common Stock on the Trading Day following such Asset Sale and the Closing Sale Price of the Common Stock on the date the Holder delivers the Asset Sale

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Redemption Notice (the “Asset Sale Redemption Price”).  The Company shall deliver on the fifth (5th) Business Day (the “Asset Sale Redemption Date”) after the Company’s receipt of the first Asset Sale Redemption Notice the applicable Asset Sale Redemption Price to all Holders that deliver a Asset Sale Redemption Notice prior to such fifth (5th) Business Day after the Company’s receipt of the first Asset Sale Redemption Notice.

(ii) For so long as any Preferred Shares are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless the Company (or the applicable Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of.

(5)           Reservation of Shares.

(a)           The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the date hereof.  The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions); provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by reason of the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of

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authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(6)           Voting Rights.  Subject to Sections 7 and 10, each Holder shall be entitled to the whole number of votes equal to the lesser of (i) the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible based on the Conversion Price on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock and (ii) the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible if the Conversion Price on the record date for the vote or consent of stockholders is deemed to be the Market Price.  Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(7)           [Limitation on Beneficial Ownership.  The Company shall not effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds the percentage set forth opposite each Holder’s name in column (8) of the Schedule of Buyers to the Securities Purchase Agreement (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  The Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion.   For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares

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with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written request of any Holder, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder.  Notwithstanding the foregoing, if a Holder has elected “no limit” in column (8) of the Schedule of Buyers to the Securities Purchase Agreement, the limitations set forth in this Section 7 shall not be applicable to such Holder.]

(8)           Change of Control Redemption Right; Liquidation, Dissolution, Winding-Up.

(a)           Change of Control.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Change of Control Notice”).  At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Eligible Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  Any Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (A) the Change of Control Redemption Premium and (B) the Conversion Amount being redeemed and (ii) (1) the product of (A) the Conversion Amount being redeemed

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multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the share of Common Stock upon consummation of the Change of Control (any such non-cash consideration consisting of marketable securities to be valued at the higher of (x) the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, (y) the Closing Sale Price as of the Trading Day immediately following the public announcement of such proposed Change of Control and (z) the Closing Sale Price as of the Trading Day immediately prior to the public announcement of such proposed Change of Control) by (II) the Conversion Price (the “Change of Control Redemption Price”).  The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”).  To the extent redemptions required by this Section 8(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 8(a), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 8 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 2(c)(i).  The parties hereto agree that in the event of the Company’s redemption of any portion of the Preferred Shares under this Section 8(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 8(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.  In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 8(a) and for which the applicable Change of Control Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Change of Control Redemption Notice”).  Upon the Company’s receipt of such Void Change of Control Redemption Notice, (i) the Change of Control Redemption Notice shall be null and void with respect to those Preferred Shares subject to the Void Change of Control Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Change of Control Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be

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adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Change of Control Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Change of Control Redemption Notice is delivered to the Company and ending on the date on which the Void Change of Control Redemption Notice is delivered to the Company.

(b)           Liquidation.  In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares.  To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.  Notwithstanding anything to the contrary in this Section 8, but subject to Section 7, until the Liquidation Funds are distributed to the Holders, the Preferred Shares may be converted, in whole or in part, by any Holder into Common Stock pursuant to Section 2(b).

(9)           Ranking; Issuances of Other Securities.

(a)           Preferred Rank.  All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.  Without the prior express written consent of the Required Holders, the Company shall not hereafter

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authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event.  The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment (whether through a scheduled amortization, redemption or otherwise) of such preferred stock) of any such junior preferred stock is not on or before the ninety-first (91st) day following the Maturity Date.  In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.

(b)           Issuances of Equity-Linked Securities.  For so long as any Preferred Shares are outstanding, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any Indebtedness of it or its Subsidiaries that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock, Options, Convertible Securities or other Capital Stock of the Company.

(10)         [Limitation on Number of Conversion Shares.  Notwithstanding anything to the contrary contained herein, the Company shall not issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains stockholder approval as required by the applicable rules of the Principal Market (and any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, in the aggregate, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Issuance Date and the denominator of which is the aggregate amount of all of the Preferred Shares issued to the Purchasers on the Initial Issuance Date pursuant to the Securities Purchase Agreement (the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation.  In the event that any Holder shall convert all of such Holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation,

34

then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.]

(11)         Participation.  Subject to the rights of the holders, if any, of the Pari Passu Shares, the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.  Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

(12)         Vote to Change the Terms of or Issue Preferred Shares.  Except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock; or (f) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(13)         Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

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(14)         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  Except as otherwise specifically set forth herein, the remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  Except as otherwise specifically set forth herein, no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.  Except as otherwise specifically set forth herein, nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, except as otherwise specifically set forth herein, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.  Notwithstanding anything to the contrary contained herein, no Holder shall be entitled to consequential, indirect or incidental damages hereunder.  However, the foregoing shall not in any way limit a Holder from being reimbursed for its costs, fees or expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with any of its rights and remedies hereunder.

(15)         Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(16)         Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17)         Notice.  [To come].

(18)         Transfer of Preferred Shares.  A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(19)         Preferred Share Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes,

36

notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(20)         Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the TBOC, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the TBOC.  This provision is intended to comply with the applicable sections of the TBOC permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(21)         Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(22)         SUBORDINATION.

(a)           NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CERTIFICATE OF DESIGNATION OR ANY OTHER AGREEMENT, DOCUMENT, CERTIFICATE, OR INSTRUMENT GIVEN IN CONNECTION WITH, RELATED TO OR AFFECTING THE PREFERRED SHARES, the Company’s obligation to make, and the Holders right to receive, any dividend or distribution (whether in cash, securities or other property) or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection the Preferred Shares, including, without limitation, any amortization, retirement, purchase, redemption or other acquisition of any Preferred Share, or any options, warrants or rights to purchase or acquire any Preferred Shares or Common Stock of the Company (collectively, the “Restricted Payments”) are strictly junior and fully subordinated to the right of payment held by the holders of the Senior Debt (the “Senior Debt Holders”).  If a default (however defined) under any document, instrument, or other agreement in any way related to the Senior Debt, whether such document, instrument, or other agreement exists on the Initial Issuance Date or is entered into after the Initial Issuance Date, exists at the time a Restricted Payment is to be made or would exist as a result of such Restricted Payment being made, (i) the Company shall not make, and no Holder is entitled to receive, any Restricted Payment unless and until the “Payment in Full of the Senior Debt” (as defined below); and (ii) no Holder shall be entitled to ask, demand, sue for, take or receive from the Company or any of its Subsidiaries, directly or indirectly, in cash or other property, or by set-off or in any

37

other manner (including without limitation from or by way of collateral) payment of any Restricted Payment unless and until the Payment in Full of the Senior Debt.

(b)           The subordination of the rights of the Holders to the Senior Debt Holders shall be effective both before and after the commencement of any Insolvency Proceeding (as defined below).  All references in this clause 22 to the Company or any of its Subsidiaries shall include such entity as a debtor-in-possession and any receiver or trustee for such entity in any Insolvency Proceeding.

(c)           As between the Holders and the Senior Debt Holders and without releasing or affecting any of its senior rights as to the Holders, any Senior Debt Holder may, one or more times, in its sole discretion, without notice to or the consent of any Holder, take any action with respect to the Company, any of its Subsidiaries or any of the Senior Debt, including, without limitation, one or more of the following actions: (i) extend credit to the Company or any of its Subsidiaries in such amounts as such Senior Debt Holder may determine or withhold credit from the Company or any of its Subsidiaries;  (ii) release, renew or modify the obligations of the Company or any of its Subsidiaries or any other person or entity obligated on any of the Senior Debt; (c) release, exchange, modify, or surrender in whole or in part such Senior Debt Holder’s rights with respect to any security for any of the Senior Debt; (d) modify or alter the term, interest rate or due date of any payment of any of the Senior Debt; (e) grant any postponements, compromises, indulgences, waivers, surrenders or discharges or modify the terms of its agreements with the Company or any of its Subsidiaries; (f) change its manner of doing business with the Company or any of its Subsidiaries or any other person or entity; (g) obtain additional security for the Senior Debt; or (h) impute payments or proceeds of any security furnished for any of the Senior Debt, in whole or in part, to any of the Senior Debt, or retain the payments or proceeds as security for the Senior Debt without applying same toward payment of the Senior Debt.  Each Holder waives and releases all claims and defenses arising from any such actions by any holder of Senior Debt, including, without limitation, claims and defenses relating to the inability to collect any Restricted Payment.  No Senior Debt Holder will be liable for any action or failure to act under or in connection with any of the documents or instruments evidencing or securing the Senior Debt, it being understood that the decision of whether and when to act and the manner of proceeding under such instruments and documents are within the sole discretion of such Senior Debt Holders, and shall not be affected in any manner by the existence of the Company’s obligations hereunder.

(d)           For purposes hereof, “Payment in Full of the Senior Debt” means the satisfaction of all of the following: (i) the passage of 90 days after the indefeasible and final payment in full in cash of the Senior Debt, (ii) the termination of all hedging transactions with any Senior Debt Holder, (iii) the termination or expiration of all commitments of each Senior Debt Holder to advance funds or issue letters of credit, and (iv) the termination or expiration and return of all letters of credit issued by any Senior Debt Holder.  For purposes hereof, “Insolvency Proceeding” means any distribution of all or any of the assets of any entity to creditors of such entity upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief, or composition of such entity or its debts, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such entity or otherwise.

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*  *  *  *  *

39

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by J.P. Bryan, its Chairman of the Board of Directors, as of the [    ] day of [            ], 20[    ].

RESACA EXPLOITATION, INC.

By:
Name:	J.P. Bryan
Title:	Chairman of the Board of
Directors

EXHIBIT I

RESACA EXPLOITATION, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Resaca Exploitation, Inc. (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, no par value (the “Preferred Shares”), of Resaca Exploitation, Inc., a Texas corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

42

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Interwest Transfer Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [                  ] from the Company and acknowledged and agreed to by Interwest Transfer Company.

RESACA EXPLOITATION, INC.

By:

Name:
Title:

Exhibit 8.2(c)

Form of Target Tax Certificate

FORM OF OFFICER’S CERTIFICATE

CANO PETROLEUM, INC.

OFFICER’S CERTIFICATE

The undersigned officer of Cano Petroleum, Inc., a Delaware corporation (“Target”), in connection with the opinion as to certain tax matters to be delivered by Thompson & Knight LLP pursuant to Section 8.3 of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 29, 2009, by and among Resaca Exploitation, Inc., a Texas corporation (“Parent”), Resaca Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”),  and Target, and recognizing that said counsel will rely on this Officer’s Certificate in delivering such opinion, hereby certifies and represents that the facts that relate to the Merger and the Transactions, as described in the Merger Agreement, the Registration Statement filed with the SEC in connection with the Merger, including the Proxy/Prospectus contained therein, and the Readmission Document published on the AIM in connection with the Merger, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects and will be true, correct and complete in all material respects at the Effective Time, and the undersigned further certifies and represents that, to the extent the facts related to Target (and to the extent otherwise without reason to believe to the contrary), the following statements and representations stated herein are true, correct and complete:

1.             The Merger will be consummated in compliance with the material terms of the Merger Agreement.  The Merger Agreement, the Registration Statement, the Readmission Document and the other documents described in the Registration Statement and the Readmission Document represent the entire understanding of Parent with respect to the Merger.  Target has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Parent and Target.

2.             The fair market value of the Parent Common Shares received by each holder of Target Common Shares and the cash received by each holder of Target Common Shares in lieu of a fractional share thereof, if any, or the consideration received by each holder of Target Common Shares as determined under Section 262 of the DGCL in exchange for Target Dissenting Shares, if any, all in connection with the Merger, will be approximately equal to the fair market value of the shares of Target Common Shares surrendered in the exchange.  The fair market value of the Parent Series A Preferred Shares received by each holder of Series D Stock and the cash received by each holder of Series D Stock in lieu of a fractional share thereof, if any, or the consideration received by each holder of Series D Stock as determined under Section 262 of the DGCL in exchange for Target Dissenting Shares, if any, all in connection with the Merger, will be approximately equal to the fair market value of the shares of Series D Stock surrendered in the exchange.

3.             To the knowledge of Target, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares and the Parent Series A Preferred Shares to be received in the Merger will not be less than forty percent (40%) of the value, determined at the Effective Time, of the Target Common Shares and Series D Stock outstanding immediately before the Effective Time.  For this purpose, we assume that the fair market value of the outstanding Target Common Shares and Series D Stock will equal the fair market value of the aggregate Merger Consideration.

4.             Pursuant to the Merger, no holder of Target Common Shares will receive in exchange for Target Common Shares, directly or indirectly, any consideration other than the Common Conversion Consideration and cash in lieu of a fractional share thereof, if any, or the consideration determined under Section 262 of the DGCL in exchange for Target Dissenting Shares, if any.  Pursuant to the Merger, no holder of Series D Stock will receive in exchange for Series D Stock, directly or indirectly, any consideration other than the Preferred Conversion Consideration and cash in lieu of a fractional share thereof, if any, or the consideration determined under Section 262 of the DGCL  in exchange for Target Dissenting Shares, if any.  Target will not pay any consideration prior to the Merger, either in a redemption of Target Common Shares or Series D Stock, or in a distribution with respect to Target Common Shares or Series D Stock, that is treated as other property or money received in the Merger for purposes of Section 356 of the Code, or would be so treated if the Target shareholder also had received Parent Common Shares in exchange for Target Common Shares or Series D Stock.  Target has not caused, and in connection with the Merger, will not cause, an extraordinary distribution (within the meaning of Treasury Regulation Section 1.368-1(e)(1)) with respect to its shares to occur.  Neither Target nor a person related to Target as defined in Treasury Regulation Section 1.368-1(e)(4) (a “Target Related Person”) has participated, nor will participate, in a purchase, redemption or other acquisition of, Target Common Shares or Series D Stock, in connection with or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.  Neither Target, any Target Related Person nor any affiliate of Target, has paid or will pay, in connection with the Merger or otherwise as part of a plan of which the Merger is a part, any amount to, or on behalf of, any Target shareholder in connection with any sale, redemption or other disposition of any Target Common Shares, Series D Stock or Parent Common Shares.  Any reference to Parent or Target in this paragraph includes a reference to any successor or predecessor of such corporation, except that Target is not treated as a predecessor of Parent and Parent is not treated as a successor of Target.  Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership.  For purposes of this Officer’s Certificate, an acquisition of Parent Common Shares, Target Common Shares or Series D Stock by a person pursuant to any transaction, agreement, arrangement or other understanding with Parent, Target, a person related to Parent

2

as defined in Treasury Regulation Section 1.368-1(e)(4) (a “Parent Related Person”) or a Target Related Person will be treated as made by Parent, Target, the Parent Related Person or the Target Related Person, respectively.

5.             Following the Merger, Target will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger.  For purposes of this representation, amounts paid by Target or Merger Sub to shareholders who receive cash or other property, amounts used by Target or Merger Sub to pay reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by Target or Merger Sub in connection with the Merger, and any cash or other property used by Target or any of its subsidiaries to make payments to creditors in connection with the Merger will be included as assets of Target or Merger Sub, respectively, held immediately prior to the Merger.

6.             Target has no plan or intention to issue additional shares of its stock that would result in Parent losing control of Target within the meaning of Section 368(c) of the Code.

7.             Except as otherwise provided in Section 7.6 of the Merger Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay their respective expenses, if any, incurred in connection with the Merger.

8.             There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Merger Sub), on the one hand, and Target (or any of its subsidiaries), on the other hand, that was issued, acquired or settled prior to the Effective Time at a discount or, to the knowledge of Target, will be settled after the Effective Time at a discount.

9.             In the Merger, shares of Target representing control of Target, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent (except to the extent that cash is paid for fractional shares or cash or other consideration is paid for Target Dissenting Shares).  Furthermore, no expenses or liabilities of any Target stockholder will be assumed by Parent or Merger Sub, nor will any Target Common Shares or Series D Stock be acquired subject to any expenses or liabilities.  For purposes of this representation, if any stock of Target is exchanged for cash or other property originating with Parent, such stock will be treated as outstanding stock of Target on the date of the Merger.

10.           At the time of the Merger, Target will not have outstanding any warrants, options, convertible securities or any other type of right (which was outstanding immediately prior to the Merger) pursuant to which, following the Merger, any person could acquire stock of Target.

11.           Target conducts a “historic business” for purposes of Treasury Regulation Section 1.368-1(d) and no assets of Target have been acquired or sold, transferred or

3

otherwise disposed of that would prevent Parent from continuing such “historic business” or from using a “significant portion” of Target’s “historic business assets” in a business following the Merger (as such terms are used in Treasury Regulation Section 1.368-1(d)).

12.           Target is not an “investment company,” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

13.           On the date of the Merger, the fair market value of the assets of Target will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

14.           Target is not under the jurisdiction of a court in a “title 11 or similar case” within the meaning of Section 368(a)(3)(A) of the Code.

15.           Target has no (and, at the time of the Merger, will not have any) issued and outstanding capital stock (or any other interest treated as stock for federal income tax purposes) other than Target Common Shares and Series D Stock.

16.           The payment of cash, if any, in lieu of fractional shares of Parent Common Shares represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to Target shareholders instead of issuing fractional shares of Parent Common Shares will not exceed one percent of the total consideration that will be issued in the Merger to Target shareholders in exchange for their shares of Target Common Shares.  The fractional share interests of each Target shareholder will be aggregated, and no Target shareholder, with the possible exception of shareholders whose holdings are in multiple accounts or with multiple brokers will receive cash in an amount equal to or greater than the value of one full share of Parent Common Shares.

17.           None of the compensation received (or to be received) by any stockholder-employees of Target will be separate consideration for, or allocable to, any Target Common Shares or Series D Stock held by such shareholder-employees; none of the shares of Parent Common Shares or Parent Series A Preferred Shares issued to any stockholder-employees pursuant to the Merger Agreement are (or will be) separate consideration for, or allocable to, any employment agreement; and the compensation paid (or to be paid) to any shareholder-employees was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

18.           No debt of Target is guaranteed by any Target stockholder.

19.           Target owns no stock of Parent.

4

20.           Target will not take, and Target has no knowledge of any plan or intention of any of the Target stockholders to take, any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code).

21.           Except for in accordance with the terms of the Separation Agreements, no stock or securities of Target, or, to the knowledge of Target, no stock or securities of Parent, will be issued to any Target stockholder for services rendered to or for the benefit of Parent or Target in connection with the Merger.

22.           No stock or securities of Target will be issued to any Target stockholder for any indebtedness owed to any Target stockholder in connection with the Merger.

23.           No assets were transferred to Target, nor did Target assume any liabilities, in anticipation of the Merger.

24.           The liabilities of Target assumed by Parent and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of business.

25.           The undersigned is authorized to make all of the representations set forth herein on behalf of Target.

Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations.  Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement and the phrase “to the knowledge of Parent” and other similar phrases, shall have the meaning ascribed to such phrases in the Merger Agreement.  As used herein, the term “Separation Agreements” means (i) that certain Separation Agreement and Release, dated September 29, 2009, by and between Target and S. Jeffrey Johnson; and (ii) that certain Separation Agreement and Release, dated September 29, 2009, by and between Target and Ben Daitch.  Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

Target understands that Thompson & Knight LLP, as counsel to Target, will rely, without further inquiry, on this certificate in rendering its opinion concerning certain of the United States federal income tax consequences of the Merger and hereby commits to inform them if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time.

[Signature page follows]

5

IN WITNESS WHEREOF, I have, on behalf of Target, caused this Officer’s Certificate to be executed on this [ ] day of                                    20    .

CANO PETROLEUM, INC.

By:

Name:

Title:

6

Exhibit 8.2(h)(i)

Form of Separation Agreement

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by Cano Petroleum, Inc., a Delaware corporation (the “Company”), Resaca Exploitation, Inc., a Texas corporation (“Resaca”), and [S. Jeffrey Johnson] [Benjamin L. Daitch] (“Executive”) as of September 29, 2009.  The Company and Executive are collectively referred to herein as the “Parties” and Resaca joins in this Agreement solely for the purposes set forth in Section 3(b), Section 7, and Section 27 and shall not be considered a “Party” for any other purpose.   This Agreement cancels and supersedes all prior agreements relating to Executive’s employment with the Company, except as provided in this Agreement.

RECITALS

[JEFF:  WHEREAS, Executive is employed as the Chairman and Chief Executive Officer of the Company under an Employment Agreement, dated January 1, 2006, as amended by the First Amendment to the Employment Agreement between the Company and Executive, dated May 31, 2008, and the Second Amendment to the Employment Agreement between the Company and Executive, dated December 31, 2008 (as amended, the “Employment Agreement”), under which Executive and the Company agreed to certain terms and conditions of Executive’s employment with the Company;]

[BEN:  WHEREAS, Executive is employed as the Senior Vice President and Chief Financial Officer of the Company under an Employment Agreement, dated June 23, 2008, as amended by the First Amendment to the Employment Agreement between the Company and Executive, dated December 31, 2008 (as amended, the “Employment Agreement”), under which Executive and the Company agreed to certain terms and conditions of Executive’s employment with the Company;]

WHEREAS, because of his employment as a Company employee, Executive has obtained intimate and unique knowledge of all Company business operations, current and future plans, financial plans and other confidential and proprietary information;

WHEREAS, the Company and Resaca anticipate entering into the Agreement and Plan of Merger by and among the Company, Resaca and Resaca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Resaca (the “Merger Sub”), dated of even date herewith (the “Merger Agreement”), under which the Company will merge with and into the Merger Sub (the “Merger”) and the Company will be the surviving corporation and subsidiary of Resaca (the “Surviving Corporation”) effective as of the Closing Date (as defined in the Merger Agreement);

WHEREAS, in connection with the Merger, the Parties have agreed that Executive’s employment with the Company and all other officer and representative positions, if any, held by Executive in the Company or any of its subsidiaries or affiliates will terminate effective as of the Closing Date (which date shall be referred to herein as the “Separation Date”); and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, without limitation, those concerning Executive’s job performance and activities while employed with the Company and his hiring, employment, and termination from employment with the Company, and all disputes over benefits and compensation concerning his Company employment, and without limitation, any disputes arising from the terms of Executive’s employment as set forth in the Employment Agreement.

AGREEMENT TERMS

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.             Termination of Executive’s Employment.  Executive’s employment with the Company is terminated as of the Separation Date.  Executive agrees that this Agreement supersedes any and all prior agreements with the Company and its subsidiaries and affiliates (including, without limitation, the Employment Agreement), which terminate upon the Separation Date.  Effective as of the Separation Date. Executive shall and hereby does resign from all corporate, board and other offices and positions he then holds with the Company and all of its affiliates.  As of the Separation Date, Executive shall incur a separation from service from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Parties agree that, as of the Separation Date, Executive, the Company and its subsidiaries and affiliates shall have no further liabilities, obligations, or duties under such prior agreements, including the Employment Agreement, except as provided in this Agreement.  Notwithstanding any other provision of this Agreement, until the Separation Date, Executive’s employment with the Company shall continue to be governed by the terms, conditions and provisions of the Employment Agreement, which shall continue in full force and effect until the Separation Date, including without limitation, the provisions relating to Executive’s terms and conditions of employment, salary, benefits, insurance (e.g., directors and officers insurance), authority and responsibilities.

2.             Termination of this Agreement.  Notwithstanding any other provision of this Agreement, if the Closing Date does not occur and the Merger Agreement is terminated, this Agreement shall immediately terminate in full and become null and void, with no Party having any rights or obligations under this Agreement, and Executive shall retain any and all claims, rights, legal obligations, authority, or power he possessed under any prior agreement, including without limitation the Employment Agreement, bylaw, article of incorporation, statute, or law prior to the date of this Agreement, or accruing thereafter under the terms of such agreement, bylaw, article of incorporation, statute, or law.

3.             Certain Payments and Benefits.

(a)                                  Accrued Obligations.  On or within six (6) days following the Closing, the Company shall pay Executive for all (i) unpaid salary through the Separation Date, and (ii) any accrued but unused vacation through the Separation Date.  In the next regular payroll date of the Company immediately following the Separation Date, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in accordance with his duties and responsibilities through the Separation Date, if any, provided Executive provides substantiating documentation for such expenses and such expenses are reimbursable in accordance with the Company’s policies and procedures.  Except as stated in this Agreement or as required by law, all other compensation and benefits that relate to Executive’s employment with the Company, including any benefits set forth in any policy or program, will cease as of the Separation Date.

(b)                                 Separation Payment.  Subject to Executive’s consent to and fulfillment of Executive’s obligations in this Agreement, and provided that Executive does not revoke this Agreement under Section 24, the Company shall pay, or cause to be paid, Executive severance pay equal to: [JEFF:  (i) $1,290,288 in cash if the Separation Date occurs on or before December 31, 2009 or $1,366,308 in cash if the Separation

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Date occurs on or after January 1, 2010] [BEN: (i) $500,000 in cash if the Separation Date occurs on or before December 31, 2009 or $578,666 in cash if the Separation Date occurs on or after January 1, 2010]; and (ii) the number of whole shares of common stock, par value $0.01 per share, of Resaca (“Resaca Common Stock”) with a Fair Market Value on the Separation Date equal to [JEFF: $645,144 if the Separation Date occurs on or before December 31, 2009 or $683,304 if the Separation Date occurs on or after January 1, 2010] [BEN: $249,999 if the Separation Date occurs on or before December 31, 2009 or $289,332 if the Separation Date occurs on or after January 1, 2010] (collectively, subsections (i), and (ii), the “Separation Payment”).  The Separation Payment shall be made in one lump sum on the first Business Day immediately following the date that is six (6) months and one (1) day following the Separation Date. The Separation Payment shall not be treated as compensation under the Company’s 401(k) Plan or any other retirement plan.  Executive recognizes and agrees that he is not otherwise entitled to the Separation Payment, that the Separation Payment is in addition to anything Executive is otherwise entitled to based on his employment relationship with the Company, and that he will receive the Separation Payment only as a condition of signing this Agreement and executing the additional waiver in accordance with Sections 5 and 6. For purposes of this Section 3(b), “Fair Market Value” means, as of a particular date, the closing sales price per share of Resaca Common Stock on the AIM Market of the London Stock Exchange, or, if there was no such sale reported on that date, on the last preceding date on which such a sale was reported.  In addition, Executive’s options to purchase the Company’s common stock and restricted shares of the Company’s common stock shall vest and become nonforfeitable on the Separation Date in accordance with the terms and conditions of the applicable award agreement for the same.

(c)                                  Indemnification Coverage.    To the fullest extent permitted by applicable law, Executive shall be entitled to indemnification following the Separation Date on the same terms as indemnification is provided by the Company to other employees, officers, and directors through the Company’s Directors and Officers insurance coverage and/or bylaws.  Such indemnification shall remain effective after the Separation Date with respect to the actions or omissions of Executive on or before the Separation Date.

(d)                                 Waiver of Additional Compensation or Benefits.  Executive’s participation in and eligibility for any compensation, bonus, or benefits plans or practices of the Company shall terminate on the Separation Date.  Notwithstanding any other provision in this Agreement, nothing in this Agreement shall affect (i) Executive’s vested right, if any, under the terms of such plans or any other employee benefit plans maintained by the Company or Administaff Companies II, L.P. or its affiliates (together “Administaff”) for the benefit of the Company’s employees; or (ii) Executive’s right to continue or convert coverage under such employee benefit plans, in accordance with the terms of those plans and applicable law, including without limitation, Executive’s right to elect continued insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Except as otherwise provided in this Agreement, Executive shall not be entitled to any additional compensation, nor shall Executive be entitled to any benefits, payments or grants under any benefit plan, severance plan or bonus or incentive program the Company or any of its affiliates has established.  Executive agrees that the release in Section 5 covers any claims that

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arise before the date he signs this Agreement regarding his compensation, bonuses, stock options or grants and any other benefits Executive may or may not have received during the course of his employment relationship with the Company and its subsidiaries and affiliates.

(e)                                  [BEN ONLY: 280G Limitation.  If, at the Closing Date, all or any portion of the Separation Payment would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Separation Payment shall be reduced so that it is one dollar ($1.00) less than the amount which Executive could receive without being considered to have received a parachute payment.  The determination of the amount of any reduction shall be made by an independent accounting firm selected by the Company, and such determination shall be conclusive and binding on the Parties.]

(f)                                    Medical Insurance Premiums.  In the event Executive timely exercises his right to elect medical benefit continuation under COBRA, the Company shall reimburse Executive for the difference between the cost of the COBRA premiums paid by Executive during the first 12 months following the Separation Date and the cost of premium payments that the Executive otherwise would have been required to pay during the 12-month period in the event his employment had not terminated.  The Company’s reimbursement of the COBRA premiums for the first six months of COBRA coverage shall be paid on a monthly basis unless such monthly reimbursement may not be made without adverse tax consequences to Executive under Section 409A, in which case such reimbursement shall be made in a lump sum on the first Business Day immediately following the date that is six (6) months and one (1) day following the Separation Date. Thereafter, the Company shall reimburse Executive on a monthly basis for the remaining six months during which Executive maintains coverage under COBRA.

4.             [JEFF: Orderly Marketing Deed.  Executive agrees to execute an Orderly Marketing Deed to be effective for the six (6) month period immediately following the Separation Date with respect to all shares of common stock of the Company, all shares of preferred stock of the Company, all shares of Resaca Common Stock, all shares of any preferred stock of Resaca, and any other shares of stock of the Company or Resaca owned by Executive as of the Closing Date in the form attached hereto as Exhibit A.]   [BEN:  Intentionally Omitted.]

5.             General Release and Waiver by Executive.  In consideration for the Company’s payments in Section 3 and other valuable consideration specified in this Agreement, Executive, on behalf of himself, his heirs, executors, successors and assigns, and all persons or entities acting by, through, under or in concert with any of them, irrevocably and unconditionally releases, waives, and forever discharges the Company, Resaca, and the Surviving Corporation and all of their parents, divisions, partnerships, joint ventures, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, partners, members, attorneys, stockholders, plan fiduciaries, employee benefit committees, successors and assigns (collectively, “Company Released Parties”), from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Company Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company, from the beginning of time and up to and including the date Executive executes this Agreement.  This Agreement includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional

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distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Texas Commission on Human Rights Act (and any similarly named statute in the Texas Labor Code), the Texas Labor Code, or any other federal, state, or local laws of any jurisdiction), (v) claims arising under the Employee Retirement Income Security Act, and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.  This Agreement does not affect, waive or release (a) any claim for breach or enforcement of this Agreement; (b) any claim that may arise after the date this Agreement is signed by Executive; (c) any claim for worker’s compensation benefits, or (d) Executive’s vested rights, if any, under the terms of any employee benefit plans maintained by the Company or Administaff for the benefit of Company employees, including without limitation Executive’s entitlement to the funds contained in Executive’s 401(k) Plan account with the Company.

6.             Additional Waiver and Release of Claims.  Executive agrees to execute a Waiver and Release of Claims, in the form attached hereto as [JEFF: Exhibit B] [BEN: Exhibit A] (the “Closing Date Waiver and Release”), on the Separation Date, to irrevocably and unconditionally release, waive, and forever discharge the Company Released Parties from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever against the Company Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company, from the date of the execution of this Agreement and up to and including the Separation Date.

7.             General Release and Waiver by the Company and Resaca.  In consideration for Executive’s release and waiver, as set forth in the preceding Sections 5 and 6, and other good and valuable consideration provided for in this Agreement, the Company, Resaca and the Surviving Corporation (as defined in the Merger Agreement), on behalf of itself and themselves and its and their affiliated, related, subsidiary, predecessor or successor corporation or businesses  (collectively “Company Releasing Parties”) hereby release, waive and fully discharge Executive and his agents, attorneys, heirs, successors and assigns (collectively “Executive Released Parties”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature, and character whatsoever, known or unknown, that the Company Releasing Parties or any of them, may now have, may ever have had, or may ever believe it has against the Executive Released Parties or any of them, based upon any act or omission by the Executive Released Parties, or any of them, prior to the date of execution of this Agreement by Executive, including, but not limited to, any and all claims arising from or in any way related to Executive’s employment by Company, the termination thereof, or any claims that were raised, or could have been raised, prior to the execution of the Agreement, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation.  This Agreement does not affect, waive or release (a) any claim for breach or enforcement of this Agreement; (b) any claim that may arise after the date this Agreement is signed by the Company and Resaca; and (c) any claim for fraud, gross negligence, or intentional misconduct by the Executive.

8.             No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company or any of its subsidiaries or affiliates or Executive of any acts of wrongdoing or violation of any statute, law, or legal right.

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9.             Non-Disclosure and Confidentiality.  Executive agrees to abide by the Company’s confidentiality policies and any agreement regarding confidentiality that Executive has with the Company as of the date hereof and through the Separation Date, including without limitation Section 9 (Confidential Information) of the Employment Agreement.  Executive further acknowledges and agrees that during his Company employment, the Company and its subsidiaries and affiliates (the “Company Group”) disclosed to Executive the Company Group’s unique concepts, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and disks concerning its operations systems, customer lists, customer names, account information, customer leads, documents identifying past, present and future customers, customer profile and preference data, electronically stored information, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning its operations and expansion plans (“Confidential Information”).  The Confidential Information includes, without limitation, information about the Company Group’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed.  Confidential Information also means any information the Company Group discloses to Executive, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and technical data contained in the Company Group’s manuals, booklets, publications and materials, equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, product ideas, know-how, processes, plans (including, without limitation, market plans and strategies), specifications, designs, techniques, technology formulas, software, improvements, forecasts, and research.

Confidential Information shall not include any information (a) in the public domain, through no disclosure or wrongful act of Executive, to such an extent as to be readily available to competitors; or (b) required to be disclosed by Executive pursuant to applicable law or valid legal process (in which case, Executive agrees to provide notice to the Company of such required disclosure, if possible, before such disclosure, or if notice before such disclosure is not possible, immediately following such disclosure).

Executive agrees that he will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as the Company directs and authorizes.  Executive agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information.  Additionally, if Executive is required to disclose any Confidential Information by a court order, subpoena, or government directive, Executive shall immediately notify the Company no later than two (2) days after Executive receives notice of the court order, subpoena or government directive to allow the Company to seek a protective order.

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10.          Non-Disparagement.

(a)           Executive agrees that he will not, and he will use reasonable efforts to cause his family members not to, directly or indirectly, disclose, communicate, or publish any disparaging or defamatory information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or regarding the Company Group, Resaca or any subsidiary of Resaca (or any of their respective current or former officers, directors, or employees).  Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Company Group, Resaca or any subsidiary of Resaca (or any of their respective current or former officers, directors, or employees), including, without limitation, information regarding businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever.  Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Company Group, Resaca or any subsidiary of Resaca (or any of their respective current or former officers, directors, or employees).  Executive also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily. Executive’s obligations under this section  shall not (i) apply to private statements by Executive to his immediate family members or tax, financial, or legal advisors or (ii) prohibit truthful statements by Executive that are required by law or valid legal process (in which case, Executive agrees to provide notice to the Company of such law or legal process, if possible, before making such statements, or if notice before making such statements is not possible, promptly following such statements).

(b)           The Company and Resaca agree that they will not, directly or indirectly, disclose, communicate, or publish any Disparaging Information concerning or regarding Executive.  The Company and Resaca understand and acknowledge that this non-disparagement clause prevents them from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Executive.  The Parties agree that for purposes of this Section, the Company’s and Resaca’s obligation shall be limited to their respective members of the Board of Directors and officers of the Company.  The Company’s obligations under this Section shall not (i) apply to statements to Company officers, directors, employees, tax advisors, financial advisors, or legal advisors or (ii) prohibit truthful statements required by law or valid legal process.

(c)           Statements that “the Company and I mutually agreed to separate in connection with the merger transaction” or similar words to that effect shall not violate this Section.

11.          Non-Recruitment.  Executive agrees that for a period of one (1) year following the Separation Date, he will not, without the Company’s or Resaca’s prior written consent, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender, or in any other capacity, and whether personally or through other persons: solicit, call on, induce or attempt to solicit

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or induce, on behalf of himself or any other person or entity, any employee of the Company Group, Resaca or any subsidiary of Resaca to terminate his or her employment relationship with any such company.

12.          Announcements.  Executive agrees that he will not discuss, and he will use all reasonable efforts to cause his family members not to discuss, the terms of this Agreement, the Merger Agreement or the circumstances of Executive’ s termination of employment with the Company with any third party, including, without limitation, the press or the employees of the Company, except to the extent (i) as agreed to, in writing, by the Company and Resaca, or (ii) as required by law (in which case, Executive agrees to provide notice to the Company of such required discussion, if possible, before the such discussion, or if notice before the discussion is not possible, immediately following such discussion).  Executive’s obligations under this Section shall not (a) apply to private statements by Executive to his family members or tax, financial or legal advisors or (b) prohibit truthful statements by Executive that are required by law or valid legal process.  Furthermore, statements by Executive to third parties that “the Company and I mutually agreed to separate in connection with a merger transaction” or similar words to that effect shall not violate this Section.

13.          Cooperation.  As a further material inducement to the Company to make the Separation Payment described in this Agreement and for Executive to accept same, Executive agrees to (a) provide his full cooperation, at the Company’s request and at reasonable times and without unreasonable interference with his personal or business activities, with any of the Company Released Parties in any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during his employment with the Company; and (b) to be reasonably available to the Company, Resaca, or their representatives to provide general advice or assistance as requested by the Company or Resaca.  This includes, without limitation, to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company and Resaca in connection with any investigation, claim or suit, and cooperating with the Company and Resaca regarding any investigation, litigation, claims or other disputed matters involving the Company or Resaca or their subsidiaries and affiliates that relate to matters within the knowledge or responsibility of Executive.  Specifically, Executive agrees (i) to meet with the Company’s and Resaca’s representatives, their counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) not to voluntarily assist any non-governmental adverse party or non-governmental adverse party’s representatives.  Executive acknowledges and understands that his cooperation obligations under this Section 13 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony.  In addition to the consideration identified in Section 3, Executive shall receive compensation for his time spent assisting the Company or Resaca under this Section 13 at the rate of $250 per hour plus reasonable and necessary expenses incurred by Executive; provided, however, that the Company shall reimburse Executive, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by him as a result of such assistance, and the Company shall not be obligated to reimburse Executive for any time spent actually testifying, as opposed to preparing to testify, in any judicial or administrative proceeding.  Such hourly rate and expenses will be paid on a monthly basis within 15 days following receipt of an invoice from Executive.   Executive shall invoice the Company or Resaca on a monthly basis.  Executive’s cooperation under this Section shall be limited by the Company so that such cooperation shall not result in him failing to incur a separation from service from the Company and its affiliates within the meaning of Section 409A.

14.          No Re-Employment with the Company.  Executive waives and relinquishes all rights to employment, reemployment or reinstatement (collectively “employment”) with the Company and Resaca and their respective affiliates and subsidiaries.  Executive agrees that he will not work for the Company, Resaca and their respective affiliates and subsidiaries, or apply for employment with them, or accept employment with them in any capacity.  Executive further acknowledges that if he applies for or seeks employment with any of

8

the Company, Resaca and their respective affiliates and subsidiaries, their refusal to hire Executive based on this provision will provide a complete defense to any claims arising from his attempt to apply for employment.  In addition, for a period of five (5) years beginning on the Closing Date, Executive agrees that he will not serve as a member of the board of directors or officer of any of the Company, Resaca and their respective affiliates and subsidiaries.

15.          Return of Company Property.  On or prior to the Separation Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in his possession which belongs to any member of the Company Group or any one or more of its subsidiaries or affiliates, including, without limitation, all, computer access codes, Blackberries, credit cards, keys and access cards; and (b) deliver all original and copies of notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) the Company or any one or more of its subsidiaries or affiliates, or (2) the Company or any one or more of the Company’s subsidiaries’ or affiliates’ financial statements, business contacts, and sales.  Executive further agrees that he will not improperly copy, alter, destroy, or delete any Company (including other Company Group members) files, documents or other materials currently in his possession and he will not improperly use or disclose such materials in any way, or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  By signing this Agreement, Executive represents and warrants that he has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should he later discover additional items described or referenced in subsections (a) or (b) above, he will promptly notify the Company and return/deliver such items to the Company.  This Section does not apply to, and Executive may retain a copy of, personnel, benefit or payroll documents of the Company concerning him, or any contacts, personal non-work related e-mails, calendars or any items that Executive owned and brought to the Company himself.

16.          Return of Company Credit Card and Club Membership.

(a)                                  Executive agrees that he shall return any Company credit cards in his possession to the Company on the Separation Date.  During the period beginning on the date hereof, and ending on the Closing Date, Executive agrees that (i) he shall use the Company credit cards to pay for only reasonable and necessary business expenses incurred in the ordinary course of business and consistent with the Company’s expense policies and procedures; and (ii) the Company may deduct from the Separation Payment any expenses that, in the Company’s sole discretion, are not reasonable and necessary expenses incurred in the ordinary course of business or are in violation of the Company’s expense reimbursement policies and procedures.

(b)                                 For all periods on and after the Separation Date, Executive, and not the Company or Resaca, shall be solely responsible for all fees, costs, and expenses associated with his membership at the Fort Worth Club.

17.          Breach of Agreement.  In the event Executive fails to materially fulfill any of his obligations in this Agreement, or Executive or anyone acting on his behalf brings suit against the Company or Resaca seeking to declare any term of this Agreement void or unenforceable, and if in such suit one or more material terms of this Agreement are ruled by a court to be void or unenforceable or subject to reduction or modification, then the Company shall be entitled to (a) terminate this Agreement, (b) terminate any remaining Separation Payments set forth in Section 3, and Executive shall not be entitled to receive any remaining Separation Payments, (c) recover Separation Payments and all other benefits set forth in Section 3 already paid to Executive upon court order, (d) recover attorneys’ fees, expenses and costs the Company incurs in any court

9

action the Company or Resaca lodges to pursue any remedies for breach of this Agreement, and/or (e) recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.  The Company and Executive agree that at the time Executive and the Company enter into this Agreement, the damages remedies for Executive’s breach of this Agreement cannot be easily ascertained and the damages remedies specified in this Section 17 are a reasonable forecast of just compensation to the Company for any breach.  The Company and Executive understand and willingly agree that the damages remedies for any breach of the Agreement are not disproportionate to any actual damages amount and are not a penalty.  If Executive breaches this Agreement, the Company may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, and a permanent injunction against Executive and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with Executive.  At the Company’s sole option, the remaining terms of this Agreement shall continue in full force and effect.

18.          No Assignment of Claims.  Executive represents that he has not transferred or assigned, to any person or entity, any claim released by this Agreement, or any portion thereof or interest therein.

19.          Binding Effect of Agreement.  This Agreement shall be binding upon Executive and his heirs, spouse, representatives, successors and assigns.  This Agreement shall be binding upon the Company, Resaca and their respective representatives, successors and assigns.

20.          Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas.  The Company and Executive agree that the language on this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.

21.          Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.  In addition, any illegal, invalid or unenforceable provisions shall be, and are, automatically reformed to the maximum limitation permitted by applicable law.

22.          Entire Agreement.  This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Executive’s employment with the Company, the subject matter of this Agreement or any other term or condition of the relationship between the Company and Executive, including, without limitation, the Employment Agreement.  Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or Resaca or their agents except as expressly contained in this Agreement.  No oral statements or prior written material purporting to be part of this Agreement not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all Parties to this Agreement, and consented to in writing by Resaca.

22.          Notices.  All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to the Company:

Cano Petroleum, Inc.

10

Burnett Plaza

801 Cherry Street, Suite 3200

Fort Worth, Texas 76102

Telephone: 817-698-0900

Facsimile: 817-334-0222

Attention: Phillip B. Feiner, Esq., General Counsel

With a copy (which shall not constitute notice) to:

Resaca Exploitation, Inc.

1331 Lamar, Suite 1450

Houston, Texas 77010

Telephone: 713-753-1406

Facsimile: 713-753-1537

Attention: Chris Work, Chief Financial Officer

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201-2533

Telephone: 214-969-1303

Facsimile: 214-999-1695

Attention: Arthur J. Wright, Esq.

Haynes and Boone, LLP

One Houston Center

1221 McKinney Street, Suite 2100

Houston, TX 77010

Telephone: 713-547-2007

Facsimile: 713-236-5540

Attention: Bryce D. Linsenmayer, Esq. and Amy Moss, Esq.

[JEFF: If to Executive:

S. Jeffrey Johnson

8916 Estribo Circle

Benbrook, Texas 76126

Telephone: 817-460-0401

[BEN: if to Executive:

Benjamin Daitch

6419 Riverview Ln.

Dallas, TX 75248

Telephone: (917) 324-4271

With a copy (which shall not constitute notice) to:

Shannon Gracey, Ratliff & Miller, LLP

777 Main Street, Ste. 3800

Fort Worth, TX 76102

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Telephone: 817-336-9333

Facsimile: 817-336-3735

Attention: Patrick J. Maher, Esq.

Any Party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, fax, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

23.          Independent Representation.  Executive acknowledges and agrees that he is not relying on any Released Party and any of their advisors, including, without limitation, Haynes and Boone, LLP and Thompson & Knight LLP, for advice, including with respect to tax or legal matters, that he has been advised by the Company to consult advisors of his choice prior to executing this Agreement, and that he shall be solely responsible for all taxes due with respect to any payments made to Executive pursuant to this Agreement, including, without limitation, taxes due under Code Section 280G and/or Code Section 409A, if any.

24.          Knowing and Voluntary Waiver.  Executive, by his free and voluntary act of signing below, acknowledges that (i) he has been given a period of forty-five (45) days to consider whether to agree to the terms contained in this Agreement, (ii) the Company advises him to consult with an attorney before executing this Agreement, (iii) he understands that this Agreement specifically releases and waives all rights and claims he may have under the ADEA before the date on which he signs this Agreement, (iv) he agrees to all of the Agreement terms and intends to be legally bound by them, and (v) he has received, contemporaneous with this Agreement, a Supplemental Age Distribution Information Memorandum and a Supplemental Age Distribution Information Chart (together, the “OWBPA Memorandum”), which identify the job titles and ages of all employees of the Company who have been offered a Separation Agreement and Release Agreement in connection with Transactions (as defined in the Merger Agreement).  Further, Executive acknowledges that the payments and benefits provided for in Section 3 of this Agreement will be delayed until both this Agreement and the Closing Date Waiver and Release become effective, enforceable and irrevocable.  The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel).  Accordingly, the rule of construction that ambiguities are resolved against the drafting party shall not be employed in interpreting this Agreement. Rather, this Agreement’s terms shall be construed fairly as to the Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the Agreement’s preparation.

The Company’s offer of this Agreement shall expire after a period of forty-five (45) days after the date on which Executive first received this Agreement and the OWBPA Memorandum for consideration (the “Expiration Date”).   During the seven-day period after Executive signs this Agreement, Executive may revoke his agreement to accept the Agreement’s terms by representing in writing to the Company his intention to revoke.  If Executive exercises his right to revoke this Agreement, he shall forfeit his right to receive any of the payments, stock or benefits provided for herein, and to the extent such payments or benefits have already been made, Executive agrees that he will immediately reimburse the Company for the amounts of such payments and benefits.

25.          Defined Terms.  Any capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

26.          Company Authorization.  The Company acknowledges and agrees that this Agreement and the Separation Payment in Section 3(b) have been reviewed, approved, and authorized by the Board of Directors of the Company.

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27.          Resaca Obligations.   In the event that the Company does not perform its obligations with respect paying the Separation Payment and other payments under Section 3, Resaca agrees to pay the Separation Payment and such other payments to Executive.  Furthermore, to the extent the Company does not fulfill its obligations under this Agreement, Resaca agrees to cause the Surviving Corporation to fulfill the Company’s obligations.  Other than the obligations listed in Section 3(b), Section 7, and this Section 27, Resaca shall have no further responsibilities or obligations under or pursuant to this Agreement.

 [Remainder of Page Intentionally Left Blank]

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

[S. Jeffrey Johnson] [Benjamin L. Daitch]	Date

STATE OF TEXAS

COUNTY OF

Before me, a Notary Public, on this day personally appeared [S. Jeffrey Johnson] [Benjamin L. Daitch], known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.

Given under my hand and seal of office this            day of                                           , 2009.

Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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CANO PETROLEUM, INC.

By:
Name:
Title:

Date:

STATE OF TEXAS

COUNTY OF

Before me, a Notary Public, on this day personally appeared                                       , known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Cano Petroleum, Inc., and that s/he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this                day of                                           , 2009.

Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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RESACA EXPLOITATION, INC.

By:
Name:
Title:

Date:

STATE OF TEXAS

COUNTY OF

Before me, a Notary Public, on this day personally appeared                                       , known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Resaca Exploitation, Inc., and that s/he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this                day of                                           , 2009.

Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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[JEFF: EXHIBIT A

Orderly Marketing Deed]

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[JEFF: EXHIBIT B] [BEN: EXHIBIT A]

Waiver and Release of Claims

1.             Introduction.  This Release is made and entered into between Cano Petroleum, Inc., a Delaware Corporation (“Cano” or the “Company”) and [S. Jeffrey Johnson] [Benjamin L. Daitch] (“Executive”).  Executive understands that his employment with Cano (as referenced in the Recitals section of the Separation Agreement and Release entered into on September 29, 2009 (“Separation Agreement”)) ends on the Closing Date.  In return for the Mutual Release contained herein and other good and valuable consideration, including, without limitation, the consideration given to Executive in the Separation Agreement, the receipt and sufficiency of which the Parties acknowledge, Executive and the Company are entering into this Mutual Release (“Release”).

2.             Executive’s Global Release.  Executive, on behalf of himself, his heirs, executors, insurers, successors and assigns and all persons or entities acting by, through, under or in concert with any of them, irrevocably and unconditionally releases, waives, and forever discharges the Company, Resaca Exploitation, Inc. (“Resaca”), and the Surviving Corporation (as that term is defined in the Recitals section of the Separation Agreement) and all of their parents, divisions, partnerships, joint ventures, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, partners, members, attorneys, stockholders, plan fiduciaries, employee benefit committees, successors and assigns, and all other persons, individuals or entities acting by, through, under, or in concert with any of them (collectively, “Company Released Parties”), from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Company Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company, from the beginning of time and up to and including the date Executive executes this Release.  This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistleblowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, gender, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Texas Commission on Human Rights Act (and any similarly named statute in the Texas Labor Code), the Texas Labor Code, or any other federal, state, or local laws of any jurisdiction), (v) claims arising under the Employee Retirement Income Security Act, and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.    This Release does not affect, waive or release (a) any claim for breach or enforcement of the Separation Agreement or this Release; (b) any claim that may arise after the date this Release is signed by Executive; (c) any claim for worker’s compensation benefits, or (d) Executive’s vested rights, if any, under the terms of any employee benefit plans maintained by the Company or Administaff (as defined in the Separation Agreement) for the benefit of Company employees, including without limitation Executive’s entitlement to the funds contained in Executive’s 401(k) Plan account with the Company..

3.             The Company’s Release.  In consideration for Executive’s release of the Company Released Parties, the Company hereby releases Executive from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liabilities whatsoever, fixed or contingent which the Company or the

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Company Released Parties have, had or may ever have against Executive up to and including the date of execution of this Release to the extent known to any member of the Company or the Company Released Parties or to the extent that any such member of the Company or the Company Released Parties should reasonably have been aware of its existence.    This Release does not affect, waive or release (a) any claim for breach or enforcement of the Separation Agreement or this Release; (b) any claim that may arise after the date this Release is signed by the Company; or (c) any claim for fraud, gross negligence, or intentional misconduct by the Executive, including without limitation claims for any intentional torts, gross negligence, illegal acts, or acts for which criminal penalties are available.

4.             No Admission of Liability.  Executive understands and agrees that this Release shall not in any way be construed as an admission by Company Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. Company Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

5.             Time to Consider Release.  Cano advises Executive to consult an attorney before executing this Release.  Executive further acknowledges that he has been given a period of forty-five (45) calendar days within which to review and consider the provisions of this Release.

6.             Revocation Period.  Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release.  This Release will not become effective or enforceable, until after the seven (7) day period to revoke this Release has expired without Executive’s revocation.

7.             Knowing and Voluntary Release.  Executive understands it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

8.             No Prior Representations or Inducements.  Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of Company Released Parties, except as expressly contained in this Release and the Separation Agreement.  This Release and the Separation Agreement constitute the sole and entire agreement of the parties with respect to their subject matters; supersede all prior verbal and written understandings and agreements between the parties relating to subject matters; and may not be modified except in a writing signed by both parties.

9.             Binding Release.  Executive agrees that this Release shall be binding on him and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors and assigns.

10.          Choice of Law.  This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas.  Cano and Executive agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

11.          Severability.  Cano and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

12.          Counterparts.  Cano and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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[Signature page follows]

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PLEASE READ CAREFULLY AS THIS DOCUMENT INCLUDES A RELEASE OF CLAIMS.

As evidenced by his signature below, Executive certifies that he has read the above Release and agrees to its terms.

[S. Jeffrey Johnson] [Benjamin L. Daitch]	Cano Petroleum, Inc.

By:
Name:
Title:

Date:	Date:

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Exhibit 8.3(c)

Form of Parent Tax Certificate

FORM OF OFFICER’S CERTIFICATE

RESACA EXPLOITATION, INC.

OFFICER’S CERTIFICATE

The undersigned officer of Resaca Exploitation, Inc., a Texas corporation (“Parent”), in connection with the opinion as to certain tax matters to be delivered by Thompson & Knight LLP pursuant to Section 8.3 of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 29, 2009, by and among Parent, Resaca Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Cano Petroleum, Inc., a Delaware corporation (“Target”), and recognizing that said counsel will rely on this Officer’s Certificate in delivering such opinion, hereby certifies and represents that the facts that relate to the Merger and the Transactions, as described in the Merger Agreement, the Registration Statement filed with the SEC in connection with the Merger, including the Proxy/Prospectus contained therein, and the Readmission Document published on the AIM in connection with the Merger, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects and will be true, correct and complete in all material respects at the Effective Time, and the undersigned further certifies and represents that, to the extent the facts related to Parent (and to the extent otherwise without reason to believe to the contrary), the following statements and representations stated herein are true, correct and complete:

1.             The Merger will be consummated in compliance with the material terms of the Merger Agreement.  The Merger Agreement, the Registration Statement, the Readmission Document and the other documents described in the Registration Statement and the Readmission Document represent the entire understanding of Parent with respect to the Merger.  Parent has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Parent and Target.

2.             The fair market value of the Parent Common Shares received by each holder of Target Common Shares and the cash received by each holder of Target Common Shares in lieu of a fractional share thereof, if any, or the consideration received by each holder of Target Common Shares as determined under Section 262 of the DGCL in exchange for Target Dissenting Shares, if any, all in connection with the Merger, will be approximately equal to the fair market value of the shares of Target Common Shares surrendered in the exchange.  The fair market value of the Parent Series A Preferred Shares received by each holder of Series D Stock and the cash received by each holder of Series D Stock in lieu of a fractional share thereof, if any, or the consideration received by each holder of Series D Stock as determined under Section 262 of the DGCL in exchange for Target Dissenting Shares, if any, all in connection with the Merger, will be approximately equal to the fair market value of the shares of Series D Stock surrendered in the exchange.

3.             To the knowledge of Parent, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares and the Parent Series A Preferred Shares to be received in the Merger will not be less than forty percent (40%) of the value, determined at the Effective Time, of the Target Common Shares and Series D Stock outstanding immediately before the Effective Time.  For this purpose, we assume that the fair market value of the outstanding Target Common Shares and Series D Stock will equal the fair market value of the aggregate Merger Consideration.

4.             Pursuant to the Merger, no holder of Target Common Shares will receive in exchange for Target Common Shares, directly or indirectly, any consideration other than the Common Conversion Consideration and cash in lieu of a fractional share thereof, if any, or the consideration determined under Section 262 of the DGCL in exchange for Target Dissenting Shares, if any.  Pursuant to the Merger, no holder of Series D Stock will receive in exchange for Series D Stock, directly or indirectly, any consideration other than the Preferred Conversion Consideration and cash in lieu of a fractional share thereof, if any, or the consideration determined under Section 262 of the DGCL  in exchange for Target Dissenting Shares, if any.  Neither Parent nor a person related to Parent as defined in Treasury Regulation Section 1.368-1(e)(4) (a “Parent Related Person”) has participated, nor will participate, in a purchase, redemption or other acquisition of, Target Common Shares or Series D Stock, in connection with or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.  Neither Parent, any Parent Related Person nor any affiliate of Parent, has paid or will pay, in connection with the Merger or otherwise as part of a plan of which the Merger is a part, any amount to, or on behalf of, any Target shareholder in connection with any sale, redemption or other disposition of any Target Common Shares, Series D Stock or Parent Common Shares.  Any reference to Parent or Target in this paragraph includes a reference to any successor or predecessor of such corporation, except that Target is not treated as a predecessor of Parent and Parent is not treated as a successor of Target.  Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership.  For purposes of this Officer’s Certificate, an acquisition of Parent Common Shares, Target Common Shares or Series D Stock by a person pursuant to any transaction, agreement, arrangement or other understanding with Parent, Target, a person related to Target as defined in Treasury Regulation Section 1.368-1(e)(4) (a “Target Related Person”) or a Parent Related Person will be treated as made by Parent, Target, the Target Related Person or the Parent Related Person, respectively.

5.             Following the Merger, Target will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger.  Following the Merger, Target will hold at least ninety percent (90%) of the fair market value of

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Merger Sub’s net assets and at least seventy percent (70%) of the fair market value of Merger Sub’s gross assets held immediately prior to the Merger.  For purposes of this representation, amounts paid by Target or Merger Sub to shareholders who receive cash or other property, amounts used by Target or Merger Sub to pay reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by Target or Merger Sub in connection with the Merger, and any cash or other property used by Target or any of its subsidiaries to make payments to creditors in connection with the Merger will be included as assets of Target or Merger Sub, respectively, held immediately prior to the Merger.

6.             Except as otherwise provided in Section 7.6 of the Merger Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay their respective expenses, if any, incurred in connection with the Merger.

7.             There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Merger Sub), on the one hand, and Target (or any of its subsidiaries), on the other hand, that was issued, acquired or settled prior to the Effective Time at a discount or, to the knowledge of Parent, will be settled after the Effective Time at a discount.

8.             Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

9.             In the Merger, shares of Target representing control of Target, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent (except to the extent that cash is paid for fractional shares or cash or other consideration is paid for Target Dissenting Shares).  Furthermore, no expenses or liabilities of any Target stockholder will be assumed by Parent or Merger Sub, nor will any Target Common Shares or Series D Stock be acquired subject to any expenses or liabilities.  For purposes of this representation, if any stock of Target is exchanged for cash or other property originating with Parent, such stock will be treated as outstanding stock of Target on the date of the Merger.

10.           The Surviving Corporation will continue the “historic business” of Target or use a “significant portion” of Target’s “historic business assets” in a business following the Merger (as such terms are used in Treasury Regulation Section 1.368-1(d)).

11.           Parent is not an “investment company,” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

12.           None of the compensation received (or to be received) by any stockholder-employees of Target will be separate consideration for, or allocable to, any Target Common Shares or Series D Stock held by such shareholder-employees; none of the shares of Parent Common Shares or Parent Series A Preferred Shares issued to any stockholder-employees pursuant to the Merger Agreement are (or will be)

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separate consideration for, or allocable to, any employment agreement; and the compensation paid (or to be paid) to any shareholder-employees was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

13.           Parent has no stock repurchase program and has no current plan or intention to adopt such a plan.

14.           Neither Parent nor any Parent Related Person owns, nor has it owned during the past five (5) years, any shares of stock of Target.  Neither Parent nor any Parent Related Person has caused any other person to acquire stock of Target on behalf of Parent or a Parent Related Person, and will not directly or indirectly acquire any stock of Target in connection with the Merger, except as described in the Merger Agreement.

15.           Parent has not, directly or indirectly, transferred any cash or property to Target (or any entity controlled directly or indirectly by Target) for less than full and adequate consideration and has not made any loan to Target (or any entity controlled directly or indirectly by Target) in anticipation of the Merger.

16.           Parent has no plan or intention to liquidate, sell, merge, convert or otherwise dispose of Target or any of the assets of Target except for dispositions of assets made in the ordinary course of business.

17.           Parent is paying no consideration for the Target Shares other than the Merger Consideration, cash in lieu of a fractional share thereof or the consideration determined under Section 262 of the DGCL in exchange for Target Dissenting Shares, if any.

18.           Merger Sub will have no liabilities assumed by Target, and will not transfer to Target any assets subject to liabilities, in the Merger.

19.           Parent will not take, and Parent has no knowledge of any plan or intention of any of the Parent stockholders to take, any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code).

20.           Except for in accordance with the terms of the Separation Agreements, no stock or securities of Parent, or, to the knowledge of Parent, no stock or securities of Target, will be issued to any Target stockholder for services rendered to or for the benefit of Parent or Target in connection with the Merger.

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21.           No stock or securities of Parent, or, to the knowledge of Parent, no stock or securities of Target, will be issued to any Target stockholder for any indebtedness owed to any Target stockholder in connection with the Merger.

22.           The undersigned is authorized to make all of the representations set forth herein on behalf of Parent.

Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations.  Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement and the phrase “to the knowledge of Parent” and other similar phrases, shall have the meaning ascribed to such phrases in the Merger Agreement.  As used herein, the term “Separation Agreements” means (i) that certain Separation Agreement and Release, dated September 29, 2009, by and between Target and S. Jeffrey Johnson; and (ii) that certain Separation Agreement and Release, dated September 29, 2009, by and between Target and Ben Daitch.  Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

Parent understands that Thompson & Knight LLP, as counsel to Target, will rely, without further inquiry, on this certificate in rendering its opinion concerning certain of the United States federal income tax consequences of the Merger and hereby commits to inform them if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time.

[Signature page follows]

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IN WITNESS WHEREOF, I have, on behalf of Parent, caused this Officer’s Certificate to be executed on this [ ] day of                                    20    .

RESACA EXPLOITATION, INC.

By:
Chris Work
Vice President and Chief Financial Officer

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